Exhibit 99.2

BAKER & MCKENZIE	Project Royalty – ASPA
Draft 19.0 – December 12, 2005

ASSET AND SHARE PURCHASE AGREEMENT

dated December 12, 2005

regarding sale and purchase of

the assets of

EPCOS’ Tantalum Business

including

all shares in

EPCOS - PECAS E COMPONENTES ELECTRÓNICOS, S.A.,
Evora/Portugal

Table of Contents

1.	Certain Defined Terms and Abbreviations	6
2.	Current Status	14
3.	Sale and Transfer of German Non-production Business, EPCOS Portugal Shares and EPCOS Portugal Shareholder Loans; Sale of Foreign Inventories; Assumption of Foreign Contracts	18
4.	Transfer of Assets of the German Non-production Business	22
5.	Limited Assumption of Liabilities of the German Tantalum Business	26
6.	Employment Matters of the German Tantalum Business	28
7.	Assumption of Contracts of the German Tantalum Business and of Investment Contracts	33
8.	Third-party Consents and Other Conditions for the transfer of Certain Assets of the German Tantalum Business	38
8A.	Manufacturing on the Heidenheim Production Units; Sale of Front-end Production Unit, Back-end Production Unit and Heidenheim R&D Departments	39
8B.	Transfer of the Heidenheim R&D Employees	46
9.	Purchase Price	46
9A.	Heidenheim Production and R&D Purchase Price	50
10.	Determination and Payment of Purchase Price	51
11.	Closing Conditions and Closing	54
12.	Representations of Seller	60
13.	Representations and Warranties of Purchasers	75
14.	Covenants	76
15.	Remedies, Third-party Claims and Indemnities	80
16.	Taxes	84
17.	Limitations of Seller’s Liability	88
18.	Non-compete; Non-solicitation	90
18A.	Purchasers’ Guarantor	91
19.	Confidentiality and Public Announcements	91
20.	Notices	93
21.	Costs	94
22.	Miscellaneous	94

List of Exhibits

Exhibit 2.1 (1)	Front-end Production Unit
Exhibit 2.1 (2a)	Poly 30 Line
Exhibit 2.1 (2b)	Poly 60 Line
Exhibit 2.1 (3)	Back-end Production Unit
Exhibit 2.1 (4)	Heidenheim R&D Departments
Exhibit 2.4	EPCOS Portugal Shareholder Loans
Exhibit 2.5	EPCOS Portugal Cash Pooling Balance and balances of the cash pooling accounts
Exhibit 3.3	Sellers’ and Purchasers Affiliates Selling and Purchasing Foreign Inventories
Exhibit 3.4 (1)	Sellers’ and Purchasers Affiliates Transferring and Assuming Foreign Contracts
Exhibit 3.4 (2)	Exclusive Foreign Contracts
Exhibit 3.5 (iv)	Shared Foreign Contracts
Exhibit 4.1.1	Sold Intellectual Property Rights
Exhibit 4.1.2 (i)	Non-production Fixed Assets exclusively used for the German Tantalum Business
Exhibit 4.1.2 (ii)	Certain Non-Production Fixed Assets with shared use
Exhibit 4.1.3	Finished Goods
Exhibit 4.1.4	Receivables
Exhibit 4.1.6	Certain German Non-production Know-how
Exhibit 4.3 (v)	Certain Excluded Assets
Exhibit 4.6	Accounting Documentation
Exhibit 5.3 (iv)	Excluded Liabilities under Loan Agreements
Exhibit 6.1 (ii)	Heidenheim R&D Employees
Exhibit 6.1 (iii)	Munich Product Marketing Employees
Exhibit 6.2.5	Bonuses and Incentives of Certain Employees
Exhibit 7.2 (iii)	Certain Assumed Contracts
Exhibit 7.2 (iv)	Assumed New Contracts
Exhibit 7.2 (v)	Investment Contracts
Exhibit 7.3	Excluded Contracts
Exhibit 7.6 (iii)	Shared Contracts
Exhibit 8A.1	Manufacturing Contract
Exhibit 8A.3	Certain Excluded Production and R&D Assets
Exhibit 8A.3.1 (i)	Certain Fixed Production and R&D Assets
Exhibit 8A.3.1 (ii)	Certain Fixed Production and R&D Assets with shared use
Exhibit 8A.9 (iii)	Certain Production and R&D Contracts
Exhibit 8A.9 (iv)	New Production and R&D Contracts
Exhibit 8A.11 (iii)	Shared Production and R&D Contracts
Exhibit 9.2 (ii)	Actuarial Assumptions, Principles and Demographic Data
Exhibit 10.3	Order retrieval information and order types

Exhibit 11.1 (ii)	Transfer and Assumption Agreement regarding Investment Contracts
Exhibit 11.1 (iii)(1)	Description of F process of Poly 60 Line
Exhibit 11.1 (iii)(2)	Description of B process of Back-end Production Unit
Exhibit 11.1 (iii)(3)	Sublicense Agreement
Exhibit 11.6 (iii)	Transfer Notice re EPCOS Portugal
Exhibit 11.6 (iv)	Transfer Deed EPCOS Portugal Shareholder Loans
Exhibit 11.7	Closing Confirmation
Exhibit 12.1.2.2 (iv)	Articles of Association and Commercial Register Extract
Exhibit 12.1.2.2 (v)	Powers of Attorney for Bank Accounts of EPCOS Portugal
Exhibit 12.1.4 (i)	EPCOS AG Financial Statements
Exhibit 12.1.4 (ii)	EPCOS Portugal Financial Statements
Exhibit 12.1.4 (iii)	Management Accounts
Exhibit 12.1.4 (iv)	Certain Liabilities
Exhibit 12.1.5.1	Real Estate
Exhibit 12.1.5.2	Condition of Real Estate
Exhibit 12.1.6.1	Encumbrances of Fixed Assets and Inventories
Exhibit 12.1.7.1	Intellectual Property Rights
Exhibit 12.1.7.3	Violations of EPCOS Intellectual Property Rights
Exhibit 12.1.7.4	IT-System
Exhibit 12.1.8.2	Directors and Key Employees
Exhibit 12.1.8.3	Bonuses and Incentives of Key Employees
Exhibit 12.1.8.4	Collective Agreements
Exhibit 12.1.8.6	Exception of Compliance with Labour Laws
Exhibit 12.1.8.7	Work Stoppage
Exhibit 12.1.8.8	Labour Litigation
Exhibit 12.1.9.1	Material EPCOS Portugal Agreements
Exhibit 12.1.9.3 (1)	Capex Plan
Exhibit 12.1.9.3 (2)	Committed Capital Expenditures
Exhibit 12.1.10	Material Changes since January 1, 2005
Exhibit 12.1.10 (ii)	Determination Elements of Bonus Payments to Key Employees 2005
Exhibit 12.1.11 (1)	Material Insurance Policies
Exhibit 12.1.11 (2)	Insurance Claims
Exhibit 12.1.12.1	Missing Material Permits
Exhibit 12.1.12.3	Enquiries
Exhibit 12.1.13	Litigation
Exhibit 12.1.14	Top Suppliers and Customers
Exhibit 12.1.16.2	Environmental Non-compliance
Exhibit 12.1.16.3	Notices of Violations of Environmental Laws
Exhibit 12.1.16.4	Environmental Issues on EPCOS Portugal’s Real Estate
Exhibit 12.3 (1)	Seller’s Best Knowledge
Exhibit 12.3 (2)	Inquiry made by the Relevant Persons
Exhibit 14.1	Exceptions from Covenants
Exhibit 14.2	Certain Seller’s Guarantees
Exhibit 14.6	Transitional IT Agreement

ASSET AND SHARE PURCHASE AGREEMENT

by and between

1.                  EPCOS AG, a stock corporation (Aktiengesellschaft) under German law, having its domicile in Munich

- “Seller” -

2.                  KEMET Electronics GmbH, a limited liability corporation (GmbH) under German law,      having its domicile in Munich

- “German Purchaser” -

3.                   KEMET Electronics S.A., a stock corporation under Swiss law, having its domicile in Geneva

- “Purchaser II” and collectively with the German Purchaser, the “Purchasers”-

4.                   KEMET Corporation, a stock corporation under the laws of the State of Delaware, United States, having its domicile in Simpsonville, SC/USA

- “Purchasers’ Guarantor” -

Seller, Purchasers and Purchasers’ Guarantor a “Party”

and collectively the “Parties”

PREAMBLE

A.            Seller is active in the business of development, manufacturing and marketing of passive electronic components, including tantalum and other capacitors.

B.            In pursuit of a strategic decision to concentrate its business activities, Seller intends to divest itself of its tantalum capacitor business including the shares in its Portuguese subsidiary EPCOS - PEÇAS E COMPONENTES ELECTRÓNICOS, S.A.

C.            Purchasers wish to purchase and acquire Seller’s tantalum capacitor business and said shares from Seller and Seller wishes to sell and transfer such assets and shares to Purchasers upon the terms and conditions of this Agreement.

D.            Purchasers’ Guarantor is the ultimate parent company of Purchasers and intends to back-up Purchasers’ obligations under this Agreement.

NOW, THEREFORE, the Parties agree as follows:

1.             Certain Defined Terms and Abbreviations

In this Agreement, except where set forth otherwise, the following terms and abbreviations shall have the following meanings:

“Affiliates”: any individual persons or Legal Entities who or which are affiliated enterprises (verbundene Unternehmen) within the meaning of Section 15 AktG.

“Agreement” shall mean this agreement and its exhibits.

“AktG”: the German Stock Corporation Act (Aktiengesetz).

“AO”: the German Tax Code (Abgabenordnung).

“Applicable Employees”: as defined in Section 18.1.2.

“Applicable Law”: all applicable laws, statutes, rules, regulations, injunctions, decrees, policies or guidelines promulgated, or judgments, decisions or orders entered by any Authority.

“Acquisition Proposal”: as defined in Section 14.7.

“Asset Base Amount”: as defined in Section 9.2.

“Asset Purchase Price”: as defined in Section 9.1.

“Assumed Contracts”: as defined in Section 7.2.

“Assumed New Contracts”: as defined in Section 7.2.

“Assumed Liabilities”: as defined in Section 5.2.

“Authority”: any court or agency or body of the public administration (Behörde), whether national, state, municipal, supranational or other, within the meaning of Section 1 (4) of the German Federal Public Administration Code (Verwaltungsverfahrensgesetz) or under the laws of any other jurisdiction.

“Back-end Production Unit”: as defined in Section 2.1 (i).

“Basket”: as defined in Section 17.1.

“BGB”: the German Civil Code (Bürgerliches Gesetzbuch).

“Breach”: as defined in Section 15.1.

“Business”: as defined in Section 2.1.

“Business Days”: any days other than Saturdays, Sundays and public holidays in Munich, Germany.

“Business Financial Statements”: as defined in Section 12.1.4.

“Cap”: as defined in Section 17.1.

“Capex Plan”: as defined in Section 12.1.9.3.

“Cash Pooling Agreement”: as defined in Section 2.5.

“Closing”: as defined in Section 11.6.

“Closing Actions”: as defined in Section 11.6.

“Closing Conditions”: as defined in Section 11.1.

“Closing Confirmation”: as defined in Section 11.7.

“Closing Date”: as defined in Section 11.6.

“Closing Date Calculation”: as defined in Section 10.2.

“Closing Date Foreign Inventories Purchase Price”: as defined in Section 3.3.

“Closing Date Net Working Capital”: as defined in Section 9.1.

“Closing Date Order Volume”: as defined in Section 10.3.

“Contractual Interest Rate”: as defined in Section 10.6.

“Costs of Employment”: any Remuneration paid to any employees.

“De Minimis Amount”: as defined in Section 17.1.

“Director”: any member of the supervisory board (Mitglied des Aufsichtsrats oder Verwaltungsrats), non-executive member of the board of directors or member of any other statutory non-executive or supervisory body of any Legal Entity in any jurisdiction.

“Disclosure Exhibits”: as defined in Section 12.1.

“Environmental Laws”: means all Applicable Laws (Gesetze, Verordnungen, Satzungen), ordinances (Verwaltungsvorschriften), rules, technical directives and regulations (technische Normen und Regelwerke) and administrative contracts (öffentlich-rechtliche Verträge) and administrative orders relating to environmental matters (such as protection of the environment, of human health and safety).

“EPCOS AG Financial Statements”: as defined in Section 12.1.4.

“EPCOS Portugal”: as defined in Section 2.1.

“EPCOS Portugal Base Amount”: as defined in Section 9.3 (i).

“EPCOS Portugal Cash Pooling Balance”: as defined in Section 2.5.

“EPCOS Portugal Closing Date Net Debt”: as defined in Section 9.3 (ii).

“EPCOS Portugal Financial Statements”: as defined in Section 12.1.4.

“EPCOS Portugal Net Working Capital”: as defined in Section 9.5.1.

“EPCOS Portugal Shares”: as defined in Section 2.3.

“EPCOS Portugal Shareholder Loans”: as defined in Section 2.4.

“Excess Employees”: as defined in Section 6.4.1.

“Excluded Assets”: as defined in Section 4.3.

“Excluded Contracts”: as defined in Section 7.3.

“Excluded Liabilities”: as defined in Section 5.3.

“Exclusive Foreign Contracts”: as defined in Section 3.4.

“Exclusive Foreign Contract Sale, Transfer and Assumption Agreements”: as defined in Section 3.4.

“Experts”: as defined in Section 7.5.3.

“Final Purchase Price”: as defined in Section 10.2.

“Fixed Assets”: as defined in Section 4.1.2.

“Foreign Inventories”: as defined in Section 3.3.

“Foreign Inventories Sale and Purchase Agreements”: as defined in Section 3.3.

“Front-end Production Unit”: as defined in Section 2.1 (i).

“GAAP”: accounting (including valuation and consolidation) principles generally accepted in the stated jurisdiction, including self-regulations and standards set by standard-setting institutions operating subject to such principles.

“German Business Net Working Capital”: as defined in Section 9.5.2.

“German Non-production Business”: as defined in Section 2.1.

“German Tantalum Business”: as defined in Section 2.1.

“German VAT”: as defined in Section 16.8.

“Hazardous Materials”: means any pollutants, contaminants or toxic substances that are defined as such (certainly or potentially) or otherwise regulated, monitored or subject to reporting by any state or governmental or public body or authority under any Environmental Laws, in particular any dangerous substances as defined in Article 2 (2) of the European Community Council Directive 67/548 EEC, as amended.

“Heidenheim Net Working Capital”: as defined in Section 9A.2.

“Heidenheim Production and R&D Purchase Price”: as defined in Section 9A.1.

“Heidenheim Production Employees”: as defined in Section 6.1 (i).

“Heidenheim Production End Date”: as defined in Section 8A.1.

“Heidenheim Production Units”: as defined in Section 2.1.

“Heidenheim R&D Departments”: as defined in Section 2.1.

“Heidenheim R&D Employees”: as defined in Section 6.1 (ii).

“Heidenheim Tantalum Business”: as defined in Section 2.1.

“HGB”: shall mean the German Commercial Code (Handelsgesetzbuch - HGB).

“Indemnified Party”: as defined in Section 15.4.1.

“Indemnifying Party”: as defined in Section 15.4.1.

“Insurance Policies”: as defined in Section 12.1.11.1.

“Intellectual Property Rights”: all patents and patent applications, utility models (Gebrauchsmuster), registered designs (Geschmacksmuster), trade secrets, manufacturing and testing processes, know-how and trade marks (Marken).

“Inventory”: as defined in Section 9.5.1.

“Investment Contracts”: as defined in Section 7.1.

“Joint Salesforce”: as defined in Section 6.6.

“Key Employees”: as defined in Section 12.1.8.2.

“Legal Entity”: any corporation, company, partnership, association or other legal entity whether having separate legal personality or not established pursuant to the laws of any jurisdiction.

“Liens”: any lien, lease, sublease, mortgage, pledge, charge, security interest, claim, option, condition, covenant, right of way, reservation, right of first refusal, servitude, easement, restriction on transfer, and restriction of record and any other encumbrances or adverse claim of any kind or nature.

“MACO”: shall mean Panasonic Electronic Devices Co., Ltd. (formerly Matsushita Electronic Components Co., Ltd.).

“Management Accounts”: as defined in Section 12.1.4.

“Manufacturing Contract”: as defined in Section 8A.1.

“Material Adverse Effect”: as defined in Section 12.5.

“Material Agreements”: as defined in Section 12.1.9.1.

“Material EPCOS Portugal Agreements”: as defined in Section 12.1.9.1

“MEI”: shall mean Matsushita Electric Industrial Co. Ltd.

“Munich Product Marketing Employees”: as defined in Section 6.1 (iii).

“Munich Product Marketing Department”: as defined in Section 2.1.

“Net Debt”: as defined in Section 9.4.

“Net Working Capital”: as defined in Section 9.5.

“New Production and R&D Contracts”: as defined in Section 8A.9.

“Non-Compete Period”: as defined in Section 18.1.2.

“Non-production Assets”: as defined in Section 4.1.

“Non-production Fixed Assets”: as defined in Section 4.1.2.

“Ordinary Course of Business”: as defined in Section 12.4.

“Officer”: any managing director (Geschäftsführer), member of the management board (Mitglied des Vorstandes oder der Geschäftsleitung) or any other statutory executive representative (gesetzlicher Vertreter) of any Legal Entity in any jurisdiction.

“Pension Liabilities”: as defined in Section 9.2 (ii).

“Pension Plan”: as defined in Section 9.2 (ii).

“Poly Lines”: as defined in Section 2.1 (i).

“Poly 30 Line”: as defined in Section 2.1 (i).

“Poly 60 Line”: as defined in Section 2.1 (i).

“Portuguese State”: any entity, body, authority of the Portuguese administration, namely but not exclusively, Agência Portuguesa para o Investimento (API), ICEP – Investimento, Comércio e Turismo de Portugal (ICEP) and Instituto de Apoio às Pequenas e Médias Empresas e ao Investimento (IAPMEI).

“Preliminary Heidenheim Production and R&D Purchase Price”: as defined in Section 9A.1 (i).

“Preliminary Purchase Price”: as defined in Section 10.1.

“Production and R&D Assets”: as defined in Section 8A.3.

“Production and R&D Contracts”: as defined in Section 8A.9.

“Production and R&D Fixed Assets”: as defined in Section 8A.3.1.

“Production and R&D Inventory”: as defined in Section 8A.3.2.

“Production and R&D Liabilities”: as defined in Section 8A.8.

“Production Transfer and Assumption Agreement”: as defined in Section 8A.3.

“Production and R&D Liabilities”: as defined in Section 8A.8.

“Proprietary Information”: as defined in Section 19.2.

“Purchase Price”: as defined in Section 9.1.

“Purchasers’ Claim”: as defined in Section 15.1.

“Purchasers’ Foreign Affiliates”: as defined in Section 3.4.

“Purchasers’ Representatives”: as defined in Section 14.8.

“Real Estate”: as defined in Section 12.1.5.1.

“Receivables”: as defined in Section 4.1.4.

“Reference Date”: as defined in Section 10.1.

“Reference Date Foreign Inventories Purchase Price”: as defined in Section 3.3.

“Remuneration”: any salary, bonus, gratifications, payment for non-taken vacation, other benefits in cash or in kind, employer’s social security contributions and other payments owed to or in respect of any employee as a remuneration for his or her services, including pension costs. Remuneration shall in no event include wage taxes, employee’s social security contributions, other withholdings, expenses, costs of internal HR administration and external HR advisers.

“Representatives”: the Directors, Officers, employees, agents, consultants and professional advisers of any individual person or Legal Entity.

“Review Period”: as defined in Section 10.3.

“Secondary Recipients”: as defined in Section 19.4.

“Selected Joint Salesforce”: as defined in Section 6.6.

“Seller’s Affiliates” shall be any Affiliates of Seller.

“Seller’s Best Knowledge”: as defined in Section 12.3.

“Seller’s Bring Down Certificate”: as defined in Section 11.1.

“Seller’s Foreign Affiliates”: as defined in Section 3.4.

“Seller’s Guarantees”: as defined in Section 14.2.

“Seller’s Indemnitees”: as defined in Section 17.3.

“Seller’s Representatives”: as defined in Section 14.8.

“Settlement Firm”: as defined in Section 10.4.

“Share Purchase Price”: as defined in Section 9.1.

“Shared Contracts”: as defined in Section 7.6.

“Shared Foreign Contracts”: as defined in Section 3.4.

“Shared Production and R&D Contracts”: as defined in Section 8A.11.

“Signing Date”: the date of signing of this Agreement.

“Sold Intellectual Property Rights”: as defined in Section 4.1.1.

“Statement of Objections”: as defined in Section 10.3.

“Sublicense Agreement”: as defined in Section 11.3 (iii).

“Systems”: as defined in Section 12.1.7.4.

“Tantalum Business”: as defined in Section 2.1.

“Tantalum Supplier”: as defined in Section 8.3.

“Tantalum Supply Contract”: as defined in Section 8.3.

“Target Heidenheim Net Working Capital”: shall mean an amount of EUR 2,700,000 (Euro two million seven hundred thousand).

“Target Net Working Capital”: shall mean an amount of EUR 18,419,000 (Euro eighteen million four hundred nineteen thousand) as reflected in the Management Accounts attached as Exhibit 12.1.4 (iii).

“Target Order Volume”: shall mean an amount of EUR 18,000,000 (Euro eighteen million).

“Taxes”: all direct, indirect or ancillary taxes (steuerliche Nebenleistungen), duties, withholdings, imposts and levies imposed by any national, state or municipal or other Tax Authority, as well as social security taxes and social security contributions, and all related charges, interest, penalties, fines and expenses including, without limitation, any taxes, levies or duties within the meaning of Section 3 AO.

“Tax Authority” and “Taxing Authority”: any government, state, municipal, local, federal or other fiscal, revenue, social security, customs or executive authority, body or official anywhere in the world exercising a fiscal, revenue, customs or executive function, including, without limitation, the Portuguese Tax General Direction (Direcção Geral dos Impostos).

“Termination Costs”: any severance payments (whether mandatory or voluntarily agreed) including, for the avoidance of doubt, any compensation costs (Nachteilsausgleichskosten) pursuant to Section 113 BetrVG, payment of Remuneration during notice period with release from active duty (Freistellung), reimbursement of unemployment benefits and other costs triggered by the termination of employment of any employee, unless such other costs are Costs of Employment attributable to the period of employment prior to termination.

“Territory”: as defined in Section 18.1.2.

“Third-party Claim”: as defined in Section 15.4.2.

“Third-party Consents”: as defined in Section 8.1.

“Transitional IT Agreement”: as defined in Section 14.6.

“VAT”: Value added Tax assessed under the Tax laws of any jurisdiction.

2.             Current Status

2.1           The Tantalum Business. Seller is engaged, in addition to other business activities, in a business consisting of the development, manufacturing, sale and product marketing of tantalum capacitors (the “Tantalum Business”). The Tantalum Business is carried out

(i)            in Germany

(a)           at a site of Seller in Heidenheim/Germany responsible for:

(y)           the manufacture of tantalum capacitors on the following production units (the “Heidenheim Production Units”):

(1)           the front-end production unit described in Exhibit 2.1 (1) (the “Front-end Production Unit”);

(2)           the polymerization line Poly 30 described in Exhibit 2.1 (2a) (the “Poly 30 Line”) and the polymerization line Poly 60 described in Exhibit 2.1 (2b) (the “Poly 60 Line”) (together the “Poly Lines”); and

(3)           the back-end production unit described in Exhibit 2.1 (3) (the “Back-end Production Unit”); and

(z)           research and development activities related to tantalum capacitors (including the Heidenheim R&D Employees as set forth in Section 6.1 (ii)) (the “Heidenheim R&D Departments”) as described in Exhibit 2.1 (4)

(collectively the “Heidenheim Tantalum Business”); and

(b)          the German non-production business consisting of a self-contained department of Seller’s product marketing unit located in Munich/Germany (including the Munich Product Marketing Employees as set forth in Section 6.1 (iii)) (the “Munich Product Marketing Department”) together with

(1)           the Non-Production Assets as defined in Section 4.1;

(2)           the Assumed Liabilities as defined in Section 5.2; and

(3)           the Assumed Contracts as defined in Section 7.2;

(collectively the “German Non-production Business”) and

(ii)           through Seller’s Affiliate EPCOS - PEÇAS E COMPONENTES ELECTRÓNICOS, S.A. (“EPCOS Portugal”).

The German Non-production Business and the Heidenheim Tantalum Business shall in the following be referred to as the “German Tantalum Business”. The business of EPCOS Portugal and the German Non-production Business shall in the following be referred to as the “Business”.

2.1a         Summary of Transaction. Under this Agreement Seller intends to sell and transfer to Purchasers, and Purchasers intend to purchase and accept the transfer from Seller of, the Business, the Heidenheim R&D Departments and certain assets of the Heidenheim Production Units. The sale and transfer shall be made in basically two stages, each of which involves several steps, as follows:

(i)            Stage I: As of the Closing the Tantalum Business except for the Heidenheim Production Units and Heidenheim R&D Departments will be transferred to Purchasers. The transfer includes the Business and the Foreign Inventories and Exclusive Foreign Contracts as described in Section 2.1a.3 and 2.1a.2.

(ii)           Stage II: As of the Heidenheim Production End Date certain equipment of the Heidenheim Production Units and the Heidenheim R&D Departments will be transferred to Purchasers as described in Section 2.1a.5 through 2.1a.7.

2.1a.1      Sale and Transfer of the Business.

(i)            By virtue of Section 3.1 German Purchaser purchases from Seller the German Non-production Business. The transfer of the German Non-production Business to German Purchaser is made by virtue of the transfer provisions in Sections 4 through 7 and will be effective as of the Closing Date.

(ii)           By virtue of Section 3.1 Purchaser II purchases from Seller all shares in EPCOS Portugal. The transfer of the shares in EPCOS Portugal to Purchaser II will be made under this Agreement on the Closing Date and will be effective as of the Closing Date.

The purchase of the German Non-production Business and the shares in EPCOS Portugal is tantamount to a purchase of the Business. Together with the purchase of the Business German Purchaser shall be entitled to enter into employment relationships with up to three (3) selected Heidenheim R&D Employees (Section 6.2.2).

2.1a.2      Sale and Transfer of Foreign Inventories and Exclusive Foreign Contracts. Pursuant to Section 3.3 and 3.4 Purchaser and certain Affiliates of Purchasers will purchase from certain Affiliates of Seller the Foreign Inventories (as defined in Section 3.3) and the Exclusive Foreign Contracts (as defined in Section 3.4). The sale shall be made by virtue of certain Foreign Inventories Sale and Purchase Agreements (as defined in Section 3.3) and certain Exclusive Foreign Contracts Sale, Transfer and Assumption Agreements (as defined in Section 3.4) to be executed by the designated parties thereto on the Closing Date. Such agreements shall provide for a transfer of the Foreign Inventories and Exclusive Foreign Contracts effective as of the Closing Date.

2.1a.3      Manufacturing under Manufacturing Contract. Until the Heidenheim Production End Date (as defined in Section 8A.1) the entire Heidenheim Production Units, consisting of the Front-end Production Unit, the Poly Lines and the Back-end Production Unit, shall remain with Seller. With the Heidenheim Production Units Seller shall manufacture tantalum capacitors to be sold and delivered to German Purchaser and certain of its Affiliates under a manufacturing contract (the “Manufacturing Contract” as defined in Section 8A.1). Such manufacturing shall end not later than the Heidenheim Production End Date.

2.1a.4      Sale and Transfer of Front-end Production Unit and Back-end Production Unit. By virtue of Section 8A.2 German Purchaser purchases from Seller certain assets of the Front-end Production Unit and Back-end Production Unit. The transfer of the assets of the Front-end Production Unit and Back-end Production Unit to German Purchaser will be made by virtue of a transfer agreement to be agreed upon and executed on or prior to the Heidenheim Production End Date (the “Production Transfer and Assumption Agreement” as defined in Section 8A.10). Seller will de-install and German Purchaser will relocate the Front-end Production Unit and Back-end Production Unit (Section 8A.5). The transfer will be effective as of the completion of the de-installation.

2.1a.5      Sale and Transfer of Heidenheim R&D Departments. By virtue of Section 8A.2 German Purchaser purchases, together with the Front-end Production Unit and Back-end Production Unit, the remainder of the Heidenheim R&D Departments. The transfer of the Heidenheim R&D Departments to Purchaser will be made by virtue of the Production Transfer and Assumption Agreement and will be effective as of the Heidenheim Production End Date.

2.2           [Intentionally left blank]

2.3           EPCOS Portugal. EPCOS Portugal is a stock corporation under the laws of Portugal, having its domicile in Evora/Portugal and being registered with the Companies House C.R.C. Evora under HRB 2056. Seller holds the entire stated capital of EPCOS Portugal in the amount of EUR 10,000,000 consisting of 2,000,000 shares with the nominal amount of EUR 5.00 (the “EPCOS Portugal Shares”).

2.4           EPCOS Portugal Shareholder Loans. Seller has granted to EPCOS Portugal certain loans (the “EPCOS Portugal Shareholder Loans”) in amounts outstanding as of Signing Date (including interest accrued) as shown in Exhibit 2.4.

2.5           Cash Pooling Agreement. Deutsche Bank AG, Seller, EPCOS Portugal and certain other Seller’s Affiliates entered into a cash pooling agreement dated August 24, 2001 with respect to Euro accounts and certain foreign currency accounts (the “Cash Pooling Agreement”). The balances of each of these accounts to which EPCOS Portugal is a party as of two (2) Business Day before the Signing Date and the EPCOS Portugal Cash Pooling Balance are shown in Exhibit 2.5. The “EPCOS Portugal Cash Pooling Balance” means the aggregate balance of all accounts listed in Exhibit 2.5 comprising all liabilities and receivables (including any accrued and unpaid interest thereon) of EPCOS Portugal under the Cash Pooling Agreement. Seller shall procure that EPCOS Portugal terminates the Cash Pooling Agreement with effect as of one (1) Business Day prior to the scheduled Closing Date and shall deliver to Purchaser II Seller’s good faith estimate of the EPCOS Portugal Cash Pooling Balance as of such date. The balances of the accounts not denominated in Euro shall for purposes of calculating the EPCOS Portugal Cash Pooling Balance be translated into Euro in accordance with Section 22.13, provided that such translation shall be made for all such accounts with the foreign currency exchange rate prevailing on such date. In case such EPCOS Portugal Cash Pooling Balance is owed by EPCOS Portugal to Seller, Purchaser II (or EPCOS Portugal with funds provided by Purchaser II) shall pay the EPCOS Portugal Cash Pooling Balance to Seller on the Closing Date. In case such EPCOS Portugal Cash Pooling Balance is owed to EPCOS Portugal by Seller, Seller shall pay the EPCOS Portugal Cash Pooling Balance to EPCOS Portugal on the Closing Date.

3.             Sale and Transfer of German Non-production Business, EPCOS Portugal Shares and EPCOS Portugal Shareholder Loans; Sale of Foreign Inventories; Assumption of Foreign Contracts

3.1           Sale. Seller hereby sells the German Non-production Business to German Purchaser with commercial effect as of the Closing Date. Further, Seller hereby sells the EPCOS Portugal Shares and any and all claims of Seller under the EPCOS Portugal Shareholder Loans, including, without limitation claims for repayment of principal and payment of interest, to Purchaser II with commercial effect as of the Closing Date.

3.2           Transfer. The transfer of the German Non-production Business to German Purchaser shall take place pursuant to Section 4 through 8 with effect as of the Closing Date. Seller hereby transfers subject to the condition precedent (aufschiebende Bedingung) of the occurrence of the Closing and with effect from the Closing Date the EPCOS Portugal Shares to Purchaser II and Purchaser II hereby accepts such transfer. The transfer of the EPCOS Portugal Shares and the claims under the EPCOS Portugal Shareholder Loans shall be made in accordance with Portuguese law on the Closing Date.

3.3           Sale of Foreign Inventories. Seller shall procure that on or prior to the Closing Date certain Affiliates of Seller set forth in Exhibit 3.3 shall sell to Purchasers or certain Affiliates of Purchasers set forth in Exhibit 3.3 all inventories owned by such Affiliates of Seller and relating exclusively to the Tantalum Business (the “Foreign Inventories”) upon the terms and conditions set forth in this Section 3.3. The sale shall be made at fair market value (plus locally applicable value added tax) on the basis of sale and purchase agreements in accordance with locally applicable laws (the “Foreign Inventories Sale and Purchase Agreements”). The Foreign Inventories Sale and Purchase Agreements shall be agreed upon between the Parties and the designated parties to the Foreign Inventories Sale and Purchase Agreements as set forth in Exhibit 3.3 in good faith as soon as reasonably possible after the Signing Date and shall include provisions, as appropriate under Applicable Law, implementing the following terms:

(i)            The parties to the Foreign Inventories Sale and Purchase Agreements shall stipulate as fair market value of the Foreign Inventories the book value of such inventories (a) as determined under US GAAP and reflected in the local-entity financial statements prepared under US GAAP of the respective Seller’s Affiliates prepared as of the Reference Date as set forth in Section 10.1 of this Agreement and (b) adjusted, upward or downward in value, by a physical stocktaking of the Foreign Inventories as of the Closing Date consistent with Section 3.3(ii). The amount of the fair market value determined pursuant to this Section 3.3(i)(a) (the respective “Reference Date Foreign Inventories Purchase Price”) shall in each case be paid on the Closing Date by German Purchaser as payment agent (Zahlstelle) for the purchaser under the respective Foreign Inventories Sale and Purchase Agreement to Seller as payment receipt agent (Zahlungsempfangsstelle) for the seller under the respective Foreign Inventories Sale and Purchase Agreement.

(ii)           The physical stocktaking referred to in Section 3.3(i)(b) shall be made by the parties to the Foreign Inventories Sale and Purchase Agreements as soon as possible after the Closing Date. For the case that the parties cannot agree on the result of the physical stocktaking within sixty (60) days after the Closing Date a provision equivalent to Section 10.4 of this Agreement shall be included in the Foreign Inventories Sale and Purchase Agreements. The amount of the fair market value as of the Closing Date determined pursuant to Section 3.3(i)(b) by the physical stocktaking shall be the “Closing Date Foreign Inventories Purchase Price”. If and to the extent that for any Foreign Inventories the Closing Date Foreign Inventories Purchase Price is higher or lower than the Reference Date Foreign Inventories Purchase Price, such difference shall not be settled between the parties to the respective Foreign Inventories Sale and Purchase Agreements, but such difference shall as between Seller and the seller under the respective Foreign Inventories Sale and Purchase Agreement be added to or deducted from the amount which Seller acting as payment receipt agent for the seller under the respective Foreign Inventories Sale and Purchase Agreement has to pass on to such seller.

(iii)          The Foreign Inventories Sale and Purchase Agreements shall provide for a transfer of the respective Foreign Inventories to the purchaser under the respective Foreign Inventories Sale and Purchase Agreement as of the Closing Date.

(iv)          The Foreign Inventories Sale and Purchase Agreements shall not provide for any representations and warranties, indemnities or further obligations of the sellers other than the obligation to transfer title and possession to the respective inventories on the Closing Date. To the extent permitted by locally applicable laws any statutory liabilities of the sellers shall be excluded.

For all purposes of this Agreement, except for Section 4.1.3 and Section 9.5, but including, without limitation, Section 4.1 last paragraph, the representations and warranties of Seller and the covenants of Seller, the Foreign Inventories shall be considered to constitute Inventories and to be owned by Seller.

3.4           Assumption of Exclusive Foreign Contracts. Seller shall procure that on or prior to the Closing Date certain Affiliates of Seller set forth in Exhibit 3.4 (1) (the “Seller’s Foreign Affiliates”) shall sell to Purchasers or certain Affiliates of Purchasers set forth in Exhibit 3.4 (1) (the “Purchasers’ Foreign Affiliates”) all rights under the Exclusive Foreign Contracts and Purchasers shall procure that on or prior to the Closing Date Purchasers’ Foreign Affiliates shall assume from Seller’s Foreign Affiliates all obligations under the

Exclusive Foreign Contracts, subject to the condition precedent (aufschiebende Bedingung) of the occurrence of the Closing and with commercial effect as of the Closing Date.

“Exclusive Foreign Contracts” shall mean the following contracts, orders and contractual offers not yet completed as of the Closing Date by either party if and to the extent that they relate exclusively to the Tantalum Business:

(i)            all (a) orders of Seller’s Foreign Affiliates with Seller or EPCOS Portugal as suppliers to the Seller’s Foreign Affiliates, and (b) contractual offers extended by Seller’s Foreign Affiliates to Seller or EPCOS Portugal or by Seller or EPCOS Portugal to Seller’s Foreign Affiliates, in each case entered into in the Ordinary Course of Business,

(ii)           all (a) orders of customers of Seller’s Foreign Affiliates with Seller’s Foreign Affiliates, and (b) contractual offers extended by such customers to Seller’s Foreign Affiliates or by Seller’s Foreign Affiliates to such customers, in each case entered into in the Ordinary Course of Business,

(iii)          all general agreements between Seller’s Foreign Affiliates and their suppliers or customers implementing general terms and conditions of business (Konditionenvereinbarungen), setting forth certain prices (Preisvereinbarungen) or securing a certain level of quality (Qualitätsvereinbarungen) entered into in the Ordinary Course of Business,

(iv)          all further contracts, orders and contractual offers of any Seller’s Foreign Affiliates as exclusively listed or described in Exhibit 3.4 (2), and

(v)           subject to German Purchaser’s consent if required pursuant to Section 14.1 (xviii) (which consent shall not be unreasonably withheld), all other contracts, orders and contractual offers of any Seller’s Foreign Affiliates which relate exclusively to the Business and which have been entered into between the date of this Agreement and the Closing Date within the Ordinary Course of Business. The contracts falling under item (v) shall be included into Exhibit 7.2 (iv).

The sale shall be made in consideration for the assumption by Purchasers or Purchasers’ Affiliates, with full release of Seller and Seller’s Affiliates, of the obligations under such Exclusive Foreign Contracts.

The sale of the rights under the Exclusive Foreign Contracts and the transfer of such rights and assumption of obligations shall be made on the basis of sale, transfer and assumption agreements in accordance with locally applicable laws (the “Exclusive Foreign Contract Sale, Transfer and Assumption Agreements”). Such Exclusive Foreign Contract Sale, Transfer and Assumption Agreements shall be agreed upon between the Parties and the designated parties to such Foreign Contract Sale, Transfer and Assumption Agreements as set forth in Exhibit 3.4 (1) in good faith as soon as reasonably possible after the Signing Date and shall include provisions, as appropriate under Applicable Law, equivalent to Sections 7.4, 7.5 and Section 8 of this Agreement, but shall not provide for any representations and warranties, indemnities or further obligation of sellers other than the obligation to transfer the respective rights and to consent to the assumption by Purchasers or the respective Purchasers’ Affiliates of the respective obligations on the Closing Date. To the extent permitted by locally applicable laws any statutory liabilities of the sellers shall be excluded.

For purposes of the representations and warranties of Seller, the covenants of Seller and Section 15 through 17 of this Agreement, those of the Exclusive Foreign Contracts which by their subject matter fall under any of the categories of agreements set forth in Section 12.1.9.1 (i) through (xiv) and the absence of which would have a Material Adverse Effect, shall be considered Material Agreements.

3.5           Shared Foreign Contracts. “Shared Foreign Contracts” shall mean the following contracts, orders and contractual offers not yet completed as of the Closing Date by either party if and to the extent that they provide for (y) deliveries or services by third parties which are used both for the Tantalum Business and other businesses of Seller or (z) deliveries or services provided by the Tantalum Business and other businesses of Seller to third parties:

(i)            all (a) orders of Seller’s Foreign Affiliates with Seller or EPCOS Portugal as suppliers to the Seller’s Foreign Affiliates, and (b) contractual offers extended by Seller’s Foreign Affiliates to Seller or EPCOS Portugal or by Seller or EPCOS Portugal to Seller’s Foreign Affiliates, in each case entered into in the Ordinary Course of Business,

(ii)           all (a) orders of customers of Seller’s Foreign Affiliates with Seller’s Foreign Affiliates, and (b) contractual offers extended by such customers to Seller’s Foreign Affiliates or by Seller’s Foreign Affiliates to such customers, in each case entered into in the Ordinary Course of Business,

(iii)          all general agreements between Seller’s Foreign Affiliates and their suppliers or customers implementing general terms and conditions of business (Konditionenvereinbarungen), setting forth certain prices (Preisvereinbarungen) or securing a certain level of quality (Qualitätsvereinbarungen) entered into in the Ordinary Course of Business,

(iv)          all further contracts, orders and contractual offers of any Seller’s Foreign Affiliates as exclusively listed or described in Exhibit 3.5 (iv), and

(v)           subject to German Purchaser’s consent if required pursuant to Section 14.1 (xviii) (which consent shall not be unreasonably withheld), all other contracts, orders and contractual offers of any Seller’s Foreign Affiliates which do not relate exclusively to the Business and which have been entered into between the date of this

Agreement and the Closing Date within the Ordinary Course of Business. The contracts falling under item (v) shall be included into Exhibit 7.2 (iv).

To the Shared Foreign Contracts, Section 7.6 of this Agreement shall apply accordingly.

3.6           No Sale and Transfer of Certain Receivables and Payables. For the avoidance of doubt, accounts receivable and payable related to deliveries or services of Seller or Seller’s Affiliates which have already been performed under the Exclusive Foreign Contracts or the Shared Foreign Contracts on or prior to the Closing Date shall not be transferred to Purchaser or Purchaser’s Affiliates, unless they are part of the German Business Net Working Capital.

3.7           Volume of Orders and Forecasts. The orders referred to in Section 3.4 (i) and (ii) and in Section 3.5 (i) and (ii), together with the respective third parties’ order forecasts, had as of September 30, 2005 a total volume of approximately EUR 15,400,000 (Euro fifteen million four hundred thousand), it being understood that Seller has derived this figure in good faith from its IT system but has not verified such figure in any other manner.

4.             Transfer of Assets of the German Non-production Business

4.1           Transfer. Seller hereby transfers (überträgt dinglich) subject to the condition precedent (aufschiebende Bedingung) of the occurrence of the Closing and with effect from the Closing Date to German Purchaser all of the following assets of the German Non-production Business (the “Non-production Assets”), unless they constitute Excluded Assets:

4.1.1        the Intellectual Property Rights listed in Exhibit 4.1.1 (the “Sold Intellectual Property Rights”);

4.1.2        (i) Certain Fixed Assets (bewegliche Gegenstände des Sachanlagevermögens; “Fixed Assets”) exclusively used for the German Non-production Business located on or in transit to or from the premises of Seller and used by Seller exclusively for the German Non-production Business as of the Closing Date, including, without limitation, those listed in Exhibit 4.1.2 (i) and (ii) the Fixed Assets set forth in Exhibit 4.1.2 (ii) (collectively the “Non-production Fixed Assets”);

4.1.3        all finished goods (fertige Erzeugnisse) located on or in transit to or from the premises of Seller and used by Seller exclusively for the German Tantalum Business as of the Closing Date, including, without limitation, those listed in Exhibit 4.1.3 and including such finished goods on consignment with third parties;

4.1.4        all receivables and other assets of the kind listed in United States Securities and Exchange Commission Regulation S-X § 210.5-02 No. 3, 4 and 8 generated in the

German Tantalum Business as per the Closing Date, except for (i) receivables resulting from the return of any material or services returned to any suppliers or other receivables related to the supply of material or services for the production on the Heidenheim Production Units, and (ii) receivables related to deliveries or services of Seller which have already been performed under the Exclusive Foreign Contracts or the Shared Foreign Contracts on or prior to the Closing Date, unless they are part of the German Business Net Working Capital (the receivables to be transferred the “Receivables”), including, without limitation, those listed in Exhibit 4.1.4, and including, for the avoidance of doubt, those included in the German Business Net Working Capital; and

4.1.5        all customer lists, price lists, sales aids and sales literature relating to or used by the Seller for the German Tantalum Business.

If and to the extent that the lists, aids and literature referred to in this Section 4.1.5 includes also information relating to any business of Seller other than the German Tantalum Business, the transfer hereunder shall extend only to those parts of such lists, aids and literature (if and to the extent that such parts can be electronically or physically separated from the other parts of such lists, aids and literature) which relate exclusively to the German Tantalum Business. If and to the extent that the parts exclusively relating to the German Tantalum Business can not be electronically or physically separated from the other parts of such lists, aids and literature, Seller shall be entitled to blacken the parts relating to any business of Seller other than the German Tantalum Business.

4.1.6        all know-how relating exclusively to or used exclusively by the Seller for the German Non-Production Business and listed conclusively in Exhibit 4.1.6, provided, however, for the avoidance of doubt, that nothing in this Section 4.1.6 shall be understood as a representation, guarantee or other obligation of Seller in respect of quality and status of legal protection of such know-how. If and to the extent that any documents or any other data within the scope of this Section 4.1.6 are subject to confidentiality obligations towards third parties other than confidentiality obligations included in any Assumed Contracts or Shared Contracts assumed by German Purchaser with the consent of the respective third party, Seller shall not be obliged to transfer or otherwise disclose such documents or other data to German Purchaser unless the third party has consented to such transfer or disclosure. Seller shall use reasonable efforts to procure that such consent is given as soon as possible. If the third party makes its willingness to provide its consent dependent upon German Purchaser entering into a confidentiality agreement which does not expose German Purchaser to obligations in material excess of the obligations to which Seller is bound, German Purchaser shall be required to enter into such confidentiality agreement if it wants the information

To the extent Non-production Assets within the meaning of Sections 4.1.2, 4.1.3 and 4.1.5 are in the possession of third parties and/or are subject to reservations of ownership (Eigentumsvorbehalte)

by third parties, Seller assigns to German Purchaser its rights against such third parties (including but not limited to the respective contingent rights (Anwartschaftsrechte)) with effect from the Closing Date and subject to the occurrence of the Closing. German Purchaser accepts such transfer of Seller’s rights.

To the extent assets owned by Seller which would fall under any of the categories of assets to be transferred by Seller to German Purchaser as described in Section 4.1.2 through 4.1.6 above are not listed or described in one of the Exhibits 4.1.1 to 4.1.4 and 4.1.6 above, Seller shall do everything reasonably necessary to transfer legal title in such assets to German Purchaser.

4.2           Disposals; Acquisitions. Any Non-production Assets which have been disposed of between the date of this Agreement and the Closing Date or are no longer in existence as of the Closing Date, are not deemed to be sold and transferred to German Purchaser. Any assets within the categories set forth in Section 4.1 above acquired by Seller with respect to the German Non-production Business between the date of this Agreement and Closing Date or any replacements of any such Non-production Assets are deemed to be sold and transferred to Purchaser in accordance with Section 4.1 above.

4.3           Excluded Assets. For the avoidance of doubt, (a) any assets belonging to the German Non-production Business but not falling under any of the categories set forth in Section 4.1, and (b) all of the following assets, are not sold and transferred under Section 3 and 4.1 (the “Excluded Assets”):

(i)            all Seller’s real estate;

(ii)           all cash and cash equivalents as of the Closing Date as well as financial investments (Finanzanlagen) as of the Closing Date;

(iii)          all claims for Tax refunds or other Tax assets relating to Taxes paid before, or attributable to periods until the Closing Date;

(iv)          all assets which shall be transferred to German Purchaser pursuant to Section 8A.3;

(v)           the assets listed in Exhibit 4.3 (v); and

(vi)          the trade mark “EPCOS” and any other trade marks or other Intellectual Property Rights including the letter combination “EPCOS” (whether in small or capital letters) and the device marks corresponding therewith.

4.4           Registration and Further Measures. On or immediately after the Closing Date, the Parties shall jointly endeavor to assign the registrations (including corresponding applications) of the Sold Intellectual Property Rights and undertake any further measures and make all declarations necessary and useful in order to deliver the Non-production Assets to German

Purchaser and enable German Purchaser to use the Non-production Assets as of Closing Date or as soon as possible thereafter.

4.5           Passing of Risk, Benefits and Burdens. Any rights of German Purchaser under this Agreement notwithstanding, the risk of any incidental loss (zufälliger Untergang) or any incidental deterioration (zufällige Verschlechterung) of any of the Non-production Assets sold and assigned pursuant to this Agreement passes to German Purchaser as from the Closing Date. The benefits and burdens (Nutzungen und Lasten) of the Non-production Assets shall accrue to German Purchaser with effect as from the Closing Date.

4.6           Accounting Documentation. The Non-production Assets sold and transferred pursuant to this Agreement shall include the accounting records set forth in Exhibit 4.6 (the “Sold Accounting Documentation”). Other accounting documentation, including all accounting and financial documentation of the kinds listed in Section 257 (1) HGB (the “Retained Accounting Documentation”) Seller shall retain for a period of ten (10) calendar years following the Closing Date, unless a longer period is required by Applicable Laws. If and to the extent that the Sold Accounting Documentation relates to any business of Seller other than the German Non-production Business, the sale and transfer hereunder shall extend only to those parts of the Sold Accounting Documentation (if and to the extent that such parts can be electronically or physically separated from the other parts of the Sold Accounting Documentation) which relate exclusively to the German Non-production Business. If and to the extent that the parts exclusively relating to the German Non-production Business cannot be electronically or physically separated from the other parts of such Sold Accounting Documentation, Seller shall be entitled to blacken the parts relating to any business of Seller other than the German Non-production Business. German Purchaser shall have access to the Retained Accounting Documentation upon reasonable prior notice during regular business hours as reasonably requested by it. If German Purchaser desires copies of any of the Retained Accounting Documentation, it shall notify Seller and shall be permitted to make or have copies made of the Retained Accounting Documentation at its expense. The Parties agree that any accounting books, accounting records and other accounting documentation relating exclusively to Excluded Assets are neither sold and transferred nor delivered to German Purchaser and shall be retained by Seller.

4.7           License Regarding Intellectual Property Rights. In order to provide Seller and Seller’s Affiliates for the period after the Closing Date with the continued use of certain of the Sold Intellectual Property Rights as expressly set forth in Exhibit 4.1.1 for any business purposes of Seller or Seller’s Affiliates outside the German Tantalum Business or for the manufacture of tantalum capacitors under the Manufacturing Contract as defined in Section 8A.1, German Purchaser hereby grants to Seller and Seller’s Affiliates for the term of such Sold Intellectual Property Rights a non-exclusive, royalty-free, fully paid-up license to use such Sold Intellectual Property Rights for such business purposes without the right to sublicense.

5.             Limited Assumption of Liabilities of the German Tantalum Business

5.1           Assumption. German Purchaser hereby assumes by way of assumption of debt with full discharge of the original debtor (im Wege der befreienden Schuldübernahme), subject to the condition precedent (aufschiebende Bedingung) of the occurrence of the Closing, the Assumed Liabilities with effect as of Closing Date. Seller hereby agrees to such assumption. German Purchaser shall hold harmless and indemnify Seller from and against all Assumed Liabilities.

5.2           Assumed Liabilities. “Assumed Liabilities” shall exclusively mean the following accounts payable, liabilities and obligations, in each case unless they constitute Excluded Liabilities:

(i)            all accounts payable and other liabilities and obligations which are included in the German Business Net Working Capital;

(ii)           all accounts payable and other liabilities and obligations of Seller under the Assumed Contracts if and to the extent that (a) such accounts payable and other liabilities and obligations have been triggered by events, acts, failures to act or periods after the Closing Date or (b) such accounts payable and acceptance or delivery obligations result from contractual offers extended by or to Seller, orders (Bestellungen) made from Seller, or acceptances (Annahmen) by or from Seller, in each case relating to deliveries or services by Seller in the Ordinary Course of Business prior to the Closing Date;

(iii)          all accounts payable and other liabilities and obligations of Seller with respect to the Munich Product Marketing Employees (including Pension Liabilities to the extent that they have been included in the determination of the deduction amount pursuant to Section 9.2 (ii)) as described in Section 6; and

(iv)          all other accounts payable and other liabilities and obligations related to the German Tantalum Business which do not constitute Production and R&D Liabilities as defined in Section 8A.8 (i) and (ii) below and which do not fall under any category in item (i) through (iii), including, without limitation, those under the Assumed Contracts and including warranty or product liability claims, if and to the extent that such accounts payable and other liabilities and obligations have been triggered by events, acts, failures to act or periods prior to the Closing Date, but in each case only to the extent that and until the total amount of any such accounts payable and other liabilities and obligations, sorted by the order of the dates at which they have been raised by the respective third-party creditors in writing, does not exceed the following aggregate amounts for all such liabilities and obligations being raised by any third-party creditors in writing in any of the following one-year periods following the Closing Date:

(a)           period from the Closing Date to but excluding the first anniversary of the Closing Date: EUR 650,000

(b)           period from the first anniversary of the Closing Date Closing Date to but excluding the second anniversary of the Closing Date: EUR 520,000

(c)           period from the second anniversary of the Closing Date Closing Date to but excluding the third anniversary of the Closing Date: EUR 390,000

(d)           period from the third anniversary of the Closing Date Closing Date to but excluding the forth anniversary of the Closing Date: EUR 260,000

(e)           period from the forth anniversary of the Closing Date Closing Date to but excluding the fifth anniversary of the Closing Date: EUR 130,000

(f)            period from the fifth anniversary of the Closing Date onwards: EUR 0,

provided, however, for the avoidance of doubt, that no claim, liability or other obligation shall count against any of these amounts if and to the extent that such claim, liability or other obligation does not result in an actual payment or delivery by German Purchaser or other economic consequence for German Purchaser. An actual payment, delivery or other economic consequence shall be deemed as nonexistent e.g. if the claim, liability or other obligation constitutes a breach by Seller of Seller’s representations and warranties and therefore results in a claim of German Purchaser against Seller under Section 15 or if the respective third-party creditor does not enforce its claim.

For the avoidance of doubt, except as set forth under item (i) through (iv) above, German Purchaser shall not assume (i) any liability or other obligation of Seller vis-à-vis third parties triggered out of or in connection with the Assumed Liabilities by events, acts, failures to act or periods prior to the Closing Date or (ii) any other liability or other obligation of Seller, whether or not arising in connection with or otherwise related to the Business, especially not any of the Excluded Liabilities.

5.3           Excluded Liabilities. “Excluded Liabilities” shall mean the following liabilities:

(i)            all accounts payable, liabilities and obligations which shall be assumed by German Purchaser as of the Heidenheim Production End Date pursuant to Section 8A.8;

(ii)           all liabilities and obligations for any Taxes arising from or with respect to the transferred Non-production Assets and the German Tantalum Business as far as the cause for such Taxes has been laid or has occurred prior to the Closing Date;

(iii)          all liabilities and obligations related to Excluded Assets and Excluded Contracts;

(iv)          all liabilities and obligations under loan agreements of Seller as listed in Exhibit 5.3 (iv);

(v)           except for the Assumed Liabilities under Section 5.2 (i) through (iv) above, any liability or other obligation of Seller vis-à-vis third parties and related to the German Tantalum Business triggered by events, acts, failures to act or periods prior to the Closing Date; and

(vi)          liabilities and obligations exclusively and directly related to the Poly 30 Line (which, for the avoidance of doubt, does not include liabilities and obligations which are only indirectly related to the Poly 30 Line, e.g. liabilities and obligations resulting from the sale of products manufactured with the Poly 30 Line).

Seller shall hold harmless and indemnify Purchasers from and against all Excluded Liabilities.

5.4           Supply with Products and Services to Satisfy Excluded Liabilities. To the extent Seller or Seller’s Affiliates require any products or services of the Business to satisfy any liability or other obligation vis-à-vis third parties which has not been assumed by Purchasers or Purchasers’ Affiliates, as the case may be, Purchasers shall provide and shall procure that EPCOS Portugal and/or Purchasers’ Affiliates provide Seller or Seller’s Affiliates with such products and/or services at market price and at reasonable customary terms and conditions, unless Purchasers and Purchasers’ Affiliates (including EPCOS Portugal) has discontinued the business with such products or services generally.

6.             Employment Matters of the German Tantalum Business

6.1           Current Status. The German Tantalum Business includes

(i)            those employees of Seller employed at the site of Seller in Heidenheim/Germany (for the avoidance of doubt, other than the Heidenheim R&D Employees) who are exclusively or predominantly engaged in the Heidenheim Production Units (the “Heidenheim Production Employees”);

(ii)           those employees of Seller employed at the site of Seller in Heidenheim/Germany who are exclusively or predominantly engaged in research and development for the German Tantalum Business (the “Heidenheim R&D Employees”). The Heidenheim R&D Employees employed by Seller on the date of this Agreement are listed in Exhibit 6.1 (ii); and

(iii)          those employees of Seller employed with Seller’s Munich Product Marketing Department in Munich/Germany (the “Munich Product Marketing Employees”). The Munich Product Marketing Employees employed by Seller on the date of this Agreement are listed in Exhibit 6.1 (iii).

6.2           Effect of Transaction on Employees

6.2.1        Heidenheim Production Employees. Since the Heidenheim Production Units shall not be transferred to German Purchaser as a business, neither on the Closing Date nor at any time thereafter, but shall, subject to Section 8A, first remain with Seller and then be de-installed by Seller and relocated by German Purchaser (Section 8A.5), there will in respect of the Heidenheim Production Units not be a transfer of undertakings (Betriebsübergang) within the meaning of Section 613a (1) 1st sentence BGB by virtue of this Agreement or any agreement entered into or transaction contemplated in connection therewith. The employment relationship between Seller and all Heidenheim Production Employees will not be transferred to German Purchaser, neither at the Closing Date nor at any time thereafter, but will remain with Seller. Any restructuring of the employment situation at the Heidenheim Production Units, including potential dismissals of Heidenheim Production Employees, shall be within the discretion of Seller. Costs of Employment and Termination Costs in respect of the Heidenheim Production Employees shall be borne by Seller.

6.2.2        Heidenheim R&D Employees. German Purchaser is interested to assume as of the Closing Date or as soon as possible thereafter the employment of up to three (3) of the Heidenheim R&D Employees who shall assist Seller in the transition of the German Tantalum Business from Seller to German Purchaser and its Affiliates. Seller and German Purchaser shall jointly select an appropriate number of Heidenheim R&D Employees to whom German Purchaser or an Affiliate of German Purchaser shall be permitted to extend a written offer of employment effective as of the Closing Date or as soon as possible thereafter. In respect of those of the selected Heidenheim R&D Employees, but only up to a maximum of three (3) selected Heidenheim R&D Employees, who have accepted in writing the offer made by German Purchaser or its Affiliate, Seller shall consent in writing to the release from the employment with Seller and from contractual restrictions, if any, prohibiting them from working for German Purchaser or its Affiliate. The pension entitlements of such employees shall be transferred to German Purchaser or its Affiliates in accordance with Section 4 BetrAVG. The Parties understand that such employees shall no longer work at the original location in Heidenheim, but shall be relocated by German Purchaser. After the transfer of the employment relationship, Costs of Employment and Termination Costs, if any, in respect of those Heidenheim R&D Employees who have accepted the offer of employment from German Purchaser or its Affiliate shall be borne by German Purchaser or its Affiliate, as the case may be. The transfer of the other Heidenheim R&D Employees shall be governed by Section 8B.

6.2.3        Munich Product Marketing Employees. The Parties understand and agree that the Munich Product Marketing Employees and their equipment (which constitutes Non-production Fixed Assets) constitute an undertaking (Betriebsteil) and that therefore the transfer of the Munich Product Marketing Employees and their equipment to German Purchaser constitutes a transfer of undertakings (Betriebsübergang), within the meaning of Section 613a (1) 1st sentence BGB. As a consequence, as of the Closing Date by operation of law the employment relationships between Seller and all Munich Product Marketing Employees employed by Seller on the Closing Date will be transferred to German Purchaser, unless such employees have timely objected against the transfer as provided for by Section 613a (6) BGB. Except for those Munich Product Marketing Employees who have timely objected against the transfer, German Purchaser shall bear the Costs of Employment and the Termination Costs, if any, relating to the Munich Product Marketing Employees for the period after the transfer of the employment relationship. Seller shall use commercially reasonable efforts to finalize the consultation with the employee representatives regarding the separation of the Munich Product Marketing Employees from the rest of Seller’s Munich business (Betrieb). Any agreement with the employee representatives that would result in any additional costs or expenses to German Purchaser or its Affiliates requires German Purchaser’s prior consent.

6.2.4        Information of Munich Product Marketing Employees. At such time as Seller and German Purchaser reasonably deem appropriate, Seller shall inform the Munich Product Marketing Employees in writing about (a) the contemplated transfer of the German Non-production Business and the Munich Product Marketing Employees to German Purchaser and (b) the legal, economic and social consequences of such transfer for the Munich Product Marketing Employees as required by Section 613a (5) BGB. The Parties are mutually aware that to the extent such information is related to any Party (including any facts and any of their intentions), such information has been based on corresponding information as submitted by such Party. By supplying such information German Purchaser and Seller mutually confirm to each other that such corresponding information has been correct and complete.

6.2.5        Stay Bonuses and Incentives. Bonuses or incentives either in cash or in kind (including, for the avoidance of doubt, any change of control payments) that have been granted or promised by Seller to certain employees listed in Exhibit 6.2.5 to continue their services to the Business for the reason of its sale as set forth in Exhibit 6.2.5 shall, if owed to employees of the German Tantalum Business, be borne by German Purchaser and, if owed to employees of EPCOS Portugal, be borne by Purchaser II.

6.3           Objecting Employees

6.3.1        No Transfer To German Purchaser. In the case that any Munich Product Marketing Employees timely object against the transfer of their employment to German Purchaser in accordance with Section 613a (6) BGB, such employees (the “Objecting Employees”) will not be transferred by operation of law to German Purchaser, but will remain employed by Seller. The Parties agree that the fact that any Munich Product Marketing Employees might object against the transfer shall not be considered a breach by either Party of its obligations hereunder. Save for Section 6.3.2 Costs of Employment and Termination Costs, if any, for the Objecting Employees will be borne by Seller.

6.3.2        Incorrect Information. If any information provided by either German Purchaser or Seller in accordance with Section 6.2.4 has been incorrect and as a result of such incorrect information any Munich Product Marketing Employees lawfully object against the transfer of their employment relationship to German Purchaser later than one month after the date on which the information to the respective employees pursuant to Section 6.2.4 has been given, German Purchaser or Seller, as the case may be, shall indemnify and hold harmless the respective other Party from and against all additional costs and expenses in respect of Costs of Employment or Termination Costs relating to these employees as compared to a non-exercise of the right of objection.

6.4           Excess Employee Liabilities

6.4.1        Indemnification. Seller shall indemnify and hold harmless German Purchaser from and against any Costs of Employment or Termination Costs relating to any employees of Seller or Seller’s Affiliates who are not Munich Product Marketing Employees, but who have nevertheless been validly transferred to German Purchaser by operation of law as a result of any transfer of undertaking in connection with this Agreement or any agreement entered into or transaction contemplated in connection therewith (the “Excess Employees”). In the determination of the scope of the indemnification obligation of the Seller the present value (Barwert) of the value of any work performed as employees of German Purchaser or its Affiliates by such Excess Employees after Closing shall be offset against the Costs of Employment and Termination Costs attributable to such Excess Employees, unless (i) German Purchaser after Closing releases (stellt frei) the respective Excess Employees from active duty or (ii) the respective Excess Employees’ right of employment (Beschäftigungsanspruch) has been enforced by legal process (including injunctive relief) and German Purchaser can reasonably demonstrate that it would otherwise have released such Excess Employees.

6.4.2        Discretion to Keep Excess Employees. German Purchaser in its sole discretion shall be entitled (but shall not have any obligation) to keep such Excess Employees in which case German Purchaser shall duly inform Seller about its decision and which will terminate Seller’s obligation to indemnify German Purchaser as stipulated above.

6.4.3        Increase of Entitlements. Unless German Purchaser has taken a decision to keep an Excess Employee as stipulated above or unless required by (i) Applicable Law, (ii) collective rule (Betriebsvereinbarungen) as agreed by Seller prior to Closing, or (iii) collective bargaining agreement (Tarifvertrag), German Purchaser shall after the Closing not increase the entitlements of the Excess Employees, grant additional entitlements or otherwise change the respective terms of employment without Seller’s prior written consent. At Seller’s request and in accordance with Seller’s reasonable instructions Purchaser shall endeavor to terminate the employment relationships with any Excess Employees to the extent permitted and possible under Applicable Law and provided that Seller shall indemnify and hold harmless German Purchaser from any Termination Costs triggered thereby. Any agreement triggering or increasing Termination Costs attributable to Excess Employees requires Seller’s prior written consent.

6.5           General Rules Regarding Costs of Employment or Termination Costs. Wherever a Party according to this Section 6 shall bear any Costs of Employment or Termination Costs, such Party shall indemnify and hold harmless the other Party from and against such costs. The indemnification shall include reasonable attorneys and other professional adviser’s fees to defend against and settle the respective Costs of Employment or Termination Costs, but no internal costs of the entitled Party. The Parties shall provide to each other such information as is necessary for a Party obliged to bear Costs of Employment or Termination Costs to evaluate the existence and scope of such obligation. The notion of Section 254 BGB shall apply accordingly to the indemnification obligations under this Section 6.

6.6           Joint Regional Marketing and Sales Force. Certain members of Seller’s regional marketing and sales force who are employed by Seller or certain of Seller’s Affiliates are engaged in sales efforts involving products of the Tantalum Business as well as other products of Seller (the “Joint Salesforce”). For the avoidance of doubt, none of the members of the Joint Salesforce is considered an employee of the German Tantalum Business.

6.6.1        To sustain a sufficient transfer of Sellers’ customer base in the Business upon and after the Closing, German Purchaser and certain of its Affiliates intend to offer to certain members of the Joint Salesforce an employment relationship commencing upon or after Closing. Seller will support these efforts of German Purchaser and its Affiliates and the Parties have agreed to proceed insofar as follows: Without any undue delay after the Signing Date, Seller will provide to German Purchaser and its Affiliates, to the extent permitted by Applicable Law, the opportunity to familiarize themselves with the methods and procedures used by Seller and its regional Affiliates in conducting their sales activities related to the Business and to get to know certain members of the Joint Salesforce to be amicably identified by Seller and German Purchaser in good faith after the Signing Date. In particular, Seller and German Purchaser and its Affiliates shall thereby jointly contact those members of the Joint Salesforce whose activities are dedicated to a substantial part to the Tantalum Business. In parallel, the Parties will agree which members of the Joint Salesforce (the “Selected Joint Salesforce”) shall receive an offer for an employment relationship with German Purchaser or its Affiliates, and when these offers shall be made. The principle shall apply that selected members of the Joint Salesforce dedicated to the Tantalum Business as to a substantial part shall receive their offers early enough to make an employment relationship with German Purchaser or its Affiliates possible on Closing. Prior to making an offer, German Purchaser and its Affiliates shall contact Seller with the aim to agree upon a reasonable estimate regarding the possible terms and conditions for a successful engagement of the Selected Joint Salesforce. Seller will use all reasonable efforts to encourage and convince the Selected Joint Salesforce to enter into an employment relationship with the German Purchaser or its Affiliates. Members of the Selected Joint Salesforce having accepted the offer by German Purchaser or its Affiliate shall fall under the non-solicitation provision in Section 18.1.2. For avoidance of doubt, nothing in this Section 6.6 shall be understood as a representation, warranty or guarantee of Seller that any members of the Selected Joint Salesforce will accept the offers of employment by German Purchaser or its Affiliates.

6.6.2        Irrespective of the foregoing and in order to assure a smooth transition of the Business, Seller is, to the extent permitted by Applicable Law, prepared and willing to act by itself or through its Affiliates as an agent for the Purchasers and their Affiliates in the field of tantalum capacitors after the Closing until the end of December 2006 upon fair and reasonable terms and conditions to be separately agreed between signing and Closing, with an appropriate commission to be agreed upon of between 3% and 5% of net sales. Seller and its Affiliates thereby accept that German Purchaser and its Affiliates shall have the right to reasonably direct those members of the Joint Salesforce not hired by German Purchaser or its Affiliates but involved in agency activities regarding their agency activities to the extent legally permitted. The Parties mutually agree to work together to ensure a smooth transition of the Business and to provide the customers of each Party with an appropriate level of customer service and support as such customer service and support relates to each Party’s respective business. Seller and German Purchaser understand that any deterioration of the relationship between a customer and a Party or its Affiliates might have negative repercussions on the other Party’s or its Affiliates’ business with the relevant customer.

6.7           Individual Offers. To sustain a sufficient transfer of the German Non-production Business upon and after the Closing, German Purchaser and certain of its Affiliates may with Seller’s prior written consent offer to certain employees of Seller in Heidenheim an employment relationship commencing upon or after Closing. Section 6.6.1 shall apply accordingly.

The parties agree that to the extent Munich Product Marketing Employees (i) have not objected against their transfer to German Purchaser as described in Section 6.3.1 or (ii) have explicitly or implicitly accepted the transfer of their employment to German Purchaser, the employment relationship of those employees shall be regarded transferred as of the Closing Date pursuant to Section 613a BGB regardless of whether the individual transfer of such employee constitutes a transfer of undertakings within the meaning of Section 613a BGB. With respect to the employees as described in this Section 6.7 German Purchaser shall assume the position of employer as stipulated in Section 613a (1) 1st sentence BGB, in particular German Purchaser shall assume any employment and pension liabilities vis-à-vis those employees. Section 6.5 shall apply accordingly.

7.            Assumption of Contracts of the German Tantalum Business and of Investment Contracts

7.1           Assumption. German Purchaser hereby assumes from Seller the Assumed German Contracts subject to the condition precedent (aufschiebende Bedingung) of the occurrence of the Closing and with commercial effect as of the Closing Date. The assumption includes by way of an assumption of contract with full discharge of the original contract party (im Wege der Vertragsübernahme mit befreiender Wirkung)

(i)            all rights and obligations resulting from the Assumed German Contracts if and to the extent that (a) such rights and obligations have been triggered by events, acts, failures to act or periods after the Closing Date or (b) accounts payable and acceptance or delivery obligations result from contractual offers extended by or to Seller, orders (Bestellungen) made from Seller or acceptances (Annahmen) by or from Seller, in each case relating to deliveries or services by Seller in the Ordinary Course of Business prior to the Closing Date; and

(ii)           to the extent set forth in Section 5.2 (i) through (iv) all rights and obligations resulting from the Assumed German Contracts if and to the extent that such rights and obligations have been triggered by events, acts, failures to act or periods prior to the Closing Date.

Unless Seller has been completely released from its obligations under the Investment Contracts, Purchaser II hereby assumes from Seller the position of Seller under the Investment Contracts with commercial effect as of the Closing Date, subject, for the avoidance of doubt, to the fulfillment or waiver of the Closing Conditions, in particular the Closing Condition in Section 11.1 (ii). The assumption includes by way of an assumption of contract with full discharge of the original contract party (befreiende Schuldübernahme).

7.2           Assumed Contracts. “Assumed Contracts” shall mean the Assumed German Contracts and the Investment Contracts. “Assumed German Contracts” shall mean, with the exception of the Excluded Contracts,

(i)            all (a) orders of customers of Seller with Seller entered into in the Ordinary Course of Business and (b) contractual offers extended by customers of Seller to Seller or by Seller to customers of Seller, in each case placed in the Ordinary Course of Business until the Closing Date, and in each case except for orders or offers completely fulfilled by both parties thereto on the Closing Date;

(ii)           all general agreements between Seller and its customers implementing general terms and conditions of business (Konditionenvereinbarungen), setting forth certain prices (Preisvereinbarungen) or securing a certain level of quality (Qualitätsvereinbarungen) entered into in the Ordinary Course of Business;

(iii)          all further contracts, orders and contractual offers as exclusively listed or described in Exhibit 7.2 (iii),

in each case whether oral or written, not yet completed as of the Closing Date by either party and provided that they relate exclusively to the German Tantalum Business; and

(iv)          subject to the German Purchaser’s reasonable consent if required pursuant to Section 14.1 (xviii), all other contracts, orders and contractual offers which relate exclusively to the German Tantalum Business and which have been entered into between the date of this Agreement and the Closing Date within the Ordinary Course of Business, except for contracts, orders and contractual offers with, from or to any suppliers of Seller. The contracts falling under item (iv) shall be included into Exhibit 7.2 (iv), which is to be provided by Seller to German Purchaser no later than three (3) Business Days prior to the scheduled Closing Date. The agreements listed in Exhibit 7.2 (iv) shall thereafter be considered to constitute the “Assumed New German Contracts”, it being understood that whenever the Parties refer to Assumed German Contracts in this Agreement, such reference shall always also include the Assumed New German Contracts.

“Investment Contracts” shall mean the contracts relating to subsidies provided by the Portuguese State for investments of EPCOS Portugal in Portugal exclusively attached as Exhibit 7.2 (v).

7.3           Excluded Contracts. “Excluded Contracts” shall mean all Production and R&D Contracts as well as all contracts, orders and contractual offers relating to the Excluded Assets and all contracts listed in Exhibit 7.3.

7.4           Pending Transactions. To the extent that the Assumed Contracts constitute pending transactions (schwebende Geschäfte), it is expressly agreed that contingent profits (nicht realisierte Gewinne) and imminent liabilities (Drohverluste) realized as from the Closing Date shall be for the account of Purchasers.

7.5           Payments after the Closing Date. If, after the Closing Date, either German Purchaser or Purchaser II, as the case may be, on the one side, or Seller on the other side receives any amounts in part or in full to be paid under the Assumed Contracts or the Excluded Contracts, as the case may be, which should, in accordance with the terms of this Agreement and, in particular with this Section 7, have been paid to the respective other Party, then the Party having received such amount shall forward any such amount, which it has incorrectly received, to the respective other Party as follows:

7.5.1        Each of Seller on the one side and German Purchaser or Purchaser II, as the case may be, on the other side shall, by the tenth (10th) day of the subsequent calendar month for the preceding month, for a period of twelve (12) months after the Closing Date provide to each other monthly statements showing the amounts owed to, or to be claimed from, the respective other Party as a result of any such incorrect payment.

7.5.2        Any such amounts shall be set off against each other immediately after receipt of the respective monthly statements by the respective other Party and the net amount owed by any Party shall become due and payable no later than on the fifth (5th) day of the subsequent calendar month.

7.5.3        Should Seller on the one side or German Purchaser or Purchaser II, as the case may be, on the other side shall, after having received the relevant monthly statements, after reasonable consultation disagree as to the amounts to be paid and to be set off, then Seller on the one side or German Purchaser or Purchaser II, as the case may be, on the other side shall jointly appoint an independent firm of accountants (the “Experts”) which shall, with binding effect for the respective Parties, determine any amount which would be payable by either one of such Parties after the relevant set-off. Failing agreement to appoint the Expert, such Expert shall be appointed by the President, from time to time, of the Chamber of Trade and Commerce (Präsident der Industrie- und Handelskammer) in Frankfurt am Main. The respective Parties shall agree with the Experts on the remuneration and the reimbursement of its expenses, including any advances payments thereon, which shall be in line with the prevailing market practice. Seller on the one side and German Purchaser or Purchaser II, as the case may be, on the other side will each bear fifty percent (50%) of the fees, charges and expenses of the Experts unless the Experts fully confirm the view taken by one Party with respect to all matters in which case the respective other Party shall pay all of such fees, charges and expenses.

7.6           Shared Contracts. “Shared Contracts” shall mean

(i)            all (a) orders of customers of Seller with Seller entered into in the Ordinary Course of Business and (b) contractual offers extended by customers of Seller to Seller or by Seller to customers of Seller, in each case placed in the Ordinary Course of Business until the Closing Date, and in each case except for orders or offers completely fulfilled by both parties thereto on the Closing Date;

(ii)           all general agreements between Seller and its customers implementing general terms and conditions of business (Konditionenvereinbarungen), setting forth certain prices (Preisvereinbarungen) or securing a certain level of quality (Qualitätsvereinbarungen) entered into in the Ordinary Course of Business; and

(iii)          all further contracts, orders and contractual offers as exclusively listed or described in Exhibit 7.6 (iii),

in each case whether oral or written and not yet completed as of the Closing Date by either party, which in each case provide for deliveries or services provided by the German Tantalum Business and other businesses of Seller to customers of Seller and other third parties, if any.

Subject to the German Purchaser’s reasonable consent if required pursuant to Section 14.1 (xviii), all other contracts, orders and contractual offers which fall under the categories set forth in the forgoing paragraph and which have been entered into between the date of this Agreement and the Closing Date within the Ordinary Course of Business shall be deemed as Shared Contracts in the meaning of this Section 7.6.

In respect of the Shared Contracts, the Parties shall use commercially reasonable efforts to procure that the respective third parties consent in writing to a split of such contracts to the effect that any deliveries or services provided exclusively by the German Tantalum Business shall be carved out of the respective Shared Contracts and shall become the subject matter of a separate agreement to be concluded between the respective third party and German Purchaser or Purchaser II, as the case may be, at equivalent terms and conditions. Unless and until the respective third parties consents to the split, the respective Shared Contracts shall remain with Seller, but if and to the extent that such Shared Contracts relate to deliveries or services provided by the German Tantalum Business, Seller shall perform such Shared Contracts for the account of the respective Purchaser in accordance with Section 8 which shall apply accordingly.

7.7           Volume of Orders and Forecasts. The orders placed by customers of Seller (including orders placed by Seller’s Affiliates) referred to in Section 7.2 (i) and in Section 7.6 (i), together with the respective third parties’ order forecasts, had as of September 30, 2005 a total volume of approximately EUR 15,900,000 (Euro fifteen million nine hundred thousand), it being understood that Seller has derived this figure in good faith from its IT system but has not verified such figure in any other manner.

7.8           Dependency of German Purchaser on Supplies by Seller. For the avoidance of doubt, if and to the extent that German Purchaser or any of its Affiliates fails to fulfill its delivery obligations towards any customers of the Tantalum Business under any Assumed Contracts as a result of a failure of Seller to supply the respective products to German Purchaser or its Affiliates, German Purchaser shall not be liable towards Seller under this Agreement for the failure to fulfill the delivery obligations under the Assumed Contracts. Any other consequences of the failure of Seller to supply products shall solely be governed by the Manufacturing Contract.

7.9           Indemnification. Subject to the occurrence of the Closing, Seller agrees to indemnify and hold harmless German Purchaser and EPCOS Portugal from and against the customer claims set forth in Exhibit 7.2 (iii). The indemnity shall not be subject to the De Minimis Amount and the Basket. The handling of, and defense of German Purchaser and EPCOS Portugal against, such claims shall be fully controlled by Seller. German Purchaser shall, and shall procure that EPCOS Portugal shall, (i) make available to Seller a copy of any of such claims and of all time-sensitive documents relating thereto, (ii) not acknowledge or settle any of such claims, and not permit any such acknowledgement or settlement, without Seller’s prior written consent, (iii) reasonably cooperate with Seller in the defense of any of such claims, (iv) provide Seller and its Representatives (including, for the avoidance of doubt, its advisors) reasonable access on reasonable advance notice during regular business hours to all relevant business records reasonably requested by Seller, (v) permit Seller and its Representatives to consult on reasonable advance notice during regular business hours with the Representatives of German Purchaser and EPCOS Portugal, (vi) take any action reasonably required by Seller in connection with the defense or settlement of the claims, including, for the avoidance of doubt, the delivery of tantalum capacitors at then-prevailing market prices. The reasonable expenses incurred by German Purchaser and EPCOS Portugal to comply with this Section 7.9 shall form part of the indemnification obligation.

8.             Third-party Consents and Other Conditions for the transfer of Certain Assets of the German Tantalum Business

8.1           Obligations of the Parties. If and to the extent the transfer of any Assets, Assumed Liabilities and Assumed Contracts to any Purchaser requires the consent of a third party (a “Third-party Consent”) or any other approval of a third party or is subject to any other condition, Seller and Purchasers shall use their respective commercially reasonable efforts to obtain such Third-party Consent or approval or satisfy such condition without any undue delay. In particular, the Parties shall reasonably endeavor to obtain the consent of debtors and creditors in respect of the Assumed Liabilities and the contract partners in respect of the Assumed Contracts.

8.2           Internal Relationship. In respect of the Assumed German Contracts the Parties shall for the period after the Closing Date until the necessary consent has been obtained or the necessary condition has been satisfied for the purposes of their internal relationship (im Innenverhältnis), put each other economically in the position in which they would have been if the transfer had taken place on the Closing Date. In these cases, Seller shall, in respect of its external relationships (im Außenverhältnis), remain the owner of the relevant Asset, remain the debtor of the relevant Assumed Liability and remain the party to the relevant Assumed Contract, but shall, in respect of the internal relationship between Seller and German Purchaser, continue to be responsible for the relevant Assumed Liability and the relevant Assumed Contract for the account of German Purchaser. With respect to any Assumed Contracts held by Seller for the account of German Purchaser, German Purchaser shall vis-à-vis the other contract party perform such contract, to the extent legally permissible, as subcontractor of Seller, provided, however, for the avoidance of doubt that only German Purchaser in its sole discretion may control the fulfillment of such an Assumed Contract, and provided further that Seller shall not be responsible or liable to German Purchaser or any of its Affiliates for any of the other contract parties (other than Seller’s Affiliates) not providing its consent to the transfer of the contracts or not being willing to continue the respective contract with Seller acting for the account of German Purchaser. Regarding the accounting and settlement of mutual claims out of or in connection with the internal relationship set forth in this Section 8.2, Section 7.5.1 through 7.5.3 shall apply accordingly.

8.3           Tantalum Supply Contract. Purchasers are aware that Seller and Cabot Corporation (the “Tantalum Supplier”) are parties to a long term purchasing contract dated December 17, 2002, as amended, relating to the supply of tantalum (the “Tantalum Supply Contract”). The Tantalum Supply Contract has been disclosed to Purchasers prior to the execution of this Agreement with the consent of the Tantalum Supplier. As soon as possible after the Signing Date German Purchaser shall, or shall procure that another Purchasers’ Affiliate shall, negotiate and use commercially reasonable best efforts to agree, with the Tantalum

Supplier about an assignment of the Tantalum Supply Contract to German Purchaser or a replacement of the Tantalum Supply Contract with a new tantalum supply contract between the Tantalum Supplier and German Purchaser or Purchasers’ Affiliate, in each case with effect as of the Closing Date or as soon as possible thereafter and with a full release of Seller from its obligations under the Tantalum Supply Contract. German Purchaser shall keep Seller reasonably informed about the negotiations with the Tantalum Supplier. As between German Purchaser and Seller the Tantalum Supply Contract will be treated for all purposes of Section 5 and 8 as an Assumed Contract. For the avoidance of doubt, as part of German Purchaser’s indemnification obligation pursuant to Section 5.1, German Purchaser shall indemnify Seller against all obligations under the Tantalum Supply Contract triggered by events, acts, failures to act or periods after the Closing Date, except for such obligations that arise out of events, acts or failures to act (i) which are the result of any breaches or other non-performances by Seller of the Tantalum Supply Contract prior to the Closing Date or (ii) which have been voluntarily performed, taken or failed to be taken by Seller, unless such events, acts or failures to act have been required under the Tantalum Supply Contract or have been performed, taken or failed to be taken at the request of German Purchaser or its Affiliates. Seller hereby represents and warrants to German Purchaser that the copy of the Tantalum Supply Contract which Seller has delivered to German Purchaser and which has been authenticated by initials of Representatives of both Seller and German Purchaser is a correct and complete copy of the Tantalum Supply Contract and there are no side agreements, side letters, supplements or other documents setting forth additional obligations. Such representation and warranty shall for all purposes of this Agreement be treated as if it were a representation and warranty under Section 12.

8A.          Manufacturing on the Heidenheim Production Units; Sale of Front-end Production Unit, Back-end Production Unit and Heidenheim R&D Departments

8A.1       Manufacturing in Heidenheim Production Units. From the Closing Date until September 30, 2006 or such other date as agreed between Seller and German Purchaser (the “Heidenheim Production End Date”) Seller shall use the Heidenheim Production Units to manufacture tantalum capacitors for KEMET Electronics Corporation. The manufacturing shall be made on the basis of a manufacturing contract between Seller and KEMET Electronics Corporation to be executed on the Closing Date substantially in the form of the draft Manufacturing Contract attached as Exhibit 8A.1 (the “Manufacturing Contract”). German Purchaser shall procure that KEMET Electronics Corporation will execute the Manufacturing Contract on the Closing Date. As of the Heidenheim Production End Date Seller will discontinue the manufacturing of tantalum capacitors in Heidenheim. German Purchaser is aware, and German Purchaser has informed KEMET Electronics Corporation about the fact, that in the case that German Purchaser wishes to prolong the Manufacturing Contract beyond the date set forth above, (i) due to the long notice periods for the termination of the employment relationships, German Purchaser and KEMET Electronics Corporation shall inform Seller as soon as possible about their wish to postpone the Heidenheim Production End Date, (ii) any delay in discussing the intention to postpone the Heidenheim Production End Date might cause additional Termination Costs, and (iii) Seller shall under no circumstances be under an obligation to agree to a postponement of the Heidenheim Production End Date.

8A.2       Sale of Equipment and Other Assets Relating to Front-end Production Unit, Back-end Production Unit and Heidenheim R&D Departments. Seller hereby sells the equipment and other assets relating to the Front-end Production Unit, the Back-end Production Unit and the Heidenheim R&D Departments to German Purchaser with commercial effect as of the Heidenheim Production End Date.

8A.3        Transfer of Assets of Front-end Production Unit, Back-end Production Unit and Heidenheim R&D Departments. On or prior to the Heidenheim Production End Date Seller shall on the basis of a transfer and assumption agreement (the “Production Transfer and Assumption Agreement”) to be agreed and executed by and between Seller and German Purchaser in good faith on or before the Heidenheim Production End Date, transfer to German Purchaser, subject to Section 8A.4, all of the following assets relating to the Front-end Production Unit, Back-end Production Unit and Heidenheim R&D Departments (the “Production and R&D Assets”), unless they constitute Excluded Assets and except for the assets set forth in Exhibit 8A.3:

8A.3.1     all (i) Fixed Assets located on or in transit to or from the premises of Seller and used by Seller exclusively for the Front-end Production Unit, Back-end Production Unit or Heidenheim R&D Departments as of the Heidenheim Production End Date, including, without limitation, those listed in Exhibit 8A.3.1 (i) and (ii) Fixed Assets set forth in Exhibit 8A.3.1 (ii) (collectively the “Production and R&D Fixed Assets”);

8A.3.2     subject to the Production Transfer and Assumption Agreement, all raw materials and semi-finished goods located on or in transit to or from the premises of Seller and used by Seller exclusively for the Front-end Production Unit, Back-end Production Unit or Heidenheim R&D Departments as of the Heidenheim Production End Date (collectively the “Production and R&D Inventory”); and

8A.3.3     all drawings, engineering data, manufacturing data, test data, quality control data relating to past, present and planned products or parts thereof, as well as lists of suppliers, to the extent relating exclusively to or used exclusively by the Seller for the Front-end Production Unit, Back-end Production Unit and Heidenheim R&D Departments and any know-how embedded therein, provided, however, for the avoidance of doubt, that nothing in this Section 8A.3.3 shall be understood as a representation, guarantee or other obligation of Seller in respect of quality and status of legal protection of such know-how. If and to the extent that any documents or any other data within the scope of this Section 8A.3.3 are subject to confidentiality obligations towards third parties other than confidentiality obligations included in any Assumed Contracts, Shared Contracts, Production and R&D Contracts or Shared Production and R&D Contracts assumed by German Purchaser with the consent of the respective third party, Seller shall not be obliged to transfer or otherwise disclose such documents or other data to German Purchaser unless the third party has consented to such transfer or disclosure. Seller shall use reasonable efforts to procure that such consent is given as soon as possible. If the third party makes its willingness to provide its consent dependent upon German Purchaser entering into a confidentiality agreement which does not expose German Purchaser to obligations in material excess of the obligations to which Seller is bound, German Purchaser shall be required to enter into such confidentiality agreement if it wants the information.

The Production Transfer and Assumption Agreement shall provide for the technical completion of the transfer and assumption only and shall not include any consideration, representations and warranties, indemnities or further obligations of the Seller. To the extent permitted by Applicable Law any statutory liabilities of the Seller shall be excluded.

8A.4.      Modalities of Transfer of Assets. The Production Transfer and Assumption Agreement shall provide that the transfer of the Production and R&D Assets shall take place, subject to the condition precedent (aufschiebende Bedingung) of the payment of the Heidenheim Production and R&D Purchase Price with effect as of the completion of de-installation by Seller of the Front-end Production Unit and Back-end Production Unit. To the transfers of assets pursuant to Section 8A.3 the last two paragraphs of Section 4.1 as well as Section 4.2 and 4.4 shall apply accordingly. Any rights of German Purchaser under this Agreement notwithstanding, the risk of any incidental loss or any incidental deterioration of any of the Production and R&D Assets sold and transferred pursuant to this Agreement passes to German Purchaser as from the Heidenheim Production End Date. The benefits and burden of the Production and R&D Assets shall accrue to German Purchaser with effect from the Heidenheim Production End Date.

Seller undertakes to maintain the insurances covering the Front-end Production Unit, Back-end Production Unit and the equipment of the Heidenheim R&D Departments on the Signing Date in place until the Heidenheim Production End Date. In the case that the Front-end Production Unit or Back-end Production Unit suffer prior to the transfer to German Purchaser any damage, Seller shall assign to German Purchaser up to the amount necessary to cover such damage any and all claims for insurance coverage and shall pass on to German Purchaser any insurance proceeds received. If and to the extent that the insurance protection of the Front-end Production Unit, Back-end Production Unit and the equipment of the Heidenheim R&D Departments provides for deductible amounts (Selbstbehalte), in the case of any damages to the Front-end Production Unit, Back-end Production Unit or the equipment of the Heidenheim R&D Departments prior to the transfer to German Purchaser (other than damages caused by German Purchaser or its Affiliates) the amount of any such deductible amounts applicable to such damages shall be paid by Seller to German Purchaser.

8A.5        De-installation and Relocation of Front-end Production Unit and Back-end Production Unit. German Purchaser intends not to use the Front-end Production Unit and Back-end Production Unit at their original location in Heidenheim. The Parties therefore agree that Seller shall de-install the Front-end Production Unit and Back-end Production Unit and hand them over (übergeben) to German Purchaser in a de-installed status, ready to be packaged by German Purchaser for relocation. German Purchaser shall relocate the Front-end Production Unit and Back-end Production Unit for use in another location to be selected by German Purchaser. A reasonable time prior to the Heidenheim Production End Date Seller and German Purchaser shall agree on a de-installation and relocation plan. Seller shall perform the de-installation and German Purchaser shall perform the packaging and relocation as set forth in the de-installation and relocation plan and in such a manner that there will be no (i) violation of applicable health, safety or other laws and regulations and (ii) the de-installation and relocation shall not unduly interfere with the Ordinary Course of Business of the other operations of Seller in Heidenheim. To the extent reasonably possible Seller shall perform the de-installation with its own employees, the costs of which, even if relating to the de-installation, shall be borne by Seller. Costs and expenses of external service providers involved in the de-installation as well as all costs of packaging and relocation shall be borne by German Purchaser.

8A.5A.   Relocation of Heidenheim R&D Departments. The Parties understand that the Heidenheim R&D Departments will be relocated within EPCOS’ Heidenheim site. The Parties will, therefore, agree upon the details of the relocation as of the Heidenheim Production End Date (including the lease of the respective office space and its initial period of time starting on the Heidenheim Production End Date) in due course after Closing.

8A.6        Poly 30 Line. The Poly 30 Line shall not be sold to German Purchaser. Seller shall be free to either scrap the Poly 30 Line, sell or otherwise dispose of it in parts to any purchaser or sell or otherwise dispose of it in its entirety to MACO or any third party which is neither directly nor indirectly a competitor of German Purchaser. Except for a sale to MACO Seller shall not be entitled to sell the Poly 30 Line in its entirety to a competitor of German Purchaser.

8A.7        Heidenheim Production Employees. The Parties agree that the sale and transfer of the Front-end Production Unit and Back-end Production Unit to German Purchaser does not constitute a transfer of undertakings (Betriebsübergang) within the meaning of Section 613a (1) 1st sentence BGB. As a consequence, the Parties jointly assume that the transfer of the Front-end Production Unit and Back-end Production Unit to German Purchaser whether by itself or together with any other transaction in connection with this Agreement or any other agreement to be concluded in connection therewith will not result in a transfer of the employment relationship between Seller and any Heidenheim Production Employees to German Purchaser. If this assumption should turn out to be incorrect, and the transfer of the Front-end Production Unit and Back-end Production Unit to German Purchaser does result in a transfer of the employment relationship between Seller and any Heidenheim Production Employees to German Purchaser, Section 6.4 shall apply accordingly .

8A.8        Assumption of Production and R&D Liabilities. On or prior to the Heidenheim Production End Date German Purchaser shall assume from Seller, with effect as of the Heidenheim Production End Date and by way of assumption of debt with full discharge of Seller as the original debtor, the following accounts payable, liabilities and obligations (the “Production and R&D Liabilities”):

(i)            all accounts payable and other liabilities and obligations included in the Heidenheim Net Working Capital.

(ii)           all accounts payable and other liabilities and obligations of Seller under the Production and R&D Contracts if and to the extent that (a) such accounts payable and other liabilities and obligations have been triggered by events, acts, failures to act or periods after the Heidenheim Production End Date or (b) such accounts payable and acceptance or delivery obligations result from contractual offers extended by or to Seller, orders (Bestellungen) made from Seller or acceptances (Annahmen) by or from Seller, in each case relating to deliveries or services to Seller in the Ordinary Course of Business prior to the Heidenheim Production End Date;

(iii)          all accounts payable and other liabilities and obligations of Seller with respect to the Heidenheim R&D Employees (including Pension Liabilities to the extent that they have been included in the determination of the deduction amount pursuant to Section 9.2 (ii)) as described in Section 8B;

(iv)          all other accounts payable and other liabilities and obligations related to the German Tantalum Business (other than liabilities and obligations related to the Heidenheim Production Employees and other than any liabilities and obligations the allocation of which is subject to the Manufacturing Contract) not yet assumed by German Purchaser under Section 5 and not falling under item (i) through (iii), if and to the extent that such accounts payable and other liabilities and obligations have been triggered by events, acts, failures to act or periods prior to the Heidenheim Production End Date, but in each case only to the extent that and until the total amount of any such accounts payable and other liabilities and obligations, sorted by the order of the dates at which they have been raised by the respective third-party creditors in writing, does not exceed, together with any amounts directly falling under Section 5.2 (iv) and Section 12.1.4, fourth paragraph, the aggregate amounts set forth in Section 5.2 (iv).

8A.9        Assumption of Production and R&D Contracts. On or prior to the Heidenheim Production End Date German Purchaser shall assume from Seller, with effect as of the Heidenheim Production End Date and by way of assumption of debt with full discharge of Seller as the original contract party, the following offers, orders and contracts (the “Production and R&D Contracts”):

(i)            all (a) orders of Seller with suppliers of Seller entered into in the Ordinary Course of Business and (b) contractual offers extended by suppliers of Seller to Seller or by Seller to suppliers of Seller, in each case placed in the Ordinary Course of Business until the Heidenheim Production End Date, and in each case except for orders or offers completely fulfilled by both parties thereto on the Heidenheim Production End Date;

(ii)           all general agreements between Seller and its suppliers implementing general terms and conditions of business (Konditionenvereinbarungen), setting forth certain prices (Preisvereinbarungen) or securing a certain level of quality (Qualitätsvereinbarungen) entered into in the Ordinary Course of Business; and

(iii)          all further contracts, orders and contractual offers as exclusively listed or described in Exhibit 8A.9 (iii),

in each case whether oral or written, not yet completed as of the Heidenheim Production End Date by either party and provided that they relate exclusively to the Heidenheim Tantalum Business; and

(iv)          unless assumed or to be assumed by German Purchaser under Section 7.2 and subject to the German Purchaser’s reasonable consent if required pursuant to Section 8A.12, all other contracts, orders and contractual offers which relate exclusively to the German Tantalum Business and which have been entered into between the date of this Agreement and the Heidenheim Production End Date within the Ordinary Course of Business. The contracts falling under (iv) shall be included into Exhibit 8A.9 (iv), which is to be provided by Seller to German Purchaser no later than three (3) Business Days prior to the Heidenheim Production End Date. The agreements listed in Exhibit 8A.9 (iv) shall thereafter be considered to constitute the “New Production and R&D Contracts”, it being understood that whenever the Parties refer to Production and R&D Contracts in this Agreement, such reference shall always also include the New Production and R&D Contracts.

To the assumption of the Production and R&D Contracts Section 7.1 shall apply accordingly, provided that any reference to the Closing Date shall be considered replaced by a reference to the Heidenheim Production End Date.

8A.10      Contracts Phase-out. With respect to the expiration of the Manufacturing Contract on the Heidenheim Production End Date, Seller shall use commercially reasonable efforts to terminate and/or phase out the Production and R&D Contracts until the Heidenheim Production End Date. Regarding the assumption of the Production and R&D Contracts the Production Transfer and Assumption Agreement shall reflect the provisions in Section 7.1, 7.4 and 7.5 of this Agreement, provided that any reference to the Closing Date shall be replaced by a reference to the Heidenheim Production End Date.

8A.11     Shared Production and R&D Contracts. “Shared Production and R&D Contracts” shall mean

(i)            all (a) orders of Seller with suppliers of Seller entered into in the Ordinary Course of Business and (b) contractual offers extended by suppliers of Seller to Seller or by Seller to suppliers of Seller, in each case placed in the Ordinary Course of Business until the Heidenheim Production End Date, and in each case except for orders or offers completely fulfilled by both parties thereto on the Heidenheim Production End Date;

(ii)           all general agreements between Seller and its suppliers implementing general terms and conditions of business (Konditionenvereinbarungen), setting forth certain prices (Preisvereinbarungen) or securing a certain level of quality (Qualitätsvereinbarungen) entered into in the Ordinary Course of Business; and

(iii)          all further contracts, orders and contractual offers as exclusively listed or described in Exhibit 8A.11 (iii),

in each case whether oral or written and not yet completed as of the Closing Date by either party and provided that they relate to deliveries or services provided to the German Tantalum Business and to other businesses of Seller by suppliers of Seller and other third parties, if any.

Subject to the German Purchaser’s reasonable consent if required pursuant to Section 8A.12, all other contracts, orders and contractual offers which fall under the categories set forth in the foregoing paragraph and which have been entered into between the date of this Agreement and the Heidenheim Production End Date within the Ordinary Course of Business shall be deemed as Shared Production and R&D Contracts in the meaning of this Section 8A.11.

To the Shared Production and R&D Contracts, Section 7.6 shall apply accordingly, provided that any reference to the Closing Date shall be considered replaced by a reference to the Heidenheim Production End Date.

8A.12     Entering into New Agreements. German Purchaser shall not be under an obligation to assume or share under Section 8A.9 or 8A.11 any agreement entered into by Seller between the Signing Date and the Heidenheim Production End Date which falls by its subject matter under any of the categories of agreements set forth in Section 12.1.9.1 (i) through (xiv) if Seller had entered into such agreement without German Purchaser’s consent (which consent shall not be unreasonably withheld).

8A.13     Representations and Warranties. For purposes of the representations and warranties of Seller and Sections 15 through 17 of this Agreement, those of the Production and R&D Contracts which by their subject matter fall under any of the categories of agreements set forth in Section 12.1.9.1 (i) through (xiv) and the absence of which would have a Material Adverse Effect, shall as of the Heidenheim Production End Date be considered Material Agreements.

8B.          Transfer of the Heidenheim R&D Employees

8B.1        Transfer of Undertakings. The Parties understand and agree that the Heidenheim R&D Employees and their equipment constitute an undertaking (Betriebsteil), and that therefore the transfer of the Heidenheim R&D Employees and their equipment to German Purchaser constitutes a transfer of undertakings (Betriebsübergang), within the meaning of Section 613a (1) 1st sentence BGB. As a consequence, as of the Heidenheim Production End Date by operation of law the employment relationships between Seller and all Heidenheim R&D Employees employed by Seller on the Heidenheim Production End Date will be transferred to German Purchaser, unless such employees have timely objected against the transfer as provided for by Section 613a (6) BGB. Except for those Heidenheim R&D Employees who have timely objected against the transfer, German Purchaser shall bear the Costs of Employment and the Termination Costs, if any, for the Heidenheim R&D Employees who were transferred to German Purchaser for the period after the transfer of the employment relationship. Seller shall use commercially reasonable efforts to finalize the consultation with the employee representatives regarding the separation of the Heidenheim R&D Employees from the rest of Seller’s Heidenheim business (Betrieb). Any agreement with the employee representatives that would result in any additional costs or expenses to German Purchaser or its Affiliates requires German Purchaser’s prior consent.

8B.2        Provisions Applicable to Transfer. To the transfer of the Heidenheim R&D Employees, Sections 6.2.4, 6.3, 6.4, 6.5 and 6.7 shall apply accordingly, provided that any reference to the Closing Date shall be considered replaced by a reference to the Heidenheim Production End Date.

9.             Purchase Price

9.1           Purchase Price. The purchase price to be paid by Purchasers on the Closing Date for the German Tantalum Business (excluding the Poly Lines and the related know-how), the EPCOS Portugal Shares and the EPCOS Portugal Shareholder Loans (collectively, such amounts are referred to as the “Purchase Price”) shall consist of (a) a purchase price for the German Tantalum Business (excluding the Poly Lines and the related know-how) (the “Asset Purchase Price”), (b) a purchase price for the EPCOS Portugal Shares and the EPCOS Portugal Shareholder Loans (the “Share Purchase Price”), (c) plus or minus the amount by which the Net Working Capital as of the Closing Date exceeds or falls short of the Target Net Working Capital; such Net Working Capital consisting of the German Business Net Working Capital and the EPCOS Portugal Net Working Capital as of the Closing Date (the “Closing Date Net Working Capital”) and (d) minus the amount, if any, by which the Closing Date Order Volume as determined in accordance with Section 10.3 below falls short of the Target Order Volume.

9.2           Asset Purchase Price. The Asset Purchase Price shall be

(i)            a fixed amount of EUR 8,500,000 (Euro eight million five hundred thousand) (the “Asset Base Amount”),

(ii)           minus the amount of any accumulated benefit obligations under the Pension Plans as of September 30, 2005 in respect of vested and unvested pension entitlements of those Munich Product Marketing Employees (whether the corresponding pension entitlements are transferred by operation of law or pursuant to or in implementation of Section 6.7) and those (up to three) Heidenheim R&D Employees the pension commitments towards whom are assumed by German Purchaser as of the Closing Date pursuant to Section 6.2.3 or 6.2.2, to be calculated in accordance with US GAAP, in particular with the Statement of Financial Accounting Standards No. 87 (SFAS 87, Employers’ Accounting for Pensions), on a basis consistent with (a) the actuarial methodologies used for the actuarial report as of September 30, 2005, and (b) the actuarial assumptions, principles and demographic data set out in Exhibit 9.2 (ii) (the “Pension Liabilities”). In case of any conflict between the actuarial methodologies as set out under (a) and the actuarial assumptions, principles and demographic data as set out under (b), the actuarial assumptions, principles and demographic data under (b) shall have priority. “Pension Plan” shall mean any collective or individual occupational pension arrangement between Seller as employer and any Munich Product Marketing Employees and any Heidenheim R&D Employees to which the German Company Pensions Act (BetrAVG) applies, and

(iii)          minus the sum of all Reference Date Foreign Inventories Purchase Prices (for the avoidance of doubt net of locally applicable value added tax, if any) under all Foreign Inventories Sale and Transfer Agreements.

9.3           Share Purchase Price. The Share Purchase Price shall be

(i)            an amount of EUR 71,500,000 (Euro seventy-one million five hundred thousand) (the “EPCOS Portugal Base Amount”) it being understood that of the EPCOS Portugal Base Amount, an amount of EUR 41,400,000 (Euro forty-one million four hundred thousand) shall be paid for the EPCOS Portugal Shares and an amount of EUR 30,100,000 (Euro thirty million one hundred thousand) shall be paid for the EPCOS Portugal Shareholder Loans; minus

(ii)           the Net Debt of EPCOS Portugal as of the Closing Date (the “EPCOS Portugal Closing Date Net Debt”), provided that any EPCOS Portugal Closing Date Net Debt shall first be deducted from the EPCOS Portugal Base Amount portion being paid for the EPCOS Portugal Shares and the remainder, if any, from the EPCOS Portugal Base Amount portion being paid for the EPCOS Portugal Shareholder Loans.

9.4           Net Debt. “Net Debt” shall mean the aggregate amount of

(a)           all liabilities (including interest accrued and unpaid thereon) of EPCOS Portugal towards any third party and/or the Seller (including for the avoidance of doubt, but subject to the last paragraph of this Section 9.4, any amounts owed to the Portuguese State under the Investment Contracts, except for any non-reimbursable portion thereof, and including any liabilities under any cash pooling agreements to be paid to Seller pursuant to Section 2.5 and including accrued interest under the EPCOS Portugal Shareholder Loans) arising out of (i) any notes, notes payable and bonds (Anleihen) and other liabilities for borrowed money, (ii) loans or overdrafts (Darlehen) from banks and other credit institutions (Verbindlichkeiten gegenüber Kreditinstituten) and the Seller, (iii) any capital (financial) leases, (iv) any liabilities of EPCOS Portugal with respect to the net accounts receivable factored including without limitation by asset-backed securities transactions whether or not reflected as a liability in the financial statements of EPCOS Portugal, (v) any cash collected with respect to factored receivables which is or must be reflected as a liability in EPCOS Portugal’s financial statements, (vi) any liabilities of EPCOS Portugal to the Seller other than any arm’s length liabilities for goods and services provided in the Ordinary Course of Business, (vii) any liabilities and obligations comparable therewith (e.g. any other form of financing for non-working capital items, and (viii) accrued interest to and including the Closing Date in respect of any of the obligations described in the foregoing clauses (i) through (vii) of this definition and all premiums, penalties, charges, fees, expenses and other amounts due in connection with the payment and satisfaction in full of such obligations which will be paid or prepaid at Closing; for the avoidance of doubt, amounts are to be included in Net Debt which do not have the nature of a loan or overdraft, but which are accounted for as a borrowing only by effect of U.S. GAAP;

(b)           minus the amount of cash and cash equivalents; provided, for the avoidance of doubt, that any amounts of cash of EPCOS Portugal payable to Seller under Section 2.5 shall not be considered cash or cash equivalents of EPCOS Portugal (no double counting).

The debt owed by EPCOS Portugal to the Portuguese state at the Closing Date under the Investment Contracts shall be included in the determination of the Net Debt with the face value (Nominalbetrag) of such obligations for repayment of principal and payment of interest as it would become due for EPCOS Portugal in the case that EPCOS Portugal has duly complied and will duly comply with all obligations under the Investment Contracts.

For the avoidance of doubt Net Debt shall not include the face amount of the EPCOS Portugal Shareholder Loans (which loans are being separately sold and transferred to Purchaser II pursuant to Section 3.1, 3.2 and 11.6 (iv)).

9.5           Net Working Capital. The “Net Working Capital” shall consist of the EPCOS Portugal Net Working Capital and the German Business Net Working Capital.

9.5.1        The “EPCOS Portugal Net Working Capital” shall be determined in accordance with U.S. GAAP as follows:

(i)            inventories (Vorräte) within the meaning of United States Securities and Exchange Commission Regulation S-X § 210.5-02 No. 6 (“Inventory”);

(ii)           plus trade accounts receivable (Forderungen aus Lieferungen und Leistungen) within the meaning of United States Securities and Exchange Commission Regulation S-X § 210.5-02 No. 3 (a) 1;

(iii)          plus accounts receivable from Seller or Seller’s Affiliates (Forderungen gegen verbundene Unternehmen) within the meaning of United States Securities and Exchange Commission Regulation S-X § 210.5-02 No. 3 (a) 2;

(iv)          minus trade accounts payable (Verbindlichkeiten aus Lieferungen und Leistungen) within the meaning of United States Securities and Exchange Commission Regulation S-X § 210.5-02 No. 19 (a) 4; and

(v)           minus accounts payable to Seller or Seller’s Affiliates (Verbindlichkeiten gegenüber verbundenen Unternehmen) within the meaning of United States Securities and Exchange Commission Regulation S-X § 210.5-02 No. 19 (a) 5 and 23, which shall not include, for the avoidance of doubt, liabilities under the Cash Pooling Agreement and resulting from its termination and settlement pursuant to Section 2.5.

9.5.2        The “German Business Net Working Capital” shall be determined in accordance with U.S. GAAP as follows:

(i)            finished goods (fertige Erzeugnisse);

(ii)           plus trade accounts receivable (Forderungen aus Lieferungen und Leistungen) within the meaning of United States Securities and Exchange Commission Regulation S-X § 210.5-02 No. 3 (a) 1 except for those trade accounts receivable related to the supply of material or services with respect to the production on the Heidenheim Production Units (e.g. receivables from the return of supplies to suppliers of Seller);

(iii)          plus accounts receivable from Seller’s Affiliates (Forderungen gegen verbundene Unternehmen) within the meaning of United States Securities and Exchange Commission Regulation S-X § 210.5-02 No. 3 (a) 2;

(iv)          minus trade accounts payable (Verbindlichkeiten aus Lieferungen und Leistungen) within the meaning of United States Securities and Exchange Commission Regulation S-X § 210.5-02 No. 19 (a) 4 except for those trade accounts payable related to the supply of material or services with respect to the production on the Heidenheim Production Units; and

(v)           minus accounts payable to Seller’s Affiliates (Verbindlichkeiten gegenüber verbundenen Unternehmen) within the meaning of United States Securities and Exchange Commission Regulation S-X § 210.5-02 No. 19 (a) 5 and 23, which shall not include, for the avoidance of doubt, liabilities under the Cash Pooling Agreement and resulting from its termination and settlement pursuant to Section 2.5.

9.5.3        The Net Working Capital shall further include all Foreign Inventories, but shall exclude any receivables and payables of (i) EPCOS Portugal from Seller’ Affiliates arising out of the relationship of Seller’s Affiliates as distributors for EPCOS Portugal and (ii) the German Tantalum Business from Seller’s Affiliates arising out of the relationship of Seller’s Affiliates as distributor for Seller. Such receivables will be paid by Seller’s Affiliates to EPCOS Portugal or Seller and such payables will be paid by EPCOS Portugal or Seller to Seller’s Affiliates until Closing.

9.5.4        The methodologies to be used to calculate the components of Net Working Capital as of the Closing Date will be the same as those used by Seller to prepare the calculation of Target Net Working Capital as of September 30, 2005, which were those methodologies used for the purpose of preparing Seller’s 2005 audited financial statements, notwithstanding that Seller may not otherwise generally apply those methodologies during interim financial periods.

9A.          Heidenheim Production and R&D Purchase Price

9A.1        Heidenheim Production and R&D Purchase Price. The purchase price for the Front-end Production Unit, Back-end Production Unit and the Heidenheim R&D Departments (the “Heidenheim Production and R&D Purchase Price”) shall be

(i)            a fixed amount of EUR 1,500,000 (Euro one million five hundred thousand) (the “Preliminary Heidenheim Production and R&D Purchase Price”),

(ii)           minus the amount of any accumulated benefit obligations under the Pension Plans as of the Heidenheim Production End Date in respect of vested and unvested pension entitlements of those Heidenheim R&D Employees the pension commitments towards whom are assumed by German Purchaser pursuant to Section 8B, to be calculated in accordance with U.S. GAAP, in particular with the Statement of Financial Accounting Standards No. 87 (SFAS 87, Employers’ Accounting for Pensions), on a basis consistent with (a) the actuarial methodologies used for the actuarial report as of September 30, 2005, and (b) the actuarial assumptions, principles and demographic data set out in Exhibit 9.2 (ii). In case of any conflict between the actuarial methodologies as set out under (a) and the actuarial assumptions, principles and demographic data as set out under (b), the actuarial assumptions, principles and demographic data under (b) shall have priority,

(iii)          plus or minus the amount by which the Heidenheim Net Working Capital as of the Heidenheim Production End Date exceeds or falls short of the Target Heidenheim Net Working Capital.

The Preliminary Heidenheim Production and R&D Purchase Price shall be paid by German Purchaser to Seller on the Heidenheim Production End Date.

9A.2        The “Heidenheim Net Working Capital” shall be determined in accordance with U.S. GAAP as of the Heidenheim Production End Date as follows:

(i)            the Production and R&D Inventory;

(ii)           minus trade accounts payable (Verbindlichkeiten aus Lieferungen und Leistungen) within the meaning of United States Securities and Exchange Commission Regulation S-X § 210.5-02 No. 19 (a) 4 related to the supply of material or services with respect to the production on the Heidenheim Production Units.

9A.3        Calculation Methodologies. The methodologies to be used to calculate the components of the Heidenheim Net Working Capital as of the Heidenheim Production End Date will be the same as those used by Seller to prepare the calculation of Target Heidenheim Net Working Capital as of September 30, 2005, which were those methodologies used for the purpose of preparing Seller’s 2005 audited financial statements, notwithstanding that Seller may not otherwise generally apply those methodologies during interim financial periods.

9A.4        Determination of the Heidenheim Production and R&D Purchase Price. To the determination and payment of the final Heidenheim Production and R&D Purchase Price Sections 10.2 through 10.7 shall apply accordingly, provided that any reference to the Closing Date shall be considered replaced by a reference to the Heidenheim Production End Date.

10.          Determination and Payment of Purchase Price

10.1         Payment of Preliminary Purchase Price. On the Closing Date, Purchasers shall pay to Seller in accordance with Section 10.5 a preliminary purchase price (the “Preliminary Purchase Price”) which shall be

(i)            an amount consisting of the Asset Base Amount minus the Pension Liabilities minus the Reference Date Foreign Inventories Purchase Price (to be paid by German Purchaser);

(ii)           plus the EPCOS Portugal Base Amount minus the Net Debt of EPCOS Portugal as of the Reference Date (to be paid by Purchaser II);

(iii)          plus or minus the excess or deficit, as the case may be, of the Net Working Capital compared to the Target Net Working Capital as of the Reference Date (to be paid or received, as the case may be, by Purchaser II);

(iv)          minus the Preliminary Heidenheim Production and R&D Purchase Price.

“Reference Date” shall be (i) the month-end immediately preceding the Closing Date if the time period from (but excluding) such month-end through (but excluding) the Closing Date is at least ten (10) Business Days; or (ii) the month-end which is two month-ends preceding the Closing Date if the period referred to under item (i) is less than ten (10) Business Days.

Seller will notify Purchaser in writing of the Net Debt of EPCOS Portugal and the Net Working Capital at the relevant month-end and the Preliminary Purchase Price resulting therefrom at least three (3) Business Days prior to any envisaged Closing Date.

10.2         Determination of Closing Date Net Working Capital and EPCOS Portugal Closing Date Net Debt. Immediately after the Closing Date, Seller and Purchasers shall jointly and in good faith determine, as of the end of business on the Closing Date, a final calculation of the Pension Liabilities, the Net Working Capital and the EPCOS Portugal Closing Date Net Debt (collectively the “Closing Date Calculation”) as well as the Purchase Price resulting from such determination (the “Final Purchase Price”). Each of such figures shall be final and binding upon the Parties when agreed in writing between the Parties.

10.3         Closing Date Order Volume. The “Closing Date Order Volume” shall be the sum of the sale prices in Euro of all unfulfilled orders and order forecasts for tantalum capacitors placed with either Seller or EPCOS Portugal as of the end of the second to last Business Day prior to the Closing Date. The Closing Date Order Volume shall be retrieved by Seller in good faith on the last Business Day prior to the envisaged Closing Date from the IT system of Seller in accordance with the order retrieval information, including the order types, set forth in Exhibit 10.3. On the last Business Day prior to the envisaged Closing Date Seller shall communicate the Closing Date Order Volume to Purchasers in writing. In order to make the unfulfilled order and order forecast information available for review by both Parties, Seller shall download and store such unfulfilled order and order forecast information from the IT system of Seller and, at Purchasers’ request, provide Purchasers with a copy thereof. The methodologies used to calculate the Target Order Volume have been the same as to be used by Seller in accordance with Exhibit 10.3 to determine the Closing Date Order Volume, provided, however, that the Target Order Volume covers 90% of the relevant volume of unfulfilled orders and order forecasts only, whilst the Closing Date Order Volume will cover 100%.

10.4         Disputes. If Seller and Purchasers cannot agree on the Closing Date Calculation (including, for the avoidance of doubt, the Closing Date Order Volume) within 120 days after the Closing Date the disputed matters shall be submitted to PricewaterhouseCoopers in Frankfurt/M., or such other valuation or consulting firm as shall be mutually agreed between the Parties (such firm, the “Settlement Firm”), who shall resolve the matters still in dispute (and only such matters) as an expert (Schiedsgutachter) and prepare the Closing Date Calculation according to such resolution and establish the Closing Date Calculation to the extent subject to the dispute. The Parties will cooperate with the Settlement Firm during the term of its engagement. The Settlement Firm’s determination will be based solely on presentations by Purchasers and Seller which are in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of an independent review). In resolving any matters in dispute, the Settlement Firm may not assign a value to any item in dispute greater than the greatest value for such item assigned by Purchasers, on the one hand, or Seller, on the other hand, or less than the smallest value for such item assigned by Purchasers, on the one hand, or Seller, on the other hand. The Parties will instruct the Settlement Firm to make such determination within thirty (30) days (or as soon as practicable thereafter if the Settlement Firm notifies the Parties that it requires additional time to make such determination) following the submission of the matter to the Settlement Firm for resolution, and such determination shall be final and binding upon Purchasers and Seller. The determination of the disputed Closing Date Calculation items shall become final and binding on the Parties on the date the Settlement Firm delivers its final resolution in writing to the Parties. The costs and expenses incurred by the Settlement Firm shall be borne by Seller and Purchasers pro rata to the amounts by which the balance of the Closing Date Calculation as last asserted by Seller or Purchasers in writing prior to the referral of the dispute to the Settlement Firm deviate from the balance of the Closing Date Calculation as determined by the Settlement Firm.

10.5         Payments of Excess or Shortfall. If and to the extent that the Final Purchase Price determined in accordance with Sections 9 and 10 is:

(i)            higher than the Preliminary Purchase Price, Purchasers shall pay the difference to Seller; or

(ii)           lower than the Preliminary Purchase Price, Seller shall pay the difference to the Purchasers;

in each case on a Euro-for-Euro basis, and all payments shall be made within five (5) Business Days after the amounts of the Closing Date Calculation have become final and binding upon the Parties.

10.6         Interest. Except as provided otherwise in this Agreement, either Party owes interest (Verzugszinsen) on any amounts becoming due and payable to any other Party under this Agreement as from the respective date payment is to be made, to, but not including, the day of payment at the rate of 100 basis points over the three (3) months’ EURIBOR (the

“Contractual Interest Rate”). Interest payable under any provision of this Agreement shall be calculated on the basis of actual days elapsed divided by 360.

10.7         Bank Accounts. All payments owed by Purchaser to Seller or vice versa under this Agreement shall be made by wire transfer free of costs and charges in immediately available funds to such bank account as the respective Party has notified to the owing Party in writing prior to the payment.

11.          Closing Conditions and Closing

11.1         Closing Conditions. The obligation of the Parties to take the actions set out in Section 11.6 shall be subject to each of the following conditions (“Closing Conditions”) having been either fulfilled or waived by the Party entitled to exercise such waiver pursuant to Section 11.2:

(i)            The transactions contemplated by this Agreement may be lawfully consummated pursuant to (a) articles 8 and subsequent of the Portuguese competition law (Lei 18/2003 dated June 11, 2003) and (b) the competition law of Spain and the UK.

(ii)           The Portuguese State granted its consent to (a) Purchaser II’s assumption of all of Seller’s rights and obligations under the Investments Contracts of September 12, 1997, December 28, 2000 and June 28, 2004 by a Transfer and Assumption Agreement between Seller, EPCOS Portugal and Purchaser II substantially conforming to the draft attached as Exhibit 11.1 (ii) (which agreement shall be executed by the designated parties thereto either at the Closing, or prior and subject to the Closing if required in order to obtain the consent) and (b) the sale and transfer by Seller of the shares in EPCOS Portugal to Purchaser II under this Agreement.

(iii)           In order to provide German Purchaser and EPCOS Portugal with the ability to operate (a) the so-called F process within the Poly 60 Line and the polymerization lines operated by EPCOS Portugal identified in Exhibit 11.1 (iii) (1) and (b) the so-called B process within the Back-end Production Unit identified in Exhibit 11.1 (iii) (2), in each case as operated on the Closing Date, MEI and MACO have validly consented in writing to the execution of (a) a sublicense agreement between Seller, German Purchaser, EPCOS Portugal and Purchaser’s Guarantor substantially conforming to the draft sublicense agreement attached as Exhibit 11.1 (iii) (3) or (b) a sublicense agreement which although being worded differently has substantially the same legal effect as the draft sublicense agreement attached as Exhibit 11.1 (iii) without including additional provisions reasonably adverse to German Purchaser, Purchaser’s Guarantor or EPCOS Portugal (the “Sublicense Agreement”).

For the avoidance of doubt, all costs and expenses relating to obtaining this consent to sublicense, including the payment of any required lump sum or royalties, if any, charged by MEI and/or MACO shall be borne by Seller.

(iv)          Neither Party is subject to an injunction or similar judicial instrument enjoining it from performing the actions described in this Section 11.

(v)           [intentionally left blank]

(vi)          [intentionally left blank]

(vii)         A special third-party license has been granted to Seller and EPCOS Portugal which conforms in substance to the requirements set forth in the letter provided by Seller to Purchaser’s Guarantor on the date of this Agreement, the receipt of which has been confirmed by Purchaser’s Guarantor in writing, without including additional provisions materially adverse to German Purchaser.

(viii)        Deutsche Bank AG has confirmed to Seller in writing, without any limitations or conditions (other than the conditions relating to the settlement of outstanding balances), that as of a date on or prior to the Closing it releases EPCOS Portugal from all obligations under the Cash Pooling Agreement and releases Seller from any obligations under guarantees or other recourse obligations of Seller, if any, to the extent that they relate to obligations of EPCOS Portugal.

(ix)           Purchasers have not rightfully refused to perform the Closing on the ground that

(a)        there are either

(x)           one or several unremediated breaches by Seller of Seller’s representation and warranties contained in Section 12, and/or

(y)           one or several unremediated breaches by Seller of Seller’s covenants contained in Section 14, and/or

(z)           one or several events that have occurred after the Signing Date which have a Material Adverse Effect on the Business

(b)        and either

(x)           all such breaches and events taken together have an adverse effect on the assets and liabilities (Vermögenslage), financial condition (Finanzlage) or earnings position (Ertragslage) of the Business taken as a whole exceeding EUR 8,650,000 (Euro eight million six hundred fifty thousand) or a similar adverse effect of an equivalent magnitude if the Euro amount of the loss is not readily capable of being quantified, or

(y)          any breach within the meaning of paragraph (a) (x) or (y) includes criminal action (Straftaten) conducted by Representatives of Seller or EPCOS Portugal and related to the Business

(it being understood, for the avoidance of doubt, that in the case that both the conditions (a) and (b) above exist at the time of the scheduled Closing, Purchasers shall indeed be permitted to refuse to perform the Closing).

For the avoidance of doubt, the limitations set forth in this Section 11.1 (ix) shall not limit or prejudice in any manner the claims of Purchasers under Section 15. It is understood that a decline of the volume of unfulfilled orders and order forecasts and the consequences resulting therefrom shall be deemed not to constitute a breach of any representation, breach of covenant or Material Adverse Effect within the meaning of this Section 11.1 (ix).

Prior to the Closing Date, Seller shall confirm the absence of an unremediated breach by Seller of Seller’s representations and warranties contained in Section 12, and an unremediated breach by Seller of Seller’s covenants contained in Section 14 to Purchaser in writing (“Seller’s Bring Down Certificate”), it being understood, however, that neither Seller nor the individual officers or employees of Seller having issued such certificate shall be held liable out of or in connection with such confirmation in any manner and on any ground, but Seller’s liability out of or in connection with any breaches of Seller’s representations and warranties or covenants shall solely exist as provided for under the terms of this Agreement, unless Seller has executed fraudulently an incorrect Seller’s Bring Down Certificate.

(x)            The Closing Date Order Volume as determined pursuant to Section 10.3 is not lower than EUR 9,350,000 (Euro nine million three hundred fifty thousand).

11.2         Waiver of Closing Conditions. Seller may waive in writing the Closing Condition in Section 11.1 (viii). Purchasers may waive in writing any of the Closing Conditions as set out in Section 11.1 (ii), (iii), (v), (vi), (vii), (ix) and (x).

11.3         Merger Filings. As soon as possible after the execution of this Agreement merger notifications shall be filed with the Portuguese Competition Authorities (Autoridade da Concorrência) and the cartel authorities of Spain, Brazil and in the United Kingdom. The filings shall be made by Purchasers on behalf of Seller, Purchasers and EPCOS Portugal. The wording of the filings requires the prior written approval of Seller which shall not be unreasonably withheld. If Purchasers have failed to submit to Seller draft filings for approval either (i) within twenty (20) days after the date of this Agreement or (ii) three (3) Business Days prior to the expiry of any time limits under Applicable Law (other than for the reason of a delayed or incomplete submission of required information by Seller), or has failed to make the filings within five (5) Business Days after written approval has been given by Seller, Seller shall be entitled to make the filings on behalf of Seller, Purchasers and EPCOS Portugal. If Seller has failed to comment on a complete draft of a merger filing submitted to Seller either (i) within five (5) Business Days after submission of the complete draft filing to Seller or (ii) prior to the expiry of any time limits under Applicable Law, Purchasers shall be entitled to make the filing without comments from Seller. Seller and Purchasers shall provide, and Seller shall procure that EPCOS Portugal provides, to each other such documents and other information and such assistance as is necessary to make the filings and to obtain merger clearance as soon as possible. In any merger filing letter (including any exhibits or other ancillary documents), Purchasers shall be entitled to blacken out any numbers (e.g. revenue numbers, market shares), which relate exclusively to any business of Purchasers or their Affiliates. If any cartel authorities provide merger clearance subject to conditions, limitations or orders, Purchasers shall comply with such conditions, limitations or orders unless such conditions, limitations or orders have a materially detrimental effect on the value of the Business or Purchasers’ other businesses. In the determination of such materially detrimental effect the impact of actions required by such conditions, limitations or orders on the Purchasers’ mid-term and long-term strategy as well as any proceeds or benefits received by Purchasers in connection with the actions performed in connection with the compliance with such conditions, limitations or orders shall be taken into account. In the case of such a materially detrimental effect, Purchasers shall not be obliged under this Agreement to comply with the decision of the merger Authorities. However, at Seller’s written request, and upon the confirmation of Seller to comply with the following sentence, Purchasers shall appeal against any such adverse decision of the merger Authorities and shall reasonably and diligently pursue any appeals. The costs of any appeal requested by Seller in writing shall be borne by Seller in full, provided that Purchasers shall use commercially reasonable efforts to control the costs of such appeal, consistent with their obligations hereunder.

11.3A.    Exchange of Sensitive Filing Information. In the preparation of the merger filings pursuant to Section 11.3, information regarding the sales and market shares of the Parties and their Affiliates shall be exchanged between the filing counsels appointed by the respective Parties only and shall not be disclosed to the respective other Party itself. Each Party shall instruct its filing counsel accordingly and shall ensure that its filing counsel treats the information as confidential. If reasonably necessary (in the opinion of the Party having instructed the filing counsel) or upon reasonable request by the other Party, the Party having instructed the filing counsel shall enforce its rights towards the filing counsel. The Party having instructed the filing counsel shall be liable for any losses suffered by the other Party, its Affiliates (including, in the case of Purchasers, EPCOS Portugal) and their Representatives as a result of the disclosure of the information by negligence or intention of the filing counsel, regardless of any fault of such Party.

11.4         Reasonable Efforts. Each Party shall use commercially reasonable best efforts to ensure that the Closing Conditions will be fulfilled as soon as possible in advance of the envisaged Closing Date.

11.5         Rescission. In the event that any of the Closing Conditions set forth in Section 11.1 are not completely fulfilled within nine (9) months after the Signing Date, either Party may rescind this Agreement (Rücktritt vom Vertrag) by written notice to the respective other Parties, provided, however, that the right to rescind this Agreement under this Section 11.5 shall not be available to any Party whose failure to perform and comply, in all material respects, with all of its obligations in relation to and in connection with Section 11.1 has been the cause of, or resulted in, the failure of the Closing to occur on or before such date. Any purported rescission shall be deemed void and shall not have any effect if, at the time when the notice from the rescinding Party is received by the other Parties, all Closing Conditions have been fulfilled or waived. The effect of a rescission shall be limited to eliminating the obligations of the withdrawing Party to perform the Closing, but shall not limit or prejudice any claims the withdrawing Party may have on the basis of any circumstances relating to the non-fulfilment of the Closing Conditions set forth in Section 11.1. For the avoidance of doubt, Sections 19 to 22 shall remain in force and effect.

11.6         Closing Actions. Within three (3) Business Days after the date on which all Closing Conditions have been fulfilled or waived, or on such other date as agreed upon between Seller and Purchasers, the Parties shall meet at the offices of Baker & McKenzie LLP in Frankfurt am Main / Germany, or on such other location as agreed upon between Seller and Purchasers, where the following actions (the “Closing Actions” which in their entirety shall constitute the “Closing”; the date on which all Closing Actions have been performed the “Closing Date”) shall be performed simultaneously (Zug um Zug):

(i)            Purchasers shall pay (a) to Seller or to the order of the Seller the Preliminary Purchase Price pursuant to Section 10.1 and (b) to Seller as payment receipt agent (Zahlungsempfangsstelle) for the sellers under the Foreign Inventories Sale and Transfer Contract the sum of all Reference Date Foreign Inventories Purchase Prices.

(ii)           In case the EPCOS Portugal Cash Pooling Balance is owed by EPCOS Portugal to Seller, Purchaser II shall pay the EPCOS Portugal Cash Pooling Balance to Seller. In case the EPCOS Portugal Cash Pooling Balance is owed to EPCOS Portugal by Seller, Seller shall pay the EPCOS Portugal Cash Pooling Balance to EPCOS Portugal.

(iii)          Seller and Purchaser II shall execute all instruments required under Portuguese law to provide for transfer of title to the EPCOS Portugal Shares to Purchaser II, namely, Seller shall deliver to Purchaser II: (a) the EPCOS Portugal Shares certificates duly endorsed in Purchaser II’s name and (b) a transfer notice addressed to EPCOS Portugal, requesting the registration of the transfer to Purchaser II on EPCOS Portugal’s share registration book, to be executed substantially in the form of Exhibit 11.6 (iii).

(iv)          Seller and Purchaser II shall execute a transfer deed substantially in the form of Exhibit 11.6 (iv) required to provide for the transfer of all claims under the EPCOS Portugal Shareholder Loans to Purchaser II.

(v)           Seller shall have delivered Exhibit 7.2 (iv) regarding the Assumed New German Contracts.

(vi)          Seller shall execute and deliver to Purchasers the Seller’s Bring Down Certificate.

(vii)         Seller shall enter with German Purchaser into the Transitional IT Agreement.

(viii)        Seller and KEMET Electronics Corporation shall execute the Manufacturing Contract.

(ix)           Seller and Purchasers shall execute, or procure that their respective Affiliates execute, all Foreign Inventories Sale and Purchase Agreements and all Exclusive Foreign Contracts Sale, Transfer and Assumption Agreements.

(x)            Seller shall deliver the resignation letters executed by the members of the board of directors of EPCOS Portugal as listed in Exhibit 12.1.8.2.

(xi)           Seller and EPCOS Portugal shall procure that the Sublicense Agreement will be executed by the designated parties thereto.

11.7         Closing Confirmation. After all Closing Actions have been taken or waived, Seller and Purchasers shall confirm in a written document, to be jointly executed (at least in duplicate) substantially in the form of the draft attached as Exhibit 11.7 (the “Closing Confirmation”) that all Closing Actions have been taken or waived, all Closing Conditions pursuant to Section 11.1 above have been fulfilled or duly waived and that thereby the Closing has occurred.

11.8         Rescission. In the event that any of the Closing Actions set forth in Section 11.6 (i) through (xi) is not completely performed or waived within two (2) months after the date at which all Closing Conditions are fulfilled or duly waived, either Party may rescind this Agreement (Rücktritt vom Vertrag) by written notice to the respective other Parties, provided, however, that the right to rescind this Agreement under this Section 11.8 shall not be available to any Party whose failure to perform and comply, in all material respects, with all of its obligations in relation to and in connection with Section 11.6 has been the cause of, or resulted in, the failure of the Closing to occur on or before such date. Any purported rescission shall be deemed void and shall not have any effect if, at the time where the notice from the rescinding Party is received by the other Parties, all Closing Actions have been performed or waived. If this Agreement is rescinded by a Party in accordance with this Section 11.8, this Agreement shall cease to have force and effect and shall not create any binding obligation to the Parties (i) except that Sections 19 to 22 shall remain in force and effect and (ii) provided further that such withdrawal shall not limit or prejudice any claims the respective other Parties may have on the basis of any circumstances relating to the non-fulfilment of the Closing and Closing Actions set forth in Section 11.6.

12.          Representations of Seller

12.1         Representations and Warranties. Seller represents and warrants in the form of an independent guarantee irrespective of fault of Seller (selbständiges verschuldensunabhängiges Garantieversprechen - Section 311 BGB) to Purchasers that, except as disclosed and set forth in the Exhibits referred to in this Section 12 (collectively the “Disclosure Exhibits”), the statements set forth in this Section 12 are true and correct as of the Signing Date and of the Closing Date, provided, however, that

(i)            representations and warranties which are expressly made as of the Signing Date or another specific date need to be true and correct as of such date only; and

(ii)           all Parties understand as a material provision of this Agreement (and Purchasers hereby confirm such understanding to Seller) that the representations and warranties shall be subject to the conditions and limitations, including, without limitation, the de minimis amount, basket and cap and the procedural and time limitations set forth in Sections 15 and 17 and, in view of these conditions and limitations, the representations and warranties shall not constitute, in whole or in part, a guarantee concerning the quality of the purchased object (Garantie für die Beschaffenheit der Sache) within the meaning of Sections 443 or 444 BGB.

12.1.1      Legal Status of Seller

12.1.1.1      Status of Seller. Seller is a stock corporation (Aktiengesellschaft), duly incorporated and validly existing under German law and is quoted at the German stock exchange and has the legal capacity (Rechtsfähigkeit) to execute this Agreement and to perform its obligations hereunder. No bankruptcy proceedings (Insolvenzverfahren) have been opened over Seller’s assets.

12.1.1.2      Enforceability; No Violation. This Agreement constitutes a legal, valid, and binding obligation of Seller, enforceable under German laws against Seller in accordance with its terms, subject only, if the case arises, to limitations on enforceability under generally applicable statutory law. Provided that the Portuguese State grants the release as described in Section 11.1 (ii), the execution and consummation of this Agreement and the performance of the transactions contemplated hereunder does not and will not (i) violate any judicial or governmental order (gerichtliche oder behördliche Verfügung) to which Seller is bound, any provision of Seller’s articles of association or any legally effective resolution of Seller’s management, supervisory board or shareholders meeting or (ii) conflict materially with any agreement, contract, lease, licence, instrument or other arrangement to which Seller is a party to an extent that such conflict would lead to a Material

Adverse Effect on the Business except for any restrictions under the Investment Contracts. The execution and delivery of this Agreement by the Seller, and the consummation by it of the transactions contemplated hereby, have been duly authorized by the supervisory board of the Seller and no other corporate proceedings on the part of the Seller and EPCOS Portugal are necessary with respect thereto.

12.1.2         Legal Status of EPCOS Portugal

12.1.2.1      Status of EPCOS Portugal. The information given with respect to EPCOS Portugal in Section 2.3 is true and correct. EPCOS Portugal is duly incorporated and validly existing under the laws of Portugal and has the legal capacity to own its assets and to conduct its business as currently conducted. No bankruptcy, insolvency, judicial composition or similar proceedings concerning EPCOS Portugal have been applied for by EPCOS Portugal or, to Seller’s Best Knowledge, by a third party. No such application has been rejected due to lack of assets, nor are there to Seller’s Best Knowledge any circumstances which would require an application for any bankruptcy, insolvency or judicial composition proceedings. As of the Signing Date, EPCOS Portugal is not insolvent.

12.1.2.2      Ownership of the EPCOS Portugal Shares; Encumbrances and Rights of Third Parties.

(i)          Seller owns, both legally and beneficially, the EPCOS Portugal Shares, free and clear of any encumbrances (dingliche Belastungen), pending transfers, restrictions on transfer, security interests, options, warrants, purchase rights, contracts, commitments, claims, and demands or any debentures or other securities affecting the EPCOS Portugal Shares. The Seller is not a party to any option, warrant, purchase right, trusteeship agreement, formal or informal arrangement or other contract or commitment (including, without limitation, promissory agreements - (Contratos-promessa)) that (i) obliges the Seller to sell, transfer, encumber, or otherwise dispose of the EPCOS Portugal Shares (other than under this Agreement) or (ii) provide any third party with any interest, right, or entitlement to acquire such EPCOS Portugal Shares. There are no claims, actions or proceedings pending or, to the Seller’s Best Knowledge, threatened in relation to the title to, or the ownership interests in, the EPCOS Portugal Shares. This subsection (i) shall not apply to any restrictions or other limitations under the Investment Contracts.

(ii)         There are no outstanding or authorised options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Seller or EPCOS Portugal to issue, sell, redeem, purchase or otherwise cause to become outstanding any of their equity interests. There are no outstanding or authorised share appreciation, phantom stock, profit participation or similar rights with respect to EPCOS Portugal. No dividends have been declared which remain unpaid for any time period prior to the Closing Date or paid out by EPCOS Portugal.

(iii)          EPCOS Portugal is not a party to any unfulfilled agreements relating to the acquisition or sale of equity or debt interests (Wandelschuldverschreibungen, sonstige Schuldverschreibungen) or voting rights in other companies, partnerships or other persons or to the acquisition or sale of businesses (Betriebe) or parts thereof (Betriebsteile).

(iv)          The articles of association and the respective extract of the commercial register of EPCOS Portugal as contained in Exhibit 12.1.2.2 (iv) are correct and complete and in full force and effect. No resolution for the amendment of the articles of association has been adopted and no filings for the commercial register relative thereto are pending. EPCOS Portugal is not in any material default under or in violation of any provision of its articles of association, bylaws or comparable governing documents.

(v)           Except as set forth in Exhibit 12.1.2.2 (v) there is no outstanding power of attorney issued by EPCOS Portugal (for the avoidance of doubt, other than the statutory powers of representations of the members of the board of directors) which authorizes any employee of EPCOS Portugal or any other person to make drawings from EPCOS Portugal’s bank accounts or to incur any bank debt in the name of EPCOS Portugal.

12.1.3      [intentionally left blank]

12.1.4      EPCOS AG Financial Statements, EPCOS Portugal Financial Statements and Business Financial Statements. Exhibits 12.1.4 (i) through (iii) contain correct and complete copies of (i) the financial statements (balance sheets, profit and loss statements (which have been audited by KPMG) and annexes (Anhang) which annexes will be added to Exhibit 12.1.4 (i) until the Closing Date) of the Seller which include the German Tantalum Business for the fiscal year ended September 30, 2005 (the “EPCOS AG Financial Statements”), (ii) the audited financial statements (balance sheets, profit and loss statements and annexes which annexes will be added to Exhibit 12.1.4 (ii) until the Closing Date) for EPCOS Portugal for the fiscal year ended September 30, 2005 (the “EPCOS Portugal Financial Statements”), and (iii) the unaudited consolidated management accounts of the Tantalum Business as of September 30, 2005 under US GAAP (the “Management Accounts”; collectively with the EPCOS AG Financial Statements and the EPCOS Portugal Financial Statements, the “Business Financial Statements”).

The EPCOS AG Financial Statements and the EPCOS Portugal Financial Statements have been prepared in all material respects from the books and records of the Seller and EPCOS Portugal and have been prepared in accordance with applicable general accounting principles, especially but not limited to German and Portuguese GAAP, consistently applied and present a true and fair view of the asset and financial position (Vermögens- und Finanzlage) of the Seller and EPCOS Portugal and the operating results (Ertragslage) of the Seller and EPCOS Portugal for the respective period.

According to Seller’s Best Knowledge, the Management Accounts have been prepared in all material respects in accordance with the same accounting principles as applied in the preparation of the EPCOS Financial Statements and EPCOS Portugal Financial Statements, except for any deviations from such accounting principles made for the purpose of consolidation and except for any deviations resulting from the application of US GAAP.

Except as set forth in Exhibit 12.1.4 (iv), Seller with regard to the Business does not have any liabilities being incurred by or otherwise falling upon German Purchaser and EPCOS Portugal does not have any liabilities (in each case whether known or unknown, contingent, in existence or otherwise) except for (i) liabilities shown on the Business Financial Statements, (ii) liabilities which are included in the German Net Working Capital and Portugal Net Working Capital, (iii) liabilities incurred after the Signing Date in the Ordinary Course of Business consistent with past practice, (iv) liabilities arising in the Ordinary Course of Business in respect of the contracts and agreements and (v) liabilities that are not, individually or in the aggregate, material to the Business, it being understood that a liability shall be considered material if it exceeds the De Minimis Amount pursuant to Section 17.1 below, but provided further that any liabilities of Seller with regard to the Business and EPCOS Portugal which are not excluded from this representation pursuant to item (i) through (v) above shall not be considered to constitute a breach of this representation if and to the extent that

(a)           the total amount of such liabilities raised by any third party creditors in writing in any one-year period following the Closing Date, and

(b)           the total amount of liabilities which German Purchaser assumes from Seller pursuant to Section 5.2 (ii) and 8A.8 taken together do not exceed the threshold of liabilities which German Purchaser shall assume pursuant to Section 5.2 (iv), and provided further that any liabilities which constitute a breach by Seller of any other representation and warranty of Seller in this Section 12 or a breach of covenant or other agreement by Seller shall not be considered a separate breach by Seller of the representations and warranties in this Section 12.1.4 and shall therefore not count for the reference of lit. (b) above to the amounts set forth in Section 5.2 (iv)(a) through (f).

12.1.5      Real Estate

12.1.5.1      Ownership; Encumbrances and Other Rights of Third Parties. Exhibit 12.1.5.1 includes a list of real estate owned by EPCOS Portugal (the “Real Estate”).

EPCOS Portugal validly and exclusively owns and/or possesses good and marketable title (or its local Applicable Law equivalent) and is authorized and has the legal capacity to transfer, subject to any general restrictions under Applicable Law, full title in the Real Estate. Except for any Liens also listed in Exhibit 12.1.5.1, the Real Estate is not subject to any further Liens, there are no other third parties rights that may restrict EPCOS Portugal’s property right over the Real Estate and to Seller’s Best Knowledge no applications for the registration of any Liens in the competent land register have been filed, nor has EPCOS Portugal or Seller or any of its other Affiliates granted or is committed to grant any such rights to third parties, or has subjected or is committed to subject the Real Estate to any Liens or other restrictions.

12.1.5.2      Condition. Except as reflected in Exhibit 12.1.5.2, to Seller’s Best Knowledge the buildings and other fixtures on the Real Estate are in good order and repair (normal wear and tear excepted) without damages exceeding EUR 100,000 since January 1, 2005.

12.1.6      Fixed Assets and Inventory. The Seller owns all Non-production Fixed Assets and all Inventories, and EPCOS Portugal owns all Fixed Assets and Inventories reflected in the EPCOS Portugal Financial Statements, in each case free of any Liens the existence of which would have a Material Adverse Effect on the Business except (i) for Fixed Assets which have been disposed of in the Ordinary Course of Business and consistent with past practice as well as Inventories which have been disposed of in the Ordinary Course of Business, (ii) for Fixed Assets and Inventories subject to customary retention of title arrangements (branchenübliche Eigentumsvorbehalte), pledges or other security rights in favour of suppliers, mechanics, workers, carriers and the like, (iii) rights securing any indebtedness which is included in the EPCOS Portugal Closing Date Net Debt, (iv) statutory security rights in favour of Tax Authorities or other governmental entities, (v) encumbrances which do not have a Material Adverse Effect or (vi) as disclosed in Exhibit 12.1.6.1.

Except for customary retention of title arrangements (branchenübliche Eigentumsvorbehalte) and other Liens of the kind referred to under item (ii) through (vi) above and the Investment Contracts, to Seller’s Best Knowledge either the Seller or EPCOS Portugal, as the case may be, is free to dispose of its Fixed Assets and Inventories in the Ordinary Course of Business, and no such disposition violates any legal obligation of either the Seller or EPCOS Portugal.

The entirety of (i) the Fixed Assets owned or held in lawful possession by Seller or EPCOS Portugal and which after Closing, German Purchaser or EPCOS Portugal will be entitled to use (assuming all required consents have been granted) and (ii) such Fixed Assets which Purchasers or EPCOS Portugal are or will be entitled to use for purposes of the Business under any arrangements with Seller or Seller’s Affiliates existing on the Signing Date or to be concluded thereafter on or prior to the Closing Date, is sufficient to conduct the Business as conducted as of the Signing Date.

On the Heidenheim Production End Date Seller will own all Production and R&D Fixed Assets free of any Liens the existence of which would have a Material Adverse Effect on the Heidenheim Tantalum Business, except for Liens within the scope of items (i) through (vi) above.

12.1.7      Intellectual Property Rights

12.1.7.1      List of Intellectual Property. Exhibit 12.1.7.1 sets forth a complete and correct list of all

(i)            patents and patent applications, utility models (Gebrauchsmuster) and registered designs (Geschmacksmuster) owned by the Tantalum Business, and

(ii)           license agreements regarding the in-licensing of Intellectual Property Rights for the benefit of the Tantalum Business if and to the extent that the annual royalties to be paid by the Tantalum Business thereunder exceed EUR 10,000 in the individual case.

The ownership of the owned Intellectual Property Rights will be unaffected by any of the transactions as contemplated under this Agreement. To the extent necessary to avoid a Material Adverse Effect on the Tantalum Business, the Tantalum Business has taken all commercially reasonable steps to maintain and protect the owned Intellectual Property Rights (including the payment of all maintenance and renewal fees), and to the Seller’s Best Knowledge no third party has challenged the same. Except for any Intellectual Property Rights the necessity of which has been disclosed by Seller to German Purchaser prior to the Signing Date in writing, (a) no Intellectual Property Rights are required to operate the Tantalum Business as currently operated by Seller which are not owned by the Tantalum Business or licensed by Seller as described above, and (b) at the Closing Purchasers will be provided with ownership of, or licenses (without time limitations) in respect of, such Intellectual Property Rights, in each case either directly or indirectly through ownership of or licenses to German Purchaser or EPCOS Portugal. The Intellectual Property Rights which shall be licensed or sublicensed to German Purchaser and EPCOS Portugal pursuant to Section 11.1 (iii) are the sole Intellectual Property Rights owned by MEI or MACO which are necessary to operate the Poly 60 Line, the Back-end Production Unit and the polymerisation lines of EPCOS Portugal.

In addition, between the Signing Date and the Closing Seller shall provide German Purchaser with a list of certain material know-how of the Tantalum Business, which know-how Seller shall, to the extent that it exists in written or electronic form, deliver to German Purchaser at the Closing.

12.1.7.2      Software. Except for off-the-shelf software and software with regard to which the Tantalum Business has a valid license to use, the Tantalum Business does not use any software owned by any third parties in the conduct of its business.

12.1.7.3      No Infringements. To the Seller’s Best Knowledge, no third party is infringing, misappropriating or otherwise violating any Intellectual Property Rights of the Tantalum Business, except those set forth in Exhibit 12.1.7.3. There is no claim pending or, to the Seller’s Best Knowledge, threatened regarding the foregoing, and no third party has asserted any claim of the foregoing (including through any demand letter or offer to license any Intellectual Property Rights). Neither the Seller nor EPCOS Portugal are infringing, misappropriating or otherwise violating any Intellectual Property Rights of any third party with respect to the Tantalum Business and there is no claim pending, or threatened regarding any infringement, misappropriation or other violation of any Intellectual Property Rights of any third party with respect to the Tantalum Business by Seller or EPCOS Portugal and there is no legitimate basis for such claim, all except for any issues which have been disclosed by Seller to German Purchaser prior to the Signing Date in writing.

12.1.7.4      Systems. Except as set forth in Exhibit 12.1.7.4 and taking into account the usual inadequacies resulting from the rollout of new IT systems, (a) the computer systems, including the software, hardware, networks and interfaces used in the conduct of the Tantalum Business (collectively, the “Systems”) are not inadequate for the current operations of the Tantalum Business, (b) all Systems are owned by or licensed or leased to, as the case may be, and operated by the Tantalum Business or Seller, and (c) no Systems have experienced any breakdowns or usage failures in the past twelve (12) months that have caused a Material Adverse Effect on the Tantalum Business.

12.1.7.5      Internet Domains. Seller has not registered any internet domain exclusively used for the Tantalum Business and EPCOS Portugal has not registered any internet domain.

12.1.7.6      Poly 30 Line. For the purposes of this Section 12.1.7 the term Tantalum Business shall not include the Poly 30 Line.

12.1.8      Employees

12.1.8.1      Total Number of Employees. As of the Signing Date, (a) EPOCS Portugal employs not more than 600 employees in total (including for the avoidance of doubt any part-time employees or any employees which are subject to temporary employment contracts), (b) there are not more than 12 Munich Product Marketing Employees and (c) there are not more than 36 Heidenheim R&D Employees. As of the Signing Date, there are not more than 160 temporary employees being employed by EPCOS Portugal. As of the Signing Date, all temporary employment contracts of EPCOS Portugal are in compliance with Applicable Law.

12.1.8.2      Directors and Key Employees. Exhibit 12.1.8.2 includes, as of the Signing Date only, for the Tantalum Business a correct and complete but anonymized list of its (i) directors and (ii) employees with a fixed annual gross salary (excluding fringe benefits, such as incentives, long-term incentives, stock options or appreciation rights, company car and similar benefits) in excess of EUR 75,000, (collectively the employees listed under (ii) the “Key Employees”). Such list correctly states for each Key Employee the starting date of his/her service or employment contract, their function and salary (including any contractually stipulated entitlement to severance pay, if any) and the nature and date of all material ancillary agreements, amendments, side letters and waivers and similar documents. Except as set forth in Exhibit 12.1.8.2 as of the Signing Date, none of the Key Employees has given written notice of termination of his or her employment. To

Seller’s Best Knowledge, none of the Key Employees is a party to any confidentiality, non-competition, proprietary rights or other such agreement between such Key Employee and any other person besides either the Seller or EPCOS Portugal that would affect the performance of such Key Employee’s employment duties (including the employees’ legal right to perform such duties), or the ability of Purchasers to conduct the Business.

12.1.8.3      Bonuses and Incentives. Except as set forth in Exhibit 12.1.8.3 (i) no bonuses or incentives either in cash or in kind (including, for the avoidance of doubt, any change of control payments) have been granted or promised to the Key Employees to continue their services to the Tantalum Business for the reason of its sale and (ii) no non-compete covenants have been agreed upon with any Key Employee which requires the Tantalum Business to pay compensation after the termination of employments.

12.1.8.4      Collective Agreements. Exhibit 12.1.8.4 includes lists, as of the Signing Date only, of collective employment related agreements (i.e. agreements which are entered into between the employer and a group of employees, a representative body of employees or a labour union) and including a list of all (i) social plans (Sozialpläne), and (ii) works agreements (Betriebsvereinbarungen), (iii) material shop practices and collective promises (betriebliche Übungen und Gesamtzusagen) and (iv) of all collective bargaining agreements applicable to the Business and to which (a) the Seller with respect to the Munich Product Marketing Employees and/or the Heidenheim R&D Employees or (b) EPCOS Portugal is a party, in each case to the extent that such collective agreements were entered into after January 1, 2000. Except as disclosed in Exhibit 12.1.8.4, there are with respect to the Business no other matters presently negotiated with any works council nor, to the Seller’s Best Knowledge, requested by any works council or the unions to be negotiated.

12.1.8.5      [intentionally left blank]

12.1.8.6      Compliance with Applicable Laws. The Business is in compliance in all material respects with all Applicable Laws dealing with labour matters, including, but not limited to, wages, hours, vacation, profit sharing, employees representation, health and safety at work, and working conditions for its employees, in each case to the extent that non-compliance would have a Material Adverse Effect on the Business. Except as set forth on Exhibit 12.1.8.6 all compensation, contribution and withholding obligations of the Business to or in respect of its current and former employees have been paid when due or have been properly provided for in the Business Financial Statements.

12.1.8.7      Work Stoppage. Unless otherwise disclosed on Exhibit 12.1.8.7, the Business has in the last three (3) fiscal years not experienced, and to the Seller’s Best Knowledge there is not threatened, any strike or work stoppage nor has there been any other collective labor or works council controversy or dispute of any material nature in the fiscal year 2005.

12.1.8.8      Labour Litigation. Exhibit 12.1.8.8 includes a list being correct, as of Signing Date only, of labour litigation of (i) Seller with respect to the Munich Product Marketing Employees and/or the Heidenheim R&D Employees or (ii) EPCOS Portugal with respect to its employees, which are pending (rechtshängig) or to Seller’s Best Knowledge threatened.

12.1.9      Material Agreements

12.1.9.1      List of Material Agreements of EPCOS Portugal. Exhibit 12.1.9.1 contains a correct list, as of the Signing Date only, of all the following agreements and commitments to which EPCOS Portugal is a party and under which the principal obligations (Hauptleistungspflichten) have not yet been completely fulfilled (“Material EPCOS Portugal Agreements”):

(i)          agreements relating to the acquisition or sale of interest in other companies or businesses, including joint ventures and minority interests;

(ii)         rental and lease agreements which individually provide for annual payments of EUR 100,000 or the equivalent in other currencies and which cannot be terminated by EPCOS Portugal on six (6) months’ or less notice without penalty;

(iii)        loan agreements, bonds, notes or any other instruments of debt involving financial institutions or otherwise for borrowed money and, individually, an amount of EUR 100,000 or more;

(iv)       any license agreement relating to intellectual property rights (other than licenses for off-the-shelf software with a total replacement cost of less than EUR 100,000;

(v)        [intentionally left blank]

(vi)       contract or agreement with any governmental body and/or authority outside the Ordinary Course of Business and other than the Investment Contracts;

(vii)      guarantees of, or liabilities for, any debt or obligation of performance or payments owed by any person other than the Business;

(viii)     contract for the purchase of raw materials, commodities, supplies, products, equipment, or other personal property or services under which the undelivered balance outstanding as of the Signing Date of such products and services has a selling price in excess of EUR 100,000;

(ix)        contracts relating to the marketing, advertising, or promotion of its products involving more than EUR 100,000 on an annual basis;

(x)         [intentionally left blank]

(xi)        contracts or agreements imposing a non-compete or similar obligation on EPCOS Portugal or through EPCOS Portugal on any Legal Entity being after the Closing Portugal EPCOS’ Affiliates;

(xii)       any direct or indirect grant of subsidies by any Authorities which have not been approved by the European Commission;

(xiii)      any agreements entered into outside the Ordinary Course of Business in excess of EUR 100,000 per annum; and

(xiv)      agreements with Seller or its Affiliates other than those agreements which will be terminated at Closing or the subject matter of which will be covered by the Manufacturing Contract or the Transitional IT Agreement.

Furthermore, Exhibit 12.1.9.1 also includes all agreements and commitments (which shall also be deemed Material Agreements) with customers or suppliers of EPCOS Portugal which cannot be terminated upon 90 days’ notice without penalty and which provide for annual obligations of the Business in excess of EUR 100,000, other than agreements implementing general terms and conditions of business (Konditionenvereinbarungen) or securing a certain level of quality (Qualitätsvereinbarungen).

12.1.9.2      Status of Material Agreements. Except as set forth in Exhibit 7.2 (iii) or (iv) or Exhibit 12.1.9.1, to Seller’s Best Knowledge

(a)         none of (i) those of the Assumed Contracts which fall by their subject matter under any of the categories of agreements set forth in Section 12.1.9.1 (i) through (xiv) and the absence of which would have a Material Adverse Effect, and (ii) the Material EPCOS Portugal Contracts (collectively the “Material Agreements”) has been terminated by any party thereto;

(b)        no party to a Material Agreement has asserted in writing that a Material Agreement is partially or entirely invalid;

(c)         all Material Agreements are valid and binding and enforceable obligations of the other party thereto;

(d)        Seller and/or EPCOS Portugal are in status of due performance in all material respects of all principal obligations (Hauptleistungspflichten) required to be performed under the Material Agreements and are not in default under or in material breach of, nor in receipt of any claim of default or material breach under, any Material Agreements the giving of notice or the passing of time or both would result in a default, material breach, or event of material noncompliance by the Seller and/or EPCOS Portugal under any Material Agreements with respect to the principal obligations; and no material breach of principal obligations or cancellation by the other parties to any Material Agreements is existing or threatened in writing;

(e)         notwithstanding any of the foregoing, according to the competent local Authorities the Investment Contracts have been duly and punctually complied with, and EPCOS Portugal will not be required to repay any Tax credits or other governmental grants or benefits as the result of the existing gas and electric utility contracts being terminated, assigned or otherwise assumed; and

(f)         no Material Agreement other than the Assumed Contracts or Exclusive Foreign Contracts contains a “change of control clause” or requires any notice to or consent of any other party or gives such party the right to give notice of termination, to acceleration of obligations or other special rights in connection with the execution of this Agreement or the consummation of the transactions contemplated by this Agreement, including the change of ownership of the EPCOS Portugal Shares.

12.1.9.3 Capital Expenditures. Except as otherwise set forth in the capex plan attached as Exhibit 12.1.9.3 (1) (the “Capex Plan”) or approved by Purchasers as requested under Section 14.1 (x), the amount of any individual capital expenditures (Ausgaben zur Anschaffung von Anlagevermögen) committed to or undertaken by the Business prior to the Closing Date, and which must be paid after the Closing Date, does not exceed EUR 50,000. Seller undertakes that the capital expenditures set forth in Exhibit 12.1.9.3 (2) will be made prior to the Closing. The Parties agree that Seller and EPCOS Portugal shall not be obliged to make, irrespective of the time of the Closing, any further capital expenditures other than those listed in Exhibit 12.1.9.3 (2) as required to be paid by Seller.

12.1.9.4 Production and R&D Contracts. As of the Heidenheim Production End Date, (a) the representation and warranty in Section 12.1.9.2 (d) is also given for those of the Production and R&D Contracts which fall by their subject matter under any of the categories of agreements set forth in Section 12.1.9.1 (i) through (xiv), and (b) the other representations and warranties in Section 12.1.9.2 are also given for those of the Production and R&D Contracts which fall by their subject matter under any of the categories of agreements set forth in Section 12.1.9.1 (i) through (xiv) and the absence of which would have a Material Adverse Effect.

12.1.10 Absence of Material Changes. Except as disclosed in Exhibit 12.1.10 since January 1, 2005:

(i)             [intentionally left blank]

(ii)           the gross salary payable to the Key Employees has not been increased outside the Ordinary Course of Business consistent with past practice by more than 10%. The determination elements for the bonuses of the Key Employees (which for the fiscal year 2005 are set forth in Exhibit 12.1.10 (ii)) have not been altered for the fiscal year 2005 in a way that would lead to an increase of the bonus payments by more than 10 % compared to the bonuses that would be payable if the bonuses for the fiscal year 2005 had been calculated on the basis of the unaltered determination elements;

(iii)          the Business has not hired any new employees with a fixed annual gross compensation in excess of EUR 75,000;

(iv)          EPCOS Portugal has not declared or paid any dividends or adopted any resolution on the distribution of any dividends;

(v)           the Tantalum Business has not made any change in accounting methods, principles or practices or made any Tax election or any change of any Tax election or tax period unless required by Applicable Law or by changes of applicable GAAP;

(vi)          the Tantalum Business has not delayed or postponed the payment of any account payables or other liabilities outside the Ordinary Course of Business with a commercially unreasonable intention and has not accelerated the collection of accounts receivables outside the Ordinary Course of Business with a commercially unreasonable intention;

(vii)         to Seller’s Best Knowledge, none of the Non-production Fixed Assets has been damaged significantly with such damage exceeding EUR 10,000;

(viii)        the Business has not made any loan to, or entered into any other transaction with, any of its Key Employees outside the Ordinary Course of Business;

(ix)           the Business has not cancelled, compromised, waived, or released any right or claim (or a series of related rights and claims) involving more than EUR 10,000 individually (or with respect to the series of related rights and claims) outside the Ordinary Course of Business;

(x)            the Business or Tantalum Business, as the case may be, has not agreed or committed to do any of the forgoing as stipulated under this Section 12.1.10.

12.1.11 Insurance

12.1.11.1 Insurance Policies. Exhibit 12.1.11 (1) includes a correct and complete list of such insurance policies (indicating insured risk and insurance company) purchased either by EPCOS Portugal or by Seller for the (partial) benefit of the Business (the “Insurance Policies”), and to Seller’s Best Knowledge (i) all such insurance policies are in full force and effect, (ii) all insurance premiums due thereon have been timely paid in full when due, and (iii) no notice of cancellation or termination thereof has been received by the Business. Except as set forth in Exhibit 12.1.11 (2) no outstanding claims are pending under any Insurance Policy which have been notified to the insurance company in writing and which involve a value in excess of EUR 25,000.

12.1.11.2 Umbrella Insurances. Purchasers understand that the insurance protection afforded by the Insurance Policies as well as by any umbrella insurance policies of Seller or Seller’s Affiliates might be limited to incidents having occurred or claims having been made until the Closing Date. Any responsibility to insure the Business in respect of incidents occurring or claims being made after the Closing Date is solely upon Purchasers and Seller or Seller’s Affiliates share not such responsibility whatsoever.

12.1.11.3 Product Liability. No claims are pending or, to the Seller’s Best Knowledge, threatened in writing arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product, manufactured, sold, leased, or delivered by the Business.

12.1.12       Permits and Licenses, Compliances with Applicable Laws

12.1.12.1 Permits and Licenses. Except as disclosed in Exhibit 12.1.12.1, the Business is duly qualified or licensed to do business in each jurisdiction where such business would require it to be so qualified or licensed. The Business has full power and authority and all licenses, permits, and authorizations which are (i) of material impact for the Business and (ii) necessary to carry on the business in which it is engaged, and to own and use the properties owned and used by it. To the Seller’s Best Knowledge, there are no proposed, planned or expected changes to applicable urban planning provisions that have a Material Adverse Effect on the Business.

12.1.12.2 Compliance. To the Sellers’ Best Knowledge, there are no threats of any revocation or restriction or subsequent orders relating to any permits or licenses which would have a Material Adverse Effect on the Business. The Business operates in compliance with all such permits and licenses and the Business is not in default of any Applicable Law, in each case to the extent that the non-compliance or default would have a Material Adverse Effect on the Business.

12.1.12.3 No Enquiry. Except as set forth on Exhibit 12.1.12.3, (a) to Seller’s Best Knowledge there is no enquiry, nor disciplinary proceeding by, or order, decree, decision or judgment of, any court, tribunal, arbitrator, governmental agency, authority or regulatory body outstanding against the Business and to Seller’s Best Knowledge there is no investigation outstanding against the Seller in relation with the activities carried out by the Business and (b) the Business has not received any written notice during the past 12 months prior to the Signing Date from any court, tribunal, arbitrator, governmental agency or regulatory body with respect to a violation and/or failure to comply with any Applicable Law or regulation or requiring it to take or omit any action, which would have a Material Adverse Effect on the Business.

12.1.13       Litigation. Exhibit 12.1.13 includes a correct and complete list of all pending (rechtshängigen) and, to the Seller’s Best Knowledge, threatened in writing (schriftlich angedroht) cases of litigation, either before a court or an arbitration tribunal (gerichtliche Rechtsstreitigkeiten oder Schiedsverfahren), and administrative proceedings in which the Business is involved, either as plaintiff, defendant or otherwise and the nature of the subject matter involved exceeds EUR 100,000 or seeks non-monetary relief of a similar amount. From the Signing Date until the Closing Date, no third party has filed any such litigation or to Seller’s Best Knowledge, threatened to file any such litigation where the nature of the subject matter exceeds EUR 100,000 or seeks non-monetary relief of a similar amount.

12.1.14       Top Supplier and Customers. Exhibit 12.1.14 hereto sets forth a complete and correct list of the names of at least ten but not more than twenty of the largest suppliers and customers of the Tantalum Business during the fiscal year ending on September 30, 2005. None of the suppliers and customers listed in Exhibit 12.1.14 has terminated or has, to Seller’s Best Knowledge, indicated in writing its intention to terminate the business relationship with the Tantalum Business.

12.1.15       Finders’ Fees. The Business has not incurred any obligation for brokerage or finders’ fees, agents’ commissions or similar payments to be made in connection with this transaction. Neither Purchasers nor any Affiliate of Purchasers (including, after the Closing, the Business) has or shall have any liability or obligation as a result of, or in connection with, any investment banker, broker, finder or other intermediary retained by Seller and/or any Affiliate of the Seller.

12.1.15A Subsidies. To Seller’s Best Knowledge, the Business received no subsidies other than the subsidies under the Investment Contracts.

Regarding the Investment Contracts, in the case that the subsidies granted thereunder were granted in violation of EU law and such subsidies are or will become for this reason subject to a repayment obligation, Seller shall indemnify Purchaser II and EPCOS Portugal against such repayment obligation. To this indemnity the limitations set forth in Section 17.1, first paragraph (De Minimis Amount and Basket) shall not apply. The indemnity shall not fall under the limitation in the 2nd paragraph of Section 17.1, but under the limitation in the last paragraph of Section 17.1.

12.1.16       Environmental

12.1.16.1 Environmental Compliance. The Business is being conducted, and the Real Estate is owned, operated, and maintained, in compliance with all applicable Environmental Laws the non-compliance with which has a Material Adverse Effect on the Business.

12.1.16.2 Environmental Permits and Licenses. Without limiting the generality of the foregoing, the Business is in compliance with, in all material respects, all permits, licenses and other authorizations that are required under any Environmental Laws and the non-compliance with which has a Material Adverse Effect on the Business, except as disclosed in Exhibit 12.1.16.2.

12.1.16.3 No Notice from Authorities. Except as disclosed in Exhibit 12.1.16.3, neither the Seller nor EPCOS Portugal has received any written notice from governmental authorities or other third parties claiming violation of Environmental Laws, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to the Business or the Real Estate which violation is still continuing or which liability is still unsatisfied.

12.1.16.4 EPCOS Portuguese Real Estate. Except as disclosed in Exhibit 12.1.16.4, EPCOS Portugal has not brought onto, or otherwise created on, EPCOS Portugal’s Real Estate any (i) underground storage tanks, (ii) asbestos-containing material in any form or condition, (iii) any Hazardous Materials, or (iv) any groundwater contamination, landfills, surface impoundments, or disposal areas.

12.1.16.5 Environmental Liabilities. To Seller’s Best Knowledge, the Business has neither expressly nor by operation of law assumed, incurred or undertaken any liability, including without limitation any obligation for corrective or remedial action, of any other person relating to Environmental Laws and no circumstances exist which would entitle any governmental authority to issue a respective corrective or remedial order.

12.2         No Other Representations or Warranties. No representations or warranties are given by Seller other than those in Section 12.1.

12.3         Seller’s Best Knowledge. “Seller’s Best Knowledge” shall refer to the actual knowledge (positive Kenntnis) of the members of Seller’s management board (Vorstand) and the persons listed in Exhibit 12.3 (1); Seller hereby confirms that on behalf of such persons Seller had inquired about the correctness of the representations and warranties of Seller in this Section 12 by having sent letters substantially in the form as attached in Exhibit 12.3 (2) to heads of the departments of the Business which are competent for the subject matters of the representations and warranties.

12.4         Ordinary Course of Business. “Ordinary Course of Business” of a company or business shall mean all decisions, actions, measures, occurrences or other incidents relating to the business of such company, unless they are, either by their nature and/or expected implications, significantly outside the scope of decisions, actions, measures, occurrences or other incidents customary for such business prior to the relevant date, on which such decisions, actions, measures, occurrences or other incidents happened.

12.5         Material Adverse Effect. “Material Adverse Effect” shall mean any change or effect that is materially adverse, without taking into account any consequential damage, to the assets and liabilities, financial condition or results of operation or business of the Business or Tantalum Business, as the case may be, taken as a whole, other than changes or effects arising as a result of (i) the execution or consummation of this Agreement, (ii) any changes to the structure or business of the company effected by or at the request of Purchaser, (iii) general economic conditions or conditions affecting companies generally in the industries in which the respective company operates that do not uniquely affect the Business or Tantalum Business, as the case may be, or (iv) changes in laws or interpretations thereof effective after the Signing Date.

13.          Representations and Warranties of Purchasers

Purchasers represent and warrant to Seller that as of the date of this Agreement the following statements are correct:

13.1         Status of Purchasers and Purchasers’ Guarantor. The German Purchaser is duly incorporated and validly existing under the laws of Germany. Purchaser II is duly incorporated and validly existing under the laws of Switzerland. Purchasers’ Guarantor is duly incorporated and validly existing under the laws of the State of Delaware. Each of these Parties has the unrestricted capacity to execute this Agreement and to perform their respective obligations hereunder. No bankruptcy proceedings have been opened over Purchasers’ or Purchasers’ Guarantor’s assets.

13.2         Enforceability of Agreement; No Violation. This Agreement constitutes a legal, valid, and binding obligation of Purchasers and Purchasers’ Guarantor, enforceable under German Law against Purchasers in accordance with its terms, subject only, if the case arises, to limitations on enforceability under generally applicable statutory law. The execution and consummation of this Agreement and the performance of the transactions contemplated hereunder will not violate any judicial or governmental order to which Purchasers or Purchasers’ Guarantor are bound, any provision of Purchasers’ and Purchasers’ Guarantor’s articles of association or by-laws or any legally effective resolution of Purchasers’ or Purchasers’ Guarantor’s management, board or shareholders.

13.3         Financial Means. Purchasers have liquid funds, either in the form of equity capital or immediately available debt, which are not committed for other purposes sufficient to cover at least the Preliminary Purchase Price.

13.4         [intentionally left blank]

13.5         No Other Representations. No representations are given by Purchasers and Purchasers’ Guarantor other than those in this Section 13.

13.6         Breach of Representation by Purchaser. In the event of a breach by Purchasers or Purchasers’ Guarantor of any of the representations of Purchasers and Purchasers’ Guarantor in this Section 13, Section 15 shall apply accordingly.

14.          Covenants

14.1         Period between Signing Date until Closing. Except for the measures and transactions listed in Exhibit 14.1, from the Signing Date to and including the Closing Date Seller shall operate, and shall cause EPCOS Portugal to operate, the Business in the Ordinary Course of Business. Without limiting the generality of the foregoing, Seller shall ensure that with respect to the Business, and shall use commercially reasonable efforts (which includes instructions and reasonable follow-ups) to ensure that with respect EPCOS Portugal, without the written consent of Purchaser (such consent not to be unreasonably withheld) none of the following shall occur:

(i)            any change of the articles of association or any other governing documents of EPCOS Portugal or conclusion of any domination or profit pooling agreements by EPCOS Portugal;

(ii)           any increase or decrease of the stated capital or the redemption of any shares of EPCOS Portugal;

(iii)          any merger or similar business combination, split, dissolution, liquidation or any other reorganization that affects the corporate structure of EPCOS Portugal;

(iv)          any granting by EPCOS Portugal of any subscription rights or issuance of any equity securities, convertible bonds or other securities exercisable for, convertible into, or exchangeable for equity securities of EPCOS Portugal;

(v)           any creation of any pledge, Lien or other encumbrance over any share or partnership interest in the Business except the Liens of the kind reserved for in Section 12.1.6;

(vi)          any divestiture or any creation of any pledge, loan or other encumbrance by the Business of any shareholding, of any fixed assets if such fixed assets have a value, individually or in the aggregate, in excess of EUR 25,000;

(vii)         any termination, conclusion, change or withdrawal from any consortium or joint venture;

	(viii)	any investment by the Business in the debt or equity securities of any other company or entity exceeding EUR 25,000 individually or in the aggregate;

(ix)

any incurrence or guarantee by the Business of any indebtedness for borrowed money other than indebtedness incurred in the Ordinary Course of Business and in amounts and on terms consistent with past practice;

(x)

any capital expenditures by the Business (including additions or improvements to property, plant or equipment) in excess of EUR 50,000 individually, unless such capital expenditures are less than EUR 150,000 and are included in the Capex Plan;

	(xi)	any factoring of receivables in excess of EUR 50,000;

	(xii)	any material reduction of the existing insurance coverage;

(xiii)

any liabilities incurred and any payments made by the Business to the Seller and/or its Affiliates other than any arm’s length liabilities and payments for goods and services provided in the Ordinary Course of Business;

(xiv)

any significant change of or deviation from Seller’s cash management practices and its policies, practices and procedures with respect to collection of trade accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, recognition of revenue, and acceptance of customer deposits in accordance with past custom and practice and applicable GAAP;

	(xv)	enter into any action described in Section 12.1.10;

	(xvi)	agree or commit to take any of the actions set out in this Section 14.1;

	(xvii)	any action deviating from the Ordinary Course of Business aimed at manipulating the level of Net Working Capital or the Heidenheim Net Working Capital until the Heidenheim Production End Date; and

(xviii)

enter into, or agree to enter into, any contract, order or contractual offer, if such contract, order or contractual offer would be considered to be a Material EPCOS Portugal Agreement or an Assumed Contract that would fall by its subject matter under any of the categories of (i) through (xiv) of Section 12.1.9.1 (but excluding, for the avoidance of doubt, the last paragraph of Section 12.1.9.1).

14.2

Seller’s Guarantees; Investment Contracts. With effect as of the Closing Date, Purchaser II hereby assumes any and all guarantees, suretyships, comfort letters and other securities of any kind which Seller or Seller’s Affiliates have provided in favour of EPCOS Portugal to the Portuguese State, banks, other financial institutions, suppliers, customers or other third parties, exclusively set forth in Exhibit 14.2 (“Seller’s Guarantees”). Prior to the Closing Date, Seller and Purchaser II shall cooperate in order to obtain, to the extent possible, from the beneficiaries under any Seller’s Guarantees a release of Seller and Seller’s Affiliates. In respect of any Seller’s Guarantees under which Seller or Seller’s Affiliated remain committed after the Closing, Purchaser II shall indemnify and hold harmless Seller and Seller’s Affiliates from all obligations and liabilities arising in connection therewith.

From the Closing Date onwards, Purchasers shall indemnify and hold harmless Seller and Seller’s Affiliates from all obligations and liabilities arising in connection with the Investment Contracts, in particular from all obligations and liabilities arising in connection with (a) a breach by EPCOS Portugal, Purchasers or Purchasers’ Affiliates of any obligations or the non-fulfilment by EPCOS Portugal, Purchasers or Purchasers’ Affiliates of any conditions, under any Investment Contract, or (b) any statutory provisions of Portuguese law, including Portuguese Tax law.

14.3         Discontinuation of Use of Name. German Purchaser and Purchaser II shall not be permitted to use the name “EPCOS” and/or any corresponding device marks in the German Tantalum Business and shall discontinue and Purchaser II shall procure that EPCOS Portugal discontinues such use in each case as soon as reasonably practicable. As soon as possible, but in any event after expiration of three (3) months after the Closing Date, Purchaser II shall procure that EPCOS Portugal removes the word “EPCOS” as part of its firm name. Purchasers shall procure that all actions reasonably necessary to ensure the discontinuation of the use of the name “EPCOS” and the corresponding device marks for the German Tantalum Business and for EPCOS Portugal will be taken without undue delay, including, without limitation, the adoption of shareholder and other resolutions of EPCOS Portugal or other actions necessary to eliminate such word or marks from firm and corporate names or signs and the removal of such word or marks from stationery, promotional material, websites, buildings or other fixtures relating to the Purchasers, Purchaser’s Affiliates and EPCOS Portugal. From the Closing Date onwards Purchasers shall not use a firm name which is similar (verwechslungsfähig) to the name “EPCOS” and shall procure that Purchasers’ Affiliates and EPCOS Portugal will not use such name. In the event that Seller and Purchasers agree on a sales agency relationship following the Closing, Seller and the Purchasers shall agree in good faith on appropriate modifications, if any, to this Section consistent with such relationship. The continued use by Purchasers of the existing product number marking and product numbers shall not be considered a breach by Purchasers of their obligations under this Section 14.3.

14.4         Access to Information and Cooperation. The Parties shall mutually provide, and shall procure that their Affiliates mutually provide, the respective other Party and its professional advisers access during normal business hours to their properties, books, other records, management and employees and furnish to such other Party such documents and other information that such other Party reasonably requests in order to meet any accounting, Tax or other obligations. If a Party desires copies of any of such documents, the respective other Party will provide the Party with these copies.

The Parties understand and acknowledge the requirement by Seller and the Purchasers to make certain filings with the Securities and Exchange Commission pertaining to the transactions contemplated by this Agreement. The nature of the filings to be made by Purchasers is such that the Seller will need to make available to the Purchasers and their third-party independent accounting firm on or around January 15, 2006 its personnel and all necessary financial records pertaining to the Business in order to allow for the preparation of all necessary filings with the Securities and Exchange Commission in accordance with the guidelines established by such authority. Each Party hereby agrees to provide to the respective other Party all such support and financial records necessary to allow the other Party to comply with all such regulatory filings. For the avoidance of doubt, Seller shall not be responsible for any financial statements prepared by Purchasers pursuant to this Section 14.4.

14.5         [Intentionally left blank]

14.6         Transitional Agreements. As soon as reasonably practical after the Signing Date Seller shall agree and enter and/or shall procure that certain of Seller’s Affiliates enter with German Purchaser into a Transitional IT Agreement implementing the terms of the term sheet attached as Exhibit 14.6 (the “Transitional IT Agreement”).

14.7         Acquisition Proposal. Prior to the Closing Date and until either Party’s notice of rescission of this Agreement, Seller will not, and will not permit its Affiliates (including all of their employees) and any other person acting on their behalf to, directly or indirectly, without the written consent of Purchasers, discuss or negotiate with, or solicit any offers from, any other person a possible sale of all or any part of the Business’s securities or assets, whether such transaction takes the form of a sale of stock, merger, liquidation, dissolution, reorganization, recapitalization, consolidation, sale of assets or otherwise (an “Acquisition Proposal”). Seller and its Affiliates (including all of their employees) and any other person acting on their behalf (a) do not have any agreement with respect to any Acquisition Proposal, (b) will cease and cause to be terminated any and all discussions with third parties regarding any Acquisition Proposal, (c) will promptly notify Purchasers if any Acquisition Proposal, or any inquiry or contact with any person or Legal Entity with respect thereto, is made and (d) will not enter into any agreement or commitment with respect to any Acquisition Proposal.

14.8         Access to Facilities. Until the Closing Date, Seller will afford Purchasers, any financial institution providing financing to Purchasers, and their respective attorneys, accountants, financial advisors and other Representatives (collectively the “Purchasers’ Representatives”), reasonable access, at reasonable times and under the supervision of Seller, to the Business’ facilities, officers and senior level employees, and the Seller shall use reasonable efforts to cause the Business’ independent accountants to grant Purchasers’ Representatives access to such accountants and such accountants’ workpapers (it being understood that the accountants might in their sole discretion require for such access a hold-harmless undertaking by Purchasers); provided that any such access shall be conducted, upon reasonable prior notice, at a reasonable time and in such a manner as not to disrupt the personnel or operation of the Seller or the Business. The access pursuant to this Section 14.8 does not extend to any items of information or issues (i) which pertain to the polymerization process, the polymer-based production and any know-how embedded therein, (ii) which do not pertain to the Business or (iii) in the confidentiality of which Seller has a legitimate interest in view of the competition between Seller and Purchasers or in view of other legitimate and material business reasons.

After the Closing Date, Purchasers will afford, to the extent permitted by Applicable Law, Seller and its attorneys, accountants, financial advisors and other Representatives (collectively the “Seller’s Representatives”), reasonable access, at reasonable times and under the supervision of Purchasers, to the Business’ facilities, officers and senior level employees, and the Purchasers shall use reasonable efforts to cause the Business’ independent accountants to grant Seller’s Representatives access to such accountants and such accountants’ workpapers (it being understood that the accountants might in their sole discretion require for such access a hold-harmless undertaking by Purchasers), in each case if and to the extent reasonably required by Seller in order to comply with Seller’s Tax, accounting, securities or other legal obligations.

15.          Remedies, Third-party Claims and Indemnities

15.1         Purchaser’s Claims. In the event of any breach by Seller of any of its obligations under this Agreement, especially but not limited to any obligations under Section 12 and Section 14 (a “Breach”), Seller shall subject to the other provisions of this Section 15 and Section 17, put Purchasers into the same economic condition Purchasers would have been in if the Breach had not occurred, either by providing for such condition in kind (Naturalrestitution), or, at the sole discretion of Purchasers (subject, however, to Purchasers not unreasonably withholding their agreement to any remediation in kind proposed or provided by Seller) by paying damages (Schadensersatz in Geld) (any asserted claim of Purchasers hereunder a “Purchasers’ Claim”). The determination of the economic condition Purchasers would have been in if the Breach had not occurred shall be made for each Breach strictly on the level of the entity (Purchasers/German Tantalum Business or EPCOS Portugal) which is directly affected by the Breach and not on the level of the direct or indirect shareholders of such entity. As damages, Seller shall pay to Purchasers such amount which is necessary to restore on the level of the entity directly affected by the Breach the economic condition which would have existed for such entity had the Breach not occurred. In the determination of such economic condition any multiple-based calculation of damages shall not be taken into account.

15.2         Procedure. If after the Closing Date, Purchasers or EPCOS Portugal becomes aware of any circumstances which reasonably indicate the possibility of a Breach, Purchasers shall as soon as possible, but in any event within twenty (20) Business Days, give Seller written notice thereof, with such notice stating the nature of the possible Breach and the likely amount involved, to the extent that such amount can be determined at the time of the notice. Without prejudice to the validity of the alleged Breach, Purchaser shall allow, and shall cause Purchaser’s Affiliates and EPCOS Portugal to allow, Seller and its accountants and legal advisors to investigate the matter or circumstance alleged to give rise to such Breach, and whether and to which extent any amount is payable in respect of such Breach. For such purpose, Purchaser shall give and shall cause Purchaser’s Affiliates and EPCOS Portugal to give subject to reasonable prior notice and during normal business hours, such information and assistance, including access to Purchaser’s, Purchaser’s Affiliates’ and EPCOS Portugal’s premises and personnel and including the right to examine and copy or photograph any assets, accounts, documents and records, as Seller or its accountants or legal advisors may reasonably request.

15.3         Exclusions of Liability. Seller shall not be liable for, and Purchaser shall not be entitled to bring any claim relating to, a Breach if and to the extent that

(i)            either Purchaser, Purchaser’s Affiliates or, after the Closing, EPCOS Portugal have caused (verursacht oder mitverursacht) or aggravated such Breach or any damage resulting therefrom or failed to mitigate damages pursuant to Section 254 German Civil Code;

(ii)           the amount of the damages caused by such Breach is actually recovered or could with reasonable efforts have been recovered from a third party, including under an insurance policy with respect to such claims;

(iii)          the circumstances giving rise to the Breach are reflected or reserved against in the EPCOS AG Financial Statements or the EPCOS Portugal Financial Statements or are included in the EPCOS Portugal Closing Date Net Debt or the Closing Date Net Working Capital;

(iv)          the payment or settlement of any item giving rise to claims relating to such Breach results in a tax benefit or cash benefit to the Purchaser, Purchaser’s Affiliates or EPCOS Portugal, whereby all advantages in connection with the relevant matter shall be taken into account and where such benefit shall be calculated as if it had been received by the Business on a stand-alone basis;

(v)           material facts constituting the Breach have been disclosed in this Agreement (including any of the Exhibits) in a manner reasonably indicating such Breach (although not specifically referring to the provision in question);

(vi)          the Breach results from, or its consequences are increased by, the passing of, or any change in, after the date of this Agreement, any law, statute, ordinance, rule, regulation, common law rule or administrative practice of any government, governmental department, agency or regulatory body; or

(vii)         the procedures set forth in Section 15.2 or 15.4 were not complied with by Purchasers or EPCOS Portugal, unless such non-compliance has not limited or prejudiced Seller’s options to avoid or mitigate the damages in any material respect.

15.4         Third-Party Claims

15.4.1      A Party making a claim for indemnification or damages under this Agreement, including, without limitation, this Section 15 shall be, for the purposes of this Agreement, referred to as the “Indemnified Party” (which in case of the Purchasers shall include the Business) and the Party against whom such claims are asserted under this Section 15.4 shall be, for the purposes of this Agreement, referred to as the “Indemnifying Party”. All claims by an Indemnified Party under this Section 15.4 shall be asserted and resolved as follows:

15.4.2      In the event that any claim or demand of a third party or Authority, including Tax Authority, is asserted against an Indemnified Party (the “Third-party Claim”), other than a claim under Section 7.9, the Indemnified Party shall (i) make available to Indemnifying Party a copy of the Third-party Claim or demand and of all time-sensitive documents (Dokumente mit Fristsetzungen) and (ii) give Indemnifying Party the opportunity to assume the defense of Indemnified Party against such claim provided, however, that Indemnifying Party shall take into account Indemnified Party’s legitimate interests. Indemnifying Party shall have the right, within 30 days of receiving notice from Indemnified Party, to assume the defense of the claim by all appropriate proceedings and shall have the sole power to direct and control such defense. In particular, without limitation, Indemnifying Party may (i) participate in and direct in cooperation with Indemnified Party all negotiations and correspondence with the third parties and/or Authorities and (ii) subject to the prior approval of Indemnified Party (which approval shall not be unreasonably withheld or delayed), appoint and instruct counsel acting, if necessary, in the name of the Indemnified Party. Indemnifying Party shall conduct such proceedings in good faith, using reasonable endeavors to take the interests of Indemnified Party into account. For the avoidance of doubt, Indemnifying Party shall indemnify Indemnified Party for all its costs and losses arising from and in connection with Indemnifying Party’s actions against such Third-party Claim. Indemnifying Party may not settle any Third-party Claim without the consent of Indemnified Party (which consent shall not be unreasonably withheld or delayed); provided that Indemnifying Party may settle a Third-party Claim with respect to which it has assumed the defense pursuant to this Section 15.4 without the consent of Indemnified Party if the terms of such settlement include only (a) payment of money satisfied in full by Indemnifying Party and (b) a complete and unconditional (other than the condition of fulfillment of the settlement by Indemnifying Party) release of Indemnified Party. If Indemnifying Party has assumed the defense of a Third-party Claim and continues to pursue such defense with reasonable dedication and effort, then Indemnified Party shall be entitled to participate in such defense at its own expense. If Indemnifying Party does not assume the defense of a Third-party Claim within 30 days of receiving notice from Indemnified Party, then Indemnifying Party shall be deemed to have waived any rights to assume such defense as contemplated by this paragraph and Indemnified Party may control such defense as it may determine in its discretion, but taking Indemnifying

Party’s legitimate interests into reasonable account (including with respect to settlement thereof), and the Indemnified Party shall be entitled to all rights of indemnification to which it is otherwise entitled pursuant to this Agreement. Notwithstanding anything in this paragraph to the contrary, Indemnified Party shall be entitled to control the defense (including with respect to settlement thereof) of a Third-party Claim (with the expenses of such claim to be indemnified by Indemnifying Party if the Indemnified Party is entitled to indemnification), but shall take in the exercise of such control Indemnifying Party’s legitimate interests into reasonable account, if (a) Indemnified Party has assumed the defense but has ceased to defend such Third-party Claim with reasonable dedication and effort and has not re-assumed such defense within 30 days of receiving a written reminder by Seller or (b) such Third-party Claim seeks an injunction preventing or materially restricting the operation of the business, involves a criminal proceeding, or involves a claim regarding which the Indemnified Party reasonably believes that an inappropriate handling of the defense by the Indemnifying Party will be seriously detrimental to or materially injure the Indemnified Party’s reputation or future business prospects.

15.4.3      So long as Indemnifying Party has assumed the defense of a Third-party Claim pursuant to Section 15.4.2 above and is pursuing such defense with reasonable dedication and effort, Indemnified Party shall not be entitled to acknowledge or settle a claim or permit any such acknowledgement or settlement without Indemnifying Party’s prior written consent (not to be unreasonably withheld or delayed). Indemnified Party shall, at Indemnifying Party’s expense, reasonably cooperate with Indemnifying Party in the defense of any Third-party Claim, provide Indemnifying Party and its Representatives (including, for the avoidance of doubt, its advisors) reasonable access on reasonable advance notice during regular business hours to all relevant business records reasonably requested by Indemnifying Party and permit Indemnifying Party and its Representatives to consult on reasonable advance notice during regular business hours with the Representatives of Indemnified Party. To the extent that Indemnifying Party is in breach of an Indemnifying Party’s representations and warranties, all reasonable costs and expenses incurred by Indemnifying Party in defending such claim shall be borne by Indemnifying Party and Indemnifying Party shall reimburse Indemnified Party, for all related reasonable costs and expenses (including any reasonable advisory fees). The failure of Indemnified Party to comply with its obligations under this Section 15.4 shall not release Indemnifying Party from its obligations under this Section 15.4 unless and only to the extent that Indemnifying Party proves that Indemnifying Party was prejudiced in any material respect by such failure.

15.5         Cash Pooling.       Seller shall indemnify and hold harmless Purchaser II from and against any losses incurred by EPCOS Portugal as a result of all liabilities of EPCOS Portugal under the cash pooling agreements between Deutsche Bank AG and Seller and its Affiliates.

15.6         Tax Gross-up of Indemnification Payments. Any indemnification payment owed by either Party to another Party hereunder shall be grossed-up by the Taxes payable by the entitled Party on the indemnification amount, subject to the obligation of the entitled Party to take all reasonable steps to keep such Taxes as low as possible.

16.          Taxes

16.1         Tax Indemnity

16.1.1      Seller shall, subject to Section 15.6, the other provisions of this Section 16 and Section 17.1 through 17.3, where applicable, indemnify and hold harmless

(a)           German Purchaser from any Taxes of Seller accruing due to events prior to the Closing Date for which German Purchaser is held liable pursuant to Section 75 of the German Fiscal Code (Abgabenordnung) if and to the extent that such Taxes are not included as a liability in the German Business Net Working Capital, and

(b)           Purchaser II or, if Purchaser II elects so in its sole discretion, EPCOS Portugal, as the case may be, from and against any Taxes of EPCOS Portugal for tax periods (or the portion thereof) ending on or before September 30, 2005, if and to the extent that such Taxes (i) have not been paid on or prior to the Closing Date, (ii) have not been recorded as a liability (Verbindlichkeit) or accrued for (Rückstellung) in the EPCOS Portugal Financial Statements, and (iii) are not included as a liability in the EPCOS Portugal Net Working Capital, and

(c)           Purchaser II or, if Purchaser II elects so in its sole discretion, EPCOS Portugal, as the case may be, from and against any Taxes of EPCOS Portugal for tax periods (or the portion thereof) between October 1, 2005 and the Closing Date, if and to the extent that such Taxes have not been paid until the Closing Date, including for the avoidance of doubt all Taxes resulting from the non-compliance with any terms and conditions set forth in the Investment Contracts by EPCOS Portugal prior to the Closing Date and any damages and reasonable external costs (including reasonable legal, accounting and other fees and expenses of professional advisers) arising from the non-payment of such Taxes or non-compliance with Applicable Laws to duly file correct and complete Tax returns and all other necessary declarations vis-à-vis any Tax Authorities, in each case except to the extent that such damages and costs (i) have been paid (including any penalties or interest) on or prior to the Closing Date, (ii) have been recorded as a liability or accrued for in the EPCOS AG Financial Statements or the EPCOS Portugal Financial Statements, as the case may be, or (iii) are included as a liability in the German Business Net Working Capital or the EPCOS Portugal Net Working Capital, as the case may be. For purposes of this Agreement, in the case of Taxes that are payable with respect to any tax period that includes but does not end on the Closing Date, the Taxes relating to the portion of the period prior to the Closing Date shall be (i) in the case of any property or ad valorem Tax, the amount of such Tax for the entire period multiplied by a fraction, the numerator of which is the number of days of the portion of the period ending on the Closing Date and the denominator of which is the number of days in the entire period and (ii) in the case of all other Taxes, including income, sales and use Taxes, the amount which would be payable if the taxable year ended as of the end of the Closing Date.

16.1.2      Indemnification payments due by the Seller under Section 16.1.1 shall be made within twenty (20) Business Days following written notice by the Purchasers, provided that the payment of such amounts to the Taxing Authority is due and that the Seller shall not be required to make any payment earlier than two Business Days before such Taxes are due to the Taxing Authority. In case of any Tax being contested in accordance with this Section 16, in particular Section 16.5, payment of such Tax to the Taxing Authority will be considered due no earlier than on the date a final (rechtskräftig) determination to such effect is made by either the Taxing Authority or a court of proper jurisdiction, provided that the Taxing Authority has granted relief from paying the assessed Tax until such Tax becomes final and binding. If such relief is not granted, the Seller shall make a respective advance indemnification payment to the Purchaser. If the final amount to be indemnified for Taxes and to be paid is lower than the advance indemnification payment by the Seller, then the difference shall be reimbursed by Purchasers, including interest received, and irrespective of whether the difference or the interest is received in cash or in the form of a set-off against other Tax liabilities. In the event that in the absence of a relief by the Tax Authorities the Tax Authority has granted relief from paying the assessed Tax only subject to a tax collateral, Seller shall provide all relevant tax collateral as requested by the Taxing Authority which is granting such a relief. In the event that Seller does not wish to have Taxes paid during a period of contest, Seller shall be solely responsible for any interest and penalties that may be imposed during the contest as a result of such decision.

16.2         Cooperation. The Parties agree to fully cooperate with each other in connection with any matter relating to Taxes. Such cooperation shall include, without limitation, providing or making available all relevant books, records and documentation and the assistance of officers and employees. Each Party shall retain, and cause its Affiliates and EPCOS Portugal to retain, copies of all books, records and documentation relating to the Business that may be relevant in connection with any audit or investigation relating to Taxes for which Seller may be liable under Section 16.1. Purchasers shall furnish and shall cause EPCOS Portugal to furnish to Seller upon Seller’s request all such information as reasonably requested by Seller to evaluate such liability including, without limitation, originals of such relevant documentation if and to the extent such documentation is still reasonably available to Purchasers.

16.3         Tax Returns. Seller shall cause EPCOS Portugal to file all tax returns which are due to be filed by or on behalf of EPCOS Portugal on or prior to the Closing Date, or are filed on a consolidated, combined or unitary basis and which include EPCOS Portugal for taxable periods ending on or prior to the Closing Date. Purchaser II shall cause EPCOS Portugal to file all tax returns of EPCOS Portugal other than those referred to in the preceding sentence. As long as Seller can be held liable under Section 16.1, Purchaser II shall, at Seller’s request, forward any tax return to be filed by EPCOS Portugal after the Closing Date relating to a taxable period beginning prior to the Closing Date at least fifteen (15)

days prior filing to Seller for review and comments and shall take Seller’s comments into due consideration.

16.4         Information about Tax Audit. German Purchaser shall keep, and Purchaser II shall cause EPCOS Portugal to keep, Seller fully informed of any Tax audits, assessments, investigations and other measures or proceedings of the Tax Authorities or investigations or other proceedings by any EU Authority which includes matters that reasonably may give rise to a claim under Section 16.1 and shall, at Seller’s request, provide Seller with all documents, other materials, information and assistance reasonably required by Seller to evaluate such audit and a possible liability of Seller under Section 16.1 arising therefrom. To the extent such a Tax audit might also concern the Investment Contracts or investments made in connection with the Investment Contracts, Purchaser II shall cause EPCOS Portugal to inform Seller without any undue delay after getting information on such forthcoming Tax audit.

16.5         Defense. In the case of any Tax audits, assessments, investigations and other measures or proceedings of the Tax Authorities or investigations or other proceedings by any EU Authority which are relevant for any Taxes, which could give rise to a liability of Seller under Section 16.1 or which are or must reasonably expected to be legally or factually prejudicial for any Taxes, for which Seller is obliged to provide indemnity under Section 16.1, Section 15.4 shall apply accordingly, it being understood that (i) in connection with such proceeding defended by Seller, in no event whatsoever shall Seller be entitled to settle or compromise any claim of the Tax Authorities for any Taxes without Purchasers consent (which consent shall not unreasonably withheld or delayed) if the settlement would impose any Tax liability of any kind or nature on Purchasers for any period following the Closing Date, and (ii) in no event whatsoever shall Purchasers be entitled to settle or compromise any claim of the Tax Authorities for any Taxes without Sellers consent (such consent not to be unreasonably withheld or delayed), and Purchasers shall not make any statements, unless required by the Tax Authorities, which would knowingly result in an adverse Tax consequence to Seller or a liability of Seller under this Section 16, except for settlements, compromises or statements made in procedures where Seller has the opportunity to assume the defense pursuant to, and made in accordance with, Section 15.4.

16.6         Exclusions and Conditions of Liability. Seller’s obligation to indemnify and hold harmless Purchasers or EPCOS Portugal under Section 16.1 shall be subject to the following conditions:

(i)            [intentionally left blank]

(ii)           If and to the extent that German Purchaser or Purchaser II with respect to EPCOS Portugal is entitled to any benefits by refund, set-off or reduction of Taxes as the result of an adjustment or payment giving rise to a claim for indemnification against Taxes, then the corresponding economic benefit (in the case of future benefits calculated as the present value (Barwert)) shall reduce the claim for indemnification against any such Tax. This shall in particular but without limitation apply to any Tax benefits after the Closing Date resulting from the lengthening of any amortization or depreciation periods, higher depreciation allowances or carry forwards of losses or deductions.

(iii)          Seller shall not be held liable for any Taxes attributable to taxable periods ending on or prior to the Closing Date resulting from (a) any change in the accounting and taxation principles or practices of Purchasers or EPCOS Portugal (including methods of submitting tax returns) introduced after the Closing Date (except for changes forced by mandatory law) or (b) the failure after the Closing Date by EPCOS Portugal, Purchasers or Purchasers’ Affiliates to satisfy any requirements or conditions set forth in the Investment Contracts, provided that such failure was not originated by any own failures or non-compliances by Seller or EPCOS Portugal with their obligation hereunder on or prior to the Closing Date.

(iv)          The Parties understand that the sensitive co-operation with the Tax Authorities is of great importance for the treatment of any Tax duties related to the Investment Contracts and the preservation of the existing net operating losses of EPCOS Portugal in light of the change-of-control transaction. Purchasers and Sellers shall both work in good faith to cooperate with the Tax Authorities in an appropriate and professional manner, including any necessary filings prior to Closing.

(v)           The Purchasers and EPCOS Portugal complied in all material respects with the procedures set forth in Section 16.3, 16.4 and 16.5, unless such non-compliance has not limited or prejudiced Seller’s options to avoid or mitigate the damages in any material respect.

16.7         Tax Refunds. Seller shall be entitled to any refunds (Erstattungen) of Taxes received by the Purchasers or EPCOS Portugal (including, for the avoidance of doubt, refunds of VAT) to the extent such refunds are (a) attributable to any taxable period ending on or prior to the Closing Date and (b) in excess of any Tax refunds included in the Net Working Capital. Section 16.6 (ii) shall apply accordingly.

16.8         German VAT. The Parties are of the joint opinion that the sale of the German Tantalum Business is not a sale of a whole business (Geschäftsveräusserung im Ganzen) within the meaning of the German VAT Act (Umsatzsteuergesetz - UStG) and that therefore the Asset Purchase Price (as defined in Section 9.2 of this Agreement above) is subject to German value added tax (“German VAT”; Umsatzsteuer - USt). If the transfer of certain assets of the German Tantalum Business is or is deemed to be tax-exempt the Parties agree that Seller shall opt for VAT. German Purchaser shall therefore pay German VAT at the applicable rate in addition to the Asset Purchase Price against a proper invoice providing the German Purchaser with an imputation VAT credit (Vorsteuerabzug) pursuant to the UStG. In the event that the competent Tax Authority of the Seller qualifies the sale of assets hereunder as a sale of a whole business within the meaning of Section 1 para. 1a UStG, the Purchase Price shall be reduced by the amount of German VAT paid by the German Purchaser thereon, and the Seller is obliged to reimburse the German Purchaser for the amount of German VAT paid by the German Purchaser to the Seller, provided that the German Purchaser will return the original invoice to the Seller and revokes any imputation VAT deducted thereof.

17.          Limitations of Seller’s Liability

17.1         De Minimis Amount; Basket; Cap. No liability shall attach to Seller under this Agreement unless and until (i) an individual claim exceeds EUR 25,000 (Euro twenty-five thousand) (the “De Minimis Amount”) and (ii) the aggregate individual claims under this Agreement exceeding such De Minimis Amount exceed EUR 1,000,000 (Euro one million) (the “Basket”). If the latter threshold is exceeded, Purchaser shall be entitled to payment of the excess only (Freibetrag).

Seller’s aggregate liability under this Agreement for Breaches and indemnities shall in the aggregate not exceed 50% of the Final Purchase Price, which shall for this purpose be increased by any amounts deducted from the calculation of the Final Purchase Price under Section 9.1 through 9.6, such as Net Debt, etc.. This limitation shall not apply to

(i)            any Breaches consisting or arising out of the fact that on the Closing Date, Seller did not hold valid and legal title, free of any Liens, to the EPCOS Portugal Shares, the EPCOS Portugal Shareholder Loans or any of the Fixed Assets and the Inventory;

(ii)           any Breaches in relation to Section 12.1.16 regarding environmental issues; and

(iii)          Seller’s liability under Section 16 (Taxes).

Sellers’ aggregate liability for all Breaches and indemnities taken together shall not exceed the Final Purchase Price, which shall for this purpose be increased by any amounts deducted from the calculation of the Final Purchase Price under Sections 9.1 through 9.6, such as Net Debt, etc. (the limitation of Seller’s liability defined in this subsection collectively the “Cap”).

17.2         Time Limitations. All claims of Purchasers arising under this Agreement shall be time-barred (verjähren) within twenty-one (21) months after the Closing Date, except for claims

(i)            for Breaches relating to Sections 12.1.2.2, 12.1.7 or 12.1.16 which shall be time-barred on the tenth (10th) anniversary of the Closing Date; and

(ii)           under Section 16 (Taxes) which shall be time barred for each Tax with the expiration of six (6) months after the date of the final, non-appealable assessment concerning the respective Tax but in any event on the tenth (10th) anniversary of the Closing Date.

Section 203 German Civil Code shall not apply. Notwithstanding the foregoing, such time limitations shall be suspended (gehemmt) by

(a)           a written notice of the claim by Purchaser to Seller for such period as (y) Seller and Purchasers negotiate in good faith to reach a settlement about the respective claim or (z) Purchasers duly attempt in good faith to resolve any issues underlying the respective claim and keep Seller timely and in reasonable detail informed about such attempts, but under any circumstances not for a period exceeding three (3) years, and

(b)           either Party filing with respect to the respective claim for arbitration, for the period until final resolution of such arbitration.

17.3         Exclusion of Other Claims. The remedies which Purchasers may have against Seller for breach of any obligations set forth in this Agreement and the indemnification claims of Purchasers hereunder shall solely be governed by this Agreement and shall be the exclusive remedies available to Purchasers against any of Seller’s Officers, Directors, shareholders, employees or agents (“Seller’s Indemnitees”). Without limiting the generality of the precedent sentence, any right of Purchasers to lower the Purchase Price (Minderung) or rescind (Rücktritt) from this Agreement other than provided for in this Agreement or to require the winding up of the transaction contemplated hereunder on any other legal basis (e.g. by way of großer Schadenersatz), any claims for breach of pre-contractual obligations (culpa in contrahendo – Sections 311 (2), 280 German Civil Code), or ancillary obligations (positive Forderungsverletzung), except claims for willful deceit (arglistige Täuschung), are hereby expressly excluded and waived by Purchasers. The provisions in this Section 17.3 shall be for the benefit of any Seller’s Indemnitees.

17.4         Completeness of Information. Without prejudice to the validity of any Purchasers’ Claims under this Agreement, Purchasers hereby confirm to Seller, both as a legal stipulation and as a statement of fact (Tatsachenaussage), the following: Prior to entering into this Agreement Purchasers have received from Seller all information regarding the Business (including EPCOS Portugal) which Purchasers in their best judgment have required for a reasonable decision to enter into this Agreement. All questions of Purchasers regarding the legal and economic situation of the Business (including EPCOS Portugal) were answered and there are no outstanding requests for information. The decision of Purchasers to purchase the Business (including EPCOS Portugal) and to enter into this Agreement is not based upon any individual information received from Seller nor on any assumptions regarding the presence or absence of any individual circumstances or individual financial parameters regarding the Business (including EPCOS Portugal), but on independent strategic considerations of Purchasers. Therefore, except for the assertion of any Purchasers’ Claims in accordance with Section 15, Purchasers shall refrain from bringing forward any claim or taking any other legal action against Seller, on any legal ground (other than any Purchasers’ Claims), by which Purchasers’ would contradict any of the confirmations made in this Section 17.4.

18.          Non-compete; Non-solicitation

18.1         Non-compete and Non-Solicitation of Seller. Seller represents and warrants in the form of an independent guarantee irrespective of fault of Seller (selbständiges verschuldensunabhängiges Garantieversprechen - Section 311 BGB) to Purchasers the following:

18.1.1      Non-compete of Seller. During the time period beginning on the Closing Date and ending on the third anniversary of the Closing Date (the “Non-Compete Period”), Seller shall not, and Seller shall cause its Affiliates not to, manage, control or in any manner engage anywhere in the world where the Tantalum Business is operating as of the Closing Date (the “Territory”) (whether as an owner, operator, manager, consultant, advisor, Representative or otherwise), or own any interest in any entity engaging anywhere in the Territory in, directly or indirectly, any endeavor, activity or business which is in competition, in whole or in part, in each case the field of tantalum capacitors, with the Tantalum Business as conducted as of the Closing Date in the Territory; provided that ownership of less than 5% of the outstanding stock of any publicly-traded corporation shall not be deemed to violate this Section 18.1.1 so long as none of Seller or any of its Affiliates member of the Seller’s Group has any active participation in the business of any such corporation. For the avoidance of doubt, the restrictions set forth in this Section 18.1.1 shall not limit Seller and Seller’s Affiliates in any manner to develop, manufacture, market, distribute and/or sell any products, other than tantalum capacitors, which compete or might compete with tantalum capacitors. For the avoidance of doubt, this Section 18.1.1 does not affect Seller’s or any Seller’s Affiliates’ right to fulfill any liability or other obligation vis-à-vis third parties which has not been assumed by Purchasers or Purchasers’ Affiliates under this Agreement.

18.1.2      Non-Solicitation of Seller. During the Non-Compete Period, Seller shall not, and Seller shall not permit any of its Affiliates to, directly or indirectly, (i) solicit, recruit or hire any employees of Purchasers or the Business at any time prior to the Closing Date or during the Non-Compete Period (all such employees, the “Applicable Employees”) or (ii) solicit or encourage any Applicable Employee to leave the employment of Purchasers or the Business, in each case unless agreed otherwise between Seller and Purchasers.

18.2         Non-solicitation of Purchasers. During the Non-Compete Period, Purchasers shall not, and Purchasers shall not permit any of their Affiliates to, directly or indirectly, (i) solicit, recruit or hire any employees of Seller or Seller’s Affiliates with whom Purchasers, Purchasers’ Affiliates or EPCOS Portugal have dealt in the preparation, negotiation, execution or consummation of this Agreement, or (ii) solicit or encourage any such employee to leave the employment of Seller or Seller’s Affiliates, in each case unless agreed otherwise between Seller and Purchasers.

18.3         General Recruitment. The non-solicitation restrictions in Sections 18.1.2 and 18.2 shall not apply to any general recruitment activities of Seller, Seller’s Affiliates, Purchasers,

EPCOS Portugal or Purchasers’ Affiliates, as the case may be, which are not targeted at employees falling under this non-solicitation obligation and to the recruitment of employees who have applied for positions with Seller or Purchasers or EPCOS Portugal, as the case may be, in response to such general recruitment activities.

18.4         No Damaging Actions. No Party shall take any action designated to damage the other Parties’ business, it being understood, however, that this shall not limit a Party to freely compete, within the limits set forth in this Section 18, with its products and services against the other Parties’ products and services.

18A.       Purchasers’ Guarantor

18A.1      Guarantee. Purchasers’ Guarantor hereby irrevocably and unconditionally guarantees on first demand the fulfilment of all obligations of Purchasers under or in connection with this Agreement. This guarantee shall expire on the 10th anniversary of the Closing Date, save for any claims of Seller against Purchasers’ Guarantor hereunder which have been raised by Seller prior to this expiration date in writing.

18A.2     Awareness of Circumstances. If and to the extent that any rights and obligations of Seller or Purchaser under this Agreement are in any way affected by knowledge or other circumstances being satisfied by or applicable to Purchaser, such knowledge or other circumstances shall if satisfied by or applicable to Purchaser’s Guarantor, be deemed to be satisfied by or applicable to Purchaser as well.

19.          Confidentiality and Public Announcements

19.1         Confidentiality Undertaking. Each Party undertakes to treat, and shall procure that its Affiliates and their respective Representatives treat, Proprietary Information strictly confidential and refrain from disclosing it to any third parties, unless such disclosure is explicitly permitted by this Agreement.

19.2         Proprietary Information. “Proprietary Information” shall mean:

(i)            with respect to the confidentiality obligations of either Party: the contents of (a) this Agreement, (b) any related agreements (whether legally binding or not), minutes, term sheets, notes, letters or other documents prepared or executed by Seller, Seller’s Affiliates or their Representatives on the one side and Purchasers, Purchasers’ Affiliates, EPCOS Portugal or their Representatives on the other side, and (c) related discussions and negotiations;

(ii)           with respect to the confidentiality obligations of Seller alone: any information about the Business (including EPCOS Portugal) and any information obtained in connection with the preparation, negotiation, execution or consummation of this

Agreement and the transactions contemplated herein about Purchasers, Purchasers’ Affiliates and their Representatives; and

(iii)          with respect to the confidentiality obligations of Purchasers alone: any information obtained in connection with the preparation, negotiation, execution or consummation of this Agreement and the transactions contemplated herein about Seller, Seller’s Affiliates and their Representatives;

except for information that (a) in the case of items (i), (ii) and (iii) has come into the public domain or (b) in the case of items (ii) and (iii) has been received from an independent source, save in either case where such information has come into the public domain or been received from an independent source following a breach by either Party, its Affiliates or their respective Representatives of any confidentiality obligation owed in this Section 19.

19.3         Consented Disclosures. A Party may disclose Proprietary Information to any third party upon prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed.

19.4         Disclosures to Secondary Recipients. A Party may disclose Proprietary Information to its Affiliates or Representatives (collectively “Secondary Recipients”) only if such Secondary Recipients are either on the basis of law, contract or enforceable rules of conduct subject to confidentiality obligations equivalent to the confidentiality obligations of the disclosing Party under this Section 19. At the other Party’s written request, the disclosing Party shall inform the other Party in writing of (i) the identity (including name or firm name and mail address) of any Secondary Recipient to which the disclosing Party has disclosed Proprietary Information; (ii) the basis, scope and nature of such Secondary Recipient’s confidentiality obligations; and (iii) the Proprietary Information disclosed to the Secondary Recipient. The disclosing Party shall ensure that any Secondary Recipient is aware of the confidential nature of the Proprietary Information and treats the Proprietary Information in accordance with its own confidentiality obligations. If reasonably necessary (in the opinion of the disclosing Party) or upon reasonable request by the other Party, the disclosing Party shall enforce its rights towards the Secondary Recipients. The disclosing Party shall be liable for any losses suffered by the other Party, its Affiliates (including, in the case of Purchasers, EPCOS Portugal) and their Representatives as a result of the disclosure of Proprietary Information to any Secondary Recipient, regardless of any fault of the disclosing Party or the Secondary Recipient.

19.5         Mandatory Disclosures. A Party may disclose Proprietary Information if and to the extent that such disclosure is mandatory pursuant to Applicable Law, governmental or court order, stock exchange regulations or required by any governmental, supervisory or regulatory body (including any body regulating take-overs). Prior to making a mandatory disclosure, the disclosing Party shall inform the other Party in writing of the need to make such disclosure and the circumstances requiring it and the Parties shall discuss and agree in good faith upon defense measure, if any, or other appropriate means to protect the other Party’s interests.

19.6         Termination of Obligations. The obligations of the Parties under Section 19.1 shall terminate on the fifth anniversary of the Closing Date.

19.7         Public Announcements. Subject to Section 19.4 and 19.5, without the written consent of the other Party, neither Party shall make any public announcement regarding this Agreement. Any such public announcement shall be agreed upon beforehand in good faith between the Parties.

20.          Notices

All notices and other communications hereunder shall be made in writing and shall be sent by registered mail or courier to the following addresses:

If to Seller, to:

EPCOS AG

Peter Knoll

St.-Martin-Str. 53

Postfach 80 17 09

81617 München

Germany

Fax No.: +49 (0) 89 636 230 50

with a copy to:

Baker & McKenzie LLP
Florian Kästle

Bethmannstrasse 50 - 54

60311 Frankfurt am Main

Germany

Fax No. +49-69-299 08 108

If to Purchasers, to:

KEMET Corporation

David E. Gable

2835 KEMET Way

Simpsonville, SC 29681

USA

Fax No. +1-864-228-4161

with a copy to:

Kirkland & Ellis LLP
H. Kurt von Moltke, P.C.

200 East Randolph Drive

Chicago, Illinois 60601-6207

USA

Fax No. +1-312-861 2200

or to such other recipients or addresses which may be specified by any Party to the other Parties in the future in writing.

21.          Costs

All costs, including expenses, fees and charges, in connection with the preparation, negotiation, execution and consummation of this Agreement or the performance of the transactions contemplated hereunder, including, without limitation, fees and expenses of professional advisors, shall be borne by the Party commissioning such costs. Notarial fees, stamp duties, locally applicable transfer taxes and similar fees necessary to transfer title to any assets or the EPCOS Portugal Shares to Purchasers as well as fees charged by any Authorities in connection with any clearances under Applicable Laws shall, unless provided otherwise herein, be shared equally by Seller and Purchasers.

22.          Miscellaneous

22.1         Exhibits. All Exhibits to this Agreement constitute an integral part of this Agreement.

22.2         Entire Agreement. Except for any documents executed by either Party with specific reference to this Agreement, this Agreement, including the Exhibits, shall comprise the entire agreement between the Parties concerning the subject matter hereof and shall supersede and replace all prior oral and written declarations of intention made by the Parties in respect thereof.

22.3         Amendments. Any amendments to this Agreement (including amendments to this Section 22.3) are valid only if made in writing, unless another form is required by mandatory law.

22.4         Headings. The headings in this Agreement are inserted for convenience only and shall not affect the interpretation of this Agreement.

22.5         German Terms. Where a German term has been inserted in quotation marks and/or italics, such term alone (and not the English term to which it relates) shall be authoritative for the interpretation of the respective provision.

22.6         Assignment. Without the written consent of the other Parties, no Party shall be entitled to assign any rights or claims (but not any of its obligations) under this Agreement. Purchaser hereby consents to the assignment by Seller of its rights or claims under this Agreement to any financially sound Seller’s Affiliate, taking into account its obligations and potential obligations under this Agreement.

22.7         Consent Requirements. Except where explicitly stated, whenever in this Agreement any action of a Party is subject to the consent of the other Parties, the other Parties must not unreasonably withhold or delay such consent.

22.8         No Rights of Third Parties. This Agreement shall not grant any rights to, and is not intended to operate for, the benefit of any third parties, including EPCOS Portugal.

22.9         Exclusion of Remedies. Except as provided otherwise herein, no Party shall be entitled (i) to set-off (aufrechnen) any rights and claims it may have against any rights or claims any other Party may have under this Agreement, or (ii) to refuse to perform any obligation it may have under this Agreement on the grounds that it has a right of retention (Zurückbehaltungsrecht), unless the rights or claims of the relevant Party claiming a right of set-off (Aufrechnung) or retention (Zurückbehaltung) have been acknowledged (anerkannt) in writing by the relevant other Party or have been confirmed by final decision of a competent court (Gericht) or arbitration court (Schiedsgericht).

22.10       Governing Law. This Agreement shall be governed by, and be construed in accordance with, the laws of the Federal Republic of Germany, without regard to principles of conflicts of laws, except for the second sentence in Section 3.2 providing for the transfer of the EPCOS Portugal Shares, which shall be governed by, and be construed in accordance with, the laws of Portugal.

22.11       Arbitration. All disputes arising under or in connection with this Agreement or its validity shall be finally settled by three (3) arbitrators in accordance with the Arbitration Rules of the German Institution of Arbitration e.V. (DIS) without recourse to the ordinary courts of law. The venue of the arbitration shall be Frankfurt/M.. The language of the arbitration proceedings shall be English.

22.12       Partial Invalidity. In the event that one or more provisions of this Agreement shall, or shall be deemed to, be invalid or unenforceable, the validity and enforceability of the other provisions of this Agreement shall not be affected thereby. In such case, the Parties agree to recognize and give effect to such valid and enforceable provision or provisions which correspond as closely as possible with the commercial intent of the Parties. The same shall apply in the event that this Agreement contains any gaps (Vertragslücken).

22.13       Foreign Currencies. Any currency conversions shall be determined using the European Central Bank (ECB)’s fixing rates as published on the ECB’s website (www.ecb.int) shortly after 2.15 p.m. CET, except as otherwise agreed herein, on the day which is one Business Day prior to the date on which the respective payments become due and payable.

When such rates are not available on such date, Reuters world spot rates (mid rate on page FX=) taken as close as possible to 2.15 p.m. CET shall be used.

EPCOS AG		EPCOS AG
by:		by:

Name:	Dr. Wilfried Backes	Name:	Dr. Werner Faber

Position:	CFO	Position:	COO

Place, Date:		Place, Date:

Signature:		Signature:

KEMET Corporation
by:

Name:	Per-Olof Loof

Position:	CEO
Place, Date:

Signature:

KEMET Electronics GmbH		KEMET Electronics S.A.
by:		by:

Name:	Per-Olof Loof	Name:	Per-Olof Loof

Place, Date:		Place, Date:

Signature:		Signature:

by power of attorney dated November 28, 2005, a copy of which is attached to this Agreement.		by power of attorney dated November 28, 2005, a copy of which is attached to this Agreement.